Execution Version
CONFIDENTIAL
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CAVCO INDUSTRIES, INC.
CAVCO MERGER SUB, INC.,
AMERICAN HOMESTAR CORPORATION
AND
CRAIG REYNOLDS, AS THE SHAREHOLDER REPRESENTATIVE
JULY 14, 2025

Page
1.1    The Merger    2
1.2    Charter Documents; Directors and Officers    2
1.3    Effect of the Merger on the Company and Merger Sub Capital Stock    2
1.4    Closing Statement; Pre-Closing Estimated Merger Consideration.    3
1.5    Closing Payments.    4
1.6    Right to Merger Consideration; Exchange    5
1.7    Working Capital; Closing Adjustment, etc.    6
1.8    The Closing    9
1.9    Deliveries at Closing.    9
1.10    Tax Treatment of Transaction and Tax Withholding    10
1.11    Further Assurances    10
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY    10
2.1    Organization and Good Standing    11
2.2    Subsidiaries    11
2.3    Power, Authorization and Validity    11
2.4    Capitalization of the Company    12
2.5    No Conflict; Required Consents    13
2.6    Litigation    14
2.7    Taxes    14
2.8    Related Party Transactions    18
2.9    Company Financial Statements    18
2.10    Title to Properties    19
2.11    Absence of Certain Changes    19
2.12    Company Material Contracts    22
2.13    No Restrictions    22
2.14    Intellectual Property    23
2.15    Privacy and Data Protection    28
2.16    Compliance with Laws    30
2.17    Employees, ERISA and Other Compliance    30
2.18    Real Property    34
2.19    Books and Records; Bank Accounts    35
2.20    Insurance; Insurance Business    35
2.21    Environmental Matters    37
2.22    Customers and Suppliers    38
i

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2.23    Government Contracting    39
2.24    Anti-Money Laundering Laws    39
2.25    Product Liability; Product Warranties    40
2.26    Anti-Corruption and Anti-Bribery Laws    40
2.27    No Brokers    41
2.28    PPP Loan    41
2.29    Information Statement    41
2.30    Non-reliance    41
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB    42
3.1    Organization and Good Standing    42
3.2    Power, Authorization and Validity    42
3.3    No Conflict; Required Consents and Approvals    42
3.4    Merger Sub    43
3.5    No Brokers    43
3.6    Investment    43
3.7    Purchaser’s Investigation and Non-Reliance    43
3.8    R&W Insurance Policy    43
ARTICLE IV COMPANY COVENANTS    44
4.1    Conduct of Business    44
4.2    Approval of Company Shareholders    46
4.3    Consents; Terminations; Modifications; Company Shareholder Obligations    47
4.4    Litigation    48
4.5    No Other Negotiations    48
4.6    Access to Information    49
4.7    Satisfaction of Conditions Precedent    49
4.8    Termination of Certain Company Benefit Arrangements    49
4.9    Transaction Expenses    50
4.10    Corporate Matters    50
4.11    Inventory    50
4.12    Company Stock Plan Cancellation    50
4.13    Litigation Assignment    50
4.14    Distribution    51
ARTICLE V PURCHASER AND MERGER SUB COVENANTS    51
5.1    Satisfaction of Conditions Precedent    51
5.2    R&W Insurance Policy    51

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Page
5.3    WARN Act    51
5.4    Indemnification of Directors and Officers.    51
ARTICLE VI CONDITIONS TO CLOSING OF THE MERGER    52
6.1    Conditions to Each Party’s Obligation to Effect the Merger    52
6.2    Additional Conditions to Obligations of Purchaser and Merger Sub    52
6.3    Additional Conditions to Obligations of the Company    55
ARTICLE VII TERMINATION OF AGREEMENT    55
7.1    Termination by Mutual Consent    55
7.2    Unilateral Termination    55
7.3    Effect of Termination    56
ARTICLE VIII INDEMNIFICATION; SURVIVAL    57
8.1    Indemnification of Purchaser Indemnified Parties    57
8.2    Limitations on Recovery    57
8.3    Survival    59
8.4    Notice and Resolution of Claims    60
8.5    Defense and Settlement of Third-Party Claims    61
8.6    Manner of Payment    62
8.7    Disbursements from Indemnification Escrow Account and Losses Escrow Account    62
8.8    Tax Consequences of Indemnification Payments    63
8.9    No Right of Contribution    63
8.10    Exclusive Remedy    63
8.11    Appointment of the Shareholder Representative    63
ARTICLE IX TAX MATTERS AND REGULATORY APPROVALS    67
9.1    Tax Returns    67
9.2    Cooperation    67
9.3    Tax Audits    67
9.4    Transfer Taxes    68
9.5    Straddle Period    68
9.6    Post-Closing Tax Covenants    68
9.7    Regulatory Approvals    68
ARTICLE X MISCELLANEOUS    70
10.1    Governing Law; Jurisdiction; Venue    70
10.2    Assignment    70
10.3    Severability    71
10.4    Counterparts    71

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Page
10.5    Other Remedies    71
10.6    Amendments and Waivers    71
10.7    Expenses    72
10.8    Notices    72
10.9    WAIVER OF JURY TRIAL    73
10.10    Interpretation; Rules of Construction    73
10.11    Agreement Binding on the Parties; Third-Party Beneficiary Rights    74
10.12    Public Announcement    74
10.13    Confidentiality    74
10.14    Entire Agreement    74
10.15    A Legal Representation; Attorney-Client Privilege    75
10.16    Non-Reliance    75
10.17    Non-Recourse    76

1608849902.12

TABLE OF ANNEXES, EXHIBITS AND SCHEDULES
ANNEXES AND EXHIBITS
Annex A    Certain Definitions
Exhibit A    Form of Restrictive Covenant Agreement
Exhibit B    Form of Written Consent
Exhibit C    Form of Key Employee PIIA
Exhibit D     Form of Key Employee Offer Letter
Exhibit E     Form of Restricted Share Acknowledgement and Release Agreement
Exhibit F-1    Form of Compensation Acknowledgement and Release Agreement (Transaction-Related Payment Recipients)
Exhibit F-2    Form of Compensation Acknowledgement and Release Agreement (Grossup Recipient)
Exhibit G    Form of Texas Certificate of Merger
Exhibit H    Form of Delaware Certificate of Merger
Exhibit I    Form of Exchange Agent Agreement
Exhibit J    Form of Letter of Transmittal
Exhibit K    Form of FIRPTA Certificate
Exhibit L    Disclosure Schedule
Exhibit M    Form of Escrow Agreement
Exhibit N    R&W Insurance Policy Binder
Exhibit O    Form of Moamco Purchase Agreement
SCHEDULES
Schedule 1D    Major Shareholders
Schedule 1F    Restricted Shareholders
Schedule 1.4    Closing Statement Information
Schedule 10.1A    Form Merger Consideration Calculation Statement
Schedule 10.1B    Form Indebtedness Calculation Statement
Schedule 10.1C    Form Transaction-Related Payment Statement
Schedule 10.1D    Form Transaction Expenses Statement
Schedule 10.1E    Form Working Capital Statement
Schedule 10.1F    Form Peg Account Balances Statement
Schedule 10.5    Restricted Cash Accounts
Schedule A    Selected Losses

v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 14, 2025 (the “Agreement Date”) by and among Cavco Industries, Inc., a Delaware corporation (“Purchaser”), Cavco Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), American Homestar Corporation, a Texas corporation (the “Company”), and Craig Reynolds, an individual, solely in his capacity as representative of the securityholders of the Company for certain purposes described in this Agreement (the “Shareholder Representative”). Unless the context otherwise requires, references herein to the “Parties” means Purchaser, Merger Sub, the Company and the Shareholder Representative. Certain capitalized terms used herein have the meanings set forth in Annex A to this Agreement.
RECITALS
A.The Parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”), and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and the Texas Business Organizations Code (as amended, the “TBOC”).
B.The boards of directors of each of Purchaser and Merger Sub have (i) determined that it is in the best interests of their respective companies and securityholders, and have unanimously approved and declared advisable, the Merger on the terms and subject to the conditions set forth in this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, including the Merger, in each case in accordance with the DGCL.
C.The board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and the Company Shareholders, and has unanimously approved and declared advisable, the Merger on the terms and subject to the conditions set forth in this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, including the Merger, and (iii) unanimously recommended the adoption of this Agreement by the Company Shareholders, in each case in accordance with the TBOC.
D.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each Company Shareholder set forth on Schedule 1D (the “Major Shareholders”) is executing and delivering to Purchaser (i) a consent, restrictive covenant and release agreement in substantially the form attached hereto as Exhibit A (each, a “Restrictive Covenant Agreement”), and (ii) a written consent in the form attached hereto as Exhibit B (the “Written Consent”) constituting the Shareholder Approval.
E.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each of the Key Employees has executed and delivered to Purchaser (i) a Confidentiality, Restrictive Covenant and Invention Assignment Agreement with the Company in the form attached hereto as Exhibit C (each, a “Key Employee PIIA”), and (ii) an offer letter with the Company that contemplates the terms on which such Key Employee will be an employee of the Company after Closing, in substantially the form attached hereto as Exhibit D (each, a “Key Employee Offer Letter”), such agreements to be effective as of the Effective Time.
F.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each holder of issued and outstanding shares of Company Restricted Shares set forth on Schedule 1F (the “Restricted Shareholders”) has executed and delivered a restricted shares acknowledgement and release agreement in the form attached hereto as Exhibit E (each, a “Restricted Share Acknowledgement and Release Agreement”), such agreements to be effective as of the Effective Time.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I

THE MERGER
1.1The Merger. On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing (a) a certificate of merger, in substantially the form attached hereto as Exhibit G (the “Texas Certificate of Merger”), with the Secretary of State of the State of Texas in accordance with the TBOC, and (b) a certificate of merger, in substantially the form attached hereto as Exhibit H (the “Delaware Certificate of Merger”, and together with the Texas Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL. The time of such filing and acceptance by the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Purchaser and the Company prior to the Closing and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time.” At the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and shall be a Texas corporation (the “Surviving Corporation”). The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the TBOC and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities, restrictions and duties of each of the Company and Merger Sub shall attach to and become the Liabilities, restrictions and duties of the Surviving Corporation.
1.2Charter Documents; Directors and Officers. Unless otherwise agreed in writing by Purchaser and the Company prior to the Effective Time:
(a)at the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and the bylaws of Merger Sub (except that the name of the Surviving Corporation shall not be changed from that of the Company), as in effect immediately prior to the Effective Time; and
(b)the directors and officers, respectively, of Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the directors and officers, respectively, of the Surviving Corporation, to hold office until their respective successors are duly appointed or elected and qualified, as applicable, or their earlier death, resignation or removal.
1.3Effect of the Merger on the Company and Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, any Company Shareholder or any other Person:
(a)each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.00001 par value per share, of the Surviving Corporation, and such share of Surviving Corporation common stock shall be the only share of capital stock of the Surviving Corporation that is issued and outstanding immediately after the Effective Time;
(b)each share of Company Capital Stock held in the Company’s treasury or owned by the Company, Purchaser or any Subsidiary of the Company or Purchaser immediately prior to the Effective Time shall be cancelled and extinguished without consideration or conversion;

(c)each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled pursuant to Section 1.3(b) and Dissenting Shares) will be converted into the right to receive the Closing Common Stock Per Share Merger Consideration, plus any amount payable with respect to such share of Company Common Stock pursuant to Section 1.7, plus any amount payable with respect to such share of Company Common Stock upon distribution of the Adjustment Escrow Amount, if any, and the Indemnification Escrow Amount, if any, the Losses Escrow Amount, if any, and the Shareholder Representative Expense Fund, if any, in each case, subject to any applicable Tax withholding pursuant to Section 1.10, and will automatically be cancelled and retired and will cease to exist;
(d)each Company Restricted Share issued and outstanding immediately prior to the Effective Time shall vest in full and the restrictions thereon shall lapse and shall be treated as Company Common Stock in accordance with Section 1.3(c); and
(e)notwithstanding the foregoing, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and is held by a Person who, in accordance with Section 10.354 of the TBOC, (i) has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights (whether before or after the Agreement Date), and (ii) has properly demanded appraisal of such share of Company Capital Stock and not effectively withdrawn, lost or failed to perfect their rights to appraisal, will not, at the Effective Time, be converted into the right to receive any portion of the Estimated Merger Consideration and instead will be cancelled and retired and shall cease to exist and shall represent only the right to receive payment from the Surviving Corporation with respect thereto as provided by the TBOC, unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the TBOC, in which case such share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with ARTICLE I, without interest, in accordance with this Agreement, the Closing Common Stock Payment payable to such Company Shareholder and other payments contemplated by Section 1.3(c) and this Agreement, if any. From and after the Effective Time, no Company Shareholder who has demanded appraisal rights will be entitled to vote his, her or its shares of Company Capital Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares (except dividends or other distributions payable to Company Shareholders of record at a date prior to the Effective Time).
1.4Closing Statement; Pre-Closing Estimated Merger Consideration.
(a)No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Closing Statement”) setting forth (i) the Company’s good faith estimate of (A) the Working Capital (including each component item thereof as included and set forth in the Form Working Capital Statement) (the “Estimated Working Capital”) and the amount, if any, by which such Estimated Working Capital is greater than or less than the Target Working Capital, (B) the Closing Indebtedness (including each component item thereof as included and set forth in the Form Indebtedness Calculation Statement) (the “Estimated Indebtedness”), (C) the Aggregate Transaction-Related Payments Amount (including each component item thereof as included and set forth in the Form Transaction-Related Payment Statement) (the “Estimated Aggregate Transaction-Related Payments Amount”), together with wire instructions for each such Person, (D) the Transaction Expenses and the amounts owed to each recipient thereof (including each component item thereof as included and set forth in the Form Transaction Expenses Statement) (the “Estimated Transaction Expenses”), together with wire instructions for each such Person, (E) the estimated Closing Cash (the “Estimated Cash”), (F) the estimated Peg Account Balances (the “Estimated Peg Account Balances”) (including each component item thereof as included and set forth in the Form Peg Account Balances Statement) and (G) the resulting Estimated Merger Consideration (including each component item thereof as included and set forth in the Form Merger Consideration Calculation Statement); (ii) a spreadsheet containing the information set forth in Schedule 1.4 attached hereto; and (iii) a certificate, duly executed on behalf of the Company by the Company’s chief financial officer, certifying that all of calculations and information included therein are a good faith estimate as of the Closing. The accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies used in preparation of the Closing Statement will be GAAP and, to the extent consistent with GAAP, using the same methodologies, principles and practices employed in the preparation of the June 28, 2024 audited Company Financial Statements; provided, that (1) with respect to the calculation of Estimated Working Capital, such methodologies, principles and practices shall be modified and consistent with those used in determination of the amounts presented on the Form Working Capital Statement and those used in determination of the Target Working Capital and (2) the calculation of Inventory shall be determined in accordance with the Form Inventory Methodology Statement (collectively, the “Agreed Accounting Principles”). The Company shall deliver to Purchaser supporting calculations and documentation of such calculations, in reasonable detail, concurrently with the delivery of the Closing Statement. Purchaser shall be entitled to rely on the information contained in the Closing Statement for all purposes hereunder and otherwise in connection with the Merger.
(b)Following the Company’s delivery of the Closing Statement, but prior to the Closing, Purchaser shall have the right to review the Closing Statement. The Company shall, and shall cause its Representatives to, subject to the Access Limitations, reasonably cooperate with Purchaser and its accountants in connection with its review of the Closing Statement. Such cooperation includes: (i) providing Purchaser with reasonable access to management employees of the Company upon reasonable notice and during normal business hours who are knowledgeable about the information contained in, and the preparation of, the Closing Statement (ii) providing all books, records and other information reasonably requested by Purchaser and its accountants in connection with the foregoing (subject to the execution of any requested release letters), and (iii) providing additional supporting calculations and documentation of such calculations, in reasonable detail, requested by Purchaser. The Company shall in good faith consider and attempt to resolve any of Purchaser’s comments, questions or objections regarding the Closing Statement; provided, that if Purchaser and the Company are unable to resolve such differences at least one (1) Business Day prior to the Closing, the amounts reflected in the Closing Statement as provided by the Company to Purchaser pursuant to the first sentence of Section 1.4(a) (with such revisions as may have been agreed to in writing between Purchaser and the Company) shall be used for purposes of calculating the Estimated Merger Consideration to be paid on the Closing Date. For the avoidance of doubt, Purchaser’s failure to comment on the Closing Statement as provided in the foregoing sentence shall not waive, or otherwise affect, the Closing Adjustment procedures set forth in Section 1.7.
(c)The portion of the Estimated Merger Consideration each holder of Company Common Stock will be entitled to receive at the Closing in respect of his, her or its shares of Company Common Stock (the “Closing Common Stock Payments”) will be set forth on the Closing Statement and equal the product of (i) the Closing Common Stock Per Share Merger Consideration multiplied by (ii) the number of shares of Company Common Stock held by such Company Shareholder immediately prior to the Effective Time that were converted in accordance with Section 1.3(c).
1.5Closing Payments.
(a)At the Closing, Purchaser will, or will cause Merger Sub to, deposit with the Exchange Agent the aggregate Closing Common Stock Payment payable to the Company Shareholders as set forth in the Closing Statement by wire transfer of immediately available funds to the account designated by the Exchange Agent; provided, however, with respect to holders of Company Restricted Shares, such Closing Common Stock Payments shall be instead be disbursed in accordance with the Alternative Payment Procedure.
(b)At the Closing, Purchaser will, or will cause Merger Sub to, deliver the Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Adjustment Escrow Account to secure any Shortfall Amount owed to Purchaser pursuant to Section 1.7.
(c)At the Closing, Purchaser will, or will cause Merger Sub to, deliver the Indemnification Escrow Amount and the Losses Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Indemnification Escrow Account to secure any indemnification obligations of the Company Indemnifying Parties pursuant to Section 8.1.
(d)At the Closing, Purchaser will pay, or will cause Merger Sub to pay, on behalf of the Company Group, all amounts required to be paid under the Payoff Letters delivered pursuant to Section 6.2(w) in order to fully discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such Payoff Letters and the Closing Statement.
(e)At the Closing, Purchaser will pay, or will cause Merger Sub to pay, to the account of the Surviving Corporation, for the benefit of and further payment by the Surviving Corporation to the Transaction-Related Payments Recipients, an amount equal to the Aggregate Transaction-Related Payments Amount, as set forth on the Closing Statement and the Compensation Acknowledgement and Release Agreements. On the next regularly scheduled payroll date of the Surviving Corporation, the Surviving Corporation will distribute to the Transaction-Related Payments Recipients their respective Transaction-Related Payments, subject to any applicable Tax withholding pursuant to Section 1.10.
(f)At the Closing, Purchaser will pay, or will cause Merger Sub to pay, on behalf of the Company and its Subsidiaries, all Transaction Expenses to such Persons as they are owed by wire transfer of immediately available funds to the accounts set forth in the Closing Statement.
(g)At Closing Purchaser will, or will cause Merger Sub to, deliver the Shareholder Representative Expense Amount to the Shareholder Rep Escrow Agent by wire transfer of immediately available funds to the Shareholder Representative Expense Escrow Account for use by the Shareholder Representative in accordance with Section 8.11.
1.6Right to Merger Consideration; Exchange.
(a)In accordance with the exchange agent agreement to be dated as of the Closing Date and substantially in the form attached hereto as Exhibit I (the “Exchange Agent Agreement”), the Exchange Agent will act as Purchaser’s agent in delivering to each Company Shareholder his, her or its respective Closing Common Stock Payment, as well as any amounts owed to such Company Shareholder pursuant to Section 1.7 or upon release of any funds from the Adjustment Escrow Account, Indemnification Escrow Account, Losses Escrow Account, and the Shareholder Representative Expense Fund, if and as applicable.
(b)At or after the Effective Time, upon surrender of Certificates and delivery by a Company Shareholder of a duly executed letter of transmittal substantially in the form of Exhibit J (the “Letter of Transmittal”) to the Exchange Agent, (i) the Exchange Agent will pay each such Company Shareholder the Closing Common Stock Payment to which such Company Shareholder is entitled under Section 1.4(c), (ii) each Company Shareholder will be irrevocably entitled to receive the portion of any amount payable under Section 1.7 with respect to the shares of Company Common Stock held by such Company Shareholder immediately prior to the Effective Time, if any, and (iii) each Company Shareholder will be irrevocably entitled to receive any amount released to the Company Shareholders from the Adjustment Escrow Amount, the Indemnification Escrow Amount, the Losses Escrow Account, or Shareholder Representative Expense Fund, if any. The portion of the Estimated Merger Consideration payable to a Company Shareholder will be made by wire transfer of immediately available funds to an account designated in writing by such Company Shareholder in the Letter of Transmittal and, unless, to the extent permitted by the Letter of Transmittal, alternative arrangements are specified by such holder in the Letter of Transmittal; provided, however, with respect to holders of Company Restricted Shares, such Closing Common Stock Payments shall be paid in accordance with the Alternative Payment Procedure. Each Company Shareholder that makes the deliveries to the Exchange Agent required by this Agreement, the Letter of Transmittal and any additional items required by the Exchange Agent Agreement prior to the Closing Date will be paid his, her or its Closing Common Stock Payment on the same Business Day as the Effective Time. Each such Company Shareholder that makes the deliveries to the Exchange Agent required by this Agreement, the Letter of Transmittal and the Exchange Agent Agreement thereafter will be paid his, her or its Closing Common Stock Payment as soon as possible after delivery thereof is made (but in any event no later than five (5) Business Days after the date such delivery thereof is made).
(c)If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Company Shareholder claiming that a Certificate has been lost, stolen or destroyed and, if required by Purchaser, the delivery of such indemnity by such Company Shareholder (substantially in the form attached to the Letter of Transmittal), the Exchange Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate or instrument representing shares of Company Capital Stock the proper amount of the Estimated Merger Consideration to which they are entitled hereunder, subject to the other deliveries required by this Section 1.6.
(d)At any time that is more than (i) one (1) year after the Effective Time with respect to the Closing Common Stock Payments, and (ii) six (6) months following the payment of a given amount with respect to any other payment deposited with the Exchange Agent, Purchaser may cause the Exchange Agent to pay over to the Surviving Corporation any portion of the Closing Common Stock Payments (including any earnings thereon) that had been delivered to the Exchange Agent and that has not been disbursed to the Company Shareholders as of such time (other than any amounts then subject to dispute). After the Exchange Agent makes such payments to the Surviving Corporation, all former Company Shareholders will be entitled to look only to the Surviving Corporation (subject to any applicable abandoned property, escheat and other similar Law) as general creditors thereof with respect to the cash payable upon surrender of their Certificates pursuant to this Agreement, and the Exchange Agent will have no further obligation under this Section 1.6 in its capacity as such. None of the Surviving Corporation, Purchaser, Merger Sub, the Shareholder Representative or the Exchange Agent will be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar Law. Any Final Merger Consideration remaining undistributed to Company Shareholders immediately prior to such time as such Final Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of all claims or interest of any Person previously entitled thereto.
(e)At the Effective Time, holders of shares of Company Capital Stock as of immediately prior to the Effective Time shall cease to have any rights as Company Shareholders, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.
1.7Working Capital; Closing Adjustment, etc.
(a)As soon as reasonably practicable following the Closing Date, but in no event later than ninety (90) calendar days thereafter, Purchaser shall cause to be prepared and delivered to the Shareholder Representative a statement setting forth Purchaser’s good faith calculation (the “Initial Calculation”) of the Final Merger Consideration (setting forth each component item thereof as included and set forth in the Form Merger Consideration Calculation Statement), including Purchaser’s calculations of (i) the Working Capital (including each component item thereof as included and set forth in the Form Working Capital Statement) and the amount, if any, by such Working Capital is greater than or less than the Estimated Working Capital set forth in the Closing Statement, (ii) the Closing Indebtedness (including each component item thereof as included and set forth in the Form Indebtedness Calculation Statement) and any differences between such amount and the Estimated Indebtedness set forth in the Closing Statement, (iii) the Aggregate Transaction-Related Payments Amount (including each component item thereof as included and set forth in the Form Transaction-Related Payment Statement) and any differences between such amount and the Estimated Aggregate Transaction-Related Payments Amount set forth in the Closing Statement, (iv) the Transaction Expenses (including each component item thereof as included and set forth in the Form Transaction Expenses Statement) and the amounts owned to each recipient thereof and any differences between such amounts and the Estimated Transaction Expenses set forth in the Closing Statement, (v) the Closing Cash, and any differences between such amount and the Estimated Cash set forth in the Closing Statement, (vi) the Peg Account Balances (including each component item thereof as set forth in the Form Peg Account Balances Statement) and any differences between such amount and the Estimated Peg Account Balances set forth in the Closing Statement, and (vii) (A) the Final Merger Consideration resulting from the foregoing calculations, minus (B) the Estimated Merger Consideration, (such amount a finally determined in accordance with this Section 1.7 (the “Closing Adjustment”)). All amounts set forth on the Initial Calculation shall be determined in accordance with the Agreed Accounting Principles. If Purchaser fails to timely deliver the Initial Calculation in accordance with the first sentence of this Section 1.7(a) within such ninety (90)-day period and Shareholder Representative delivers a written notice to Purchaser of such failure, then Purchaser shall have fifteen (15) days following the delivery of such notice to deliver the Initial Calculation (such fifteen (15) day period beginning on the delivery of written notice of Shareholder Representative, the “Initial

Calculation Cure Period”). If Purchaser does not deliver the Initial Calculation within the Initial Calculation Cure Period, then the Shareholder Representative shall have the right, at its election, to (1) determine that the Estimated Closing Statement delivered by the Company at Closing shall be deemed for all purposes hereunder to reflect the final calculation of the Final Merger Consideration, and such determination shall be binding on Purchaser with Purchaser having no further rights to object or require adjustments thereto, or (2) prepare an Initial Calculation and deliver it to Purchaser no later than one hundred twenty (120) calendar days after the Closing Date, in which case (x) the review, dispute resolution and adjustment payment provisions set forth in this Section 1.7(a) and Section 1.7(b) shall apply to Purchaser in the same manner in which they would have applied to the Shareholder Representative if Purchaser had delivered a timely and complete Initial Calculation, mutatis mutandis, and (y) Purchaser shall provide the Shareholder Representative and its Representatives access to information that the Shareholder Representative reasonably requests for it to prepare such Initial Calculation, subject to the Access Limitations; provided, that, in the event the Access Limitations prevent the Shareholder Representative from accessing the Company Group’s Books and Records necessary to prepare the Closing Adjustment, the 120 day period shall be tolled until such time as the Company Group obtains access to the same.
(b)If the Shareholder Representative disagrees in whole or in part with the Initial Calculation, then within thirty (30) calendar days after its receipt of the Initial Calculation, the Shareholder Representative shall notify Purchaser of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement. During such thirty (30) calendar day period, Purchaser shall provide the Shareholder Representative and its Representatives access to information that the Shareholder Representative reasonably requests that Purchaser used to prepare the Initial Calculation, subject to the Access Limitations. Any such Notice of Disagreement shall include a copy of the Initial Calculation, marked to indicate those specific line items that are in dispute (the “Disputed Line Items”), and shall be accompanied by the Shareholder Representative’s calculation of each of the Disputed Line Items and the Shareholder Representative’s revised calculation of the Final Merger Consideration and the components of each of Working Capital, the Closing Indebtedness the Aggregate Transaction-Related Payments Amount, Transaction Expenses, Closing Cash, and/or the Peg Account Balances as applicable, and the resulting revised Closing Adjustment, it being understood that all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder. In the event that the Shareholder Representative does not provide a Notice of Disagreement within such thirty (30) calendar day period, the Shareholder Representative shall be deemed to have accepted in full the Initial Calculation as prepared by Purchaser, which shall be final, binding and conclusive on Purchaser, the Company Shareholders for all purposes hereunder. In the event that the Shareholder Representative does provide a Notice of Disagreement within such thirty (30) calendar day period, all Disputed Line Items shall be resolved as provided below. Purchaser and the Shareholder Representative shall use reasonable efforts for a period of thirty (30) calendar days following the delivery of the Notice of Disagreement (or such longer period as they may mutually agree in writing) to resolve any Disputed Line Items. If, at the end of such thirty (30) calendar day period (or such longer period as mutually agreed to, if applicable), Purchaser and the Shareholder Representative are unable to resolve such Disputed Line Items, then Deloitte & Touche LLP, Phoenix, Arizona or, failing their willingness to so serve, such other independent certified public accounting firm of recognized national standing as may be mutually selected in writing by Purchaser and the Shareholder Representative (the “Settlement Accountant”), shall resolve any remaining Disputed Line Items in the manner provided below. Purchaser and the Shareholder Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountant under this Section 1.7(b). Purchaser and the Shareholder Representative shall use their commercially reasonable efforts to cause the Settlement Accountant to: (i) determine, as promptly as practicable, whether and to what extent (if any) the Working Capital, the Closing Indebtedness, the Aggregate Transaction-Related Payments Amount, Transaction Expenses, Closing Cash and/or the Peg Account Balances, and the resulting corresponding calculation of the Final Merger Consideration and the Closing Adjustment, as applicable, requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted, except to the extent that any adjustment to a Disputed Line Item requires a corresponding adjustment to an item which is not a Disputed Line Item; and (ii) issue a written report as to the foregoing and the resolution of each Disputed Line Item, which report shall be accompanied by a certification by the Settlement Accountant to the effect that the Settlement Accountant’s determination was reached in accordance with the definitions as provided in this Agreement. The Settlement Accountant shall choose one of the Parties’ positions with respect to each specific Disputed Line Item, based solely on written submissions by Purchaser and the Shareholder Representative (or by in-person or telephonic conferences if mutually agreed to by Purchaser, the Shareholder Representative and the Settlement Accountant) and not by independent review, and neither Purchaser nor the Shareholder Representative shall have any ex parte conversations or meetings with the Settlement Accountant without the prior written consent of the Shareholder Representative (in the case of Purchaser) and Purchaser (in the case of the Shareholder Representative). Purchaser and the Shareholder Representative shall each furnish to the Settlement Accountant such work papers and other documents and information relating to their respective calculations of the Working Capital, the Closing Indebtedness, the Aggregate Transaction-Related Payments Amount, Transaction Expenses, Closing Cash, and/or the Peg Account Balances, as applicable, and the resulting revised Closing Adjustment and Final Merger Consideration, and shall answer questions, as the Settlement Accountant may reasonably request; provided, however, neither Purchaser nor Shareholder Representative shall be required to provide access to information that would violate the Access Limitations. The determination of the Settlement Accountant (acting as an expert and not an arbitrator) shall be final, binding and conclusive on the Parties (absent manifest arithmetical error) and enforceable in accordance with Section 10.1. The date on which the Working Capital, the Closing Indebtedness, the Aggregate Transaction-Related Payments Amount, Transaction Expenses, Closing Cash, and/or the Peg Account Balances and resulting Closing Adjustment and Final Merger Consideration, are finally determined pursuant to Section 1.7(b), are agreed upon (or deemed agreed upon) by Purchaser and the Shareholder Representative pursuant to Section 1.7(b) or are determined by the Settlement Accountant in accordance with Section 1.7(b) is referred to as the “Determination Date.”
(c)The fees and expenses of the Settlement Accountant shall be paid by Purchaser, on the one hand, and the Shareholder Representative (on behalf of the Company Shareholders), on the other hand, based on the inverse of the percentage that the amounts that the Settlement Accountant determines in such Party’s favor bears to the aggregate amount of the total Disputed Line Items (for example, should the aggregate amounts in dispute with respect to each Disputed Line Item total $1,000 and the Settlement Accountant awards $600 in favor of the Shareholder Representative’s position, sixty percent (60%) of the fees and expenses of the Settlement Accountant’s review would be paid by Purchaser and forty percent (40%) of the Settlement Accountant’s fees and expenses would be paid by the Shareholder Representative (on behalf of the Company Shareholders)). Each of Purchaser, on the one hand, and the Shareholder Representative (on behalf of the Company Shareholders), on the other hand, shall be responsible for their own respective costs and expenses incurred in connection with this Section 1.7 (including any amount such Party is required to pay the Settlement Accountant). Each of the Parties agree not to, and shall cause none of their Affiliates to, engage the Settlement Accountant or any of its Affiliates to perform any new services other than as Settlement Accountant pursuant hereto until the calculation of the Closing Adjustment has been finally determined pursuant hereto.
(d)If the Closing Adjustment, as finally determined pursuant to this Section 1.7, is a positive number then, within five (5) Business Days following the Determination Date, (i) Purchaser shall pay an amount equal to the Closing Adjustment less any portion of the Closing Adjustment to be paid to Company Shareholders that are holders of Company Restricted Shares to the Exchange Agent, which shall cause such amount to be distributed to the Company Shareholders in an amount equal to each Company Shareholder’s Pro Rata Share, and pay the amount of the Closing Adjustment due to Company Shareholders that are holders of Company Restricted Shares pursuant to the Alternative Payment Procedure, and (ii) the Shareholder Representative and Purchaser shall provide a joint written instruction to the Escrow Agent to deliver the Adjustment Escrow Amount to the Exchange Agent, by wire transfer of immediately available funds to an account designated in writing by the Exchange Agent. Upon receipt of the Adjustment Escrow Amount, the Exchange Agent shall distribute such funds to the Company Shareholders in accordance with their Pro Rata Share; provided, however, with respect to Company Shareholders that are holders of Company Restricted Shares, such Company Shareholders’ Pro Rata Share of the Adjustment Escrow Amount shall be disbursed pursuant to the Alternative Payment Procedure.
(e)If the Closing Adjustment, as finally determined pursuant to this Section 1.7, is a negative number, then, within five (5) Business Days following the Determination Date, the Shareholder Representative and Purchaser shall provide a joint written instruction to the Escrow Agent to (i) deliver from the Adjustment Escrow Account to Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser, an amount equal to the absolute value of the Closing Adjustment (the “Shortfall Amount”) and (ii) deliver any funds remaining in the Adjustment Escrow Account following payment of such Shortfall Amount, if any, to the Exchange Agent, by wire transfer of immediately available funds to an account designated in writing by the Exchange Agent. Upon receipt of any such funds from the Adjustment Escrow Account, if any, the Exchange Agent shall distribute such funds to the Company Shareholders in accordance with their Pro Rata Share; provided, however, with respect to Company Shareholders that are holders of Company Restricted Shares, such Company Shareholders’ Pro Rata Share of the amount received from the Adjustment Escrow Account shall be disbursed pursuant to the Alternative Payment Procedure.
(f)Notwithstanding anything to the contrary contained in this Agreement, except in cases of Fraud, or manifest error (i) the adjustment and payment process set forth in this Section 1.7 shall be the sole and exclusive remedy of the Parties with respect to items required hereunder to be included or reflected in the calculation of the Closing Adjustment and the Shortfall Amount and (ii) Purchaser’s right to receive a disbursement from the Adjustment Escrow Account pursuant to Section 1.7(e) shall be Purchaser’s sole and exclusive remedy in the event of a Shortfall Amount.
(g)The Parties agree that any payment made pursuant to this Section 1.7 shall be treated for all purposes as an adjustment to the Final Merger Consideration, unless otherwise required by applicable Law.
1.8The Closing. The closing of the Merger (the “Closing”) shall take place through the electronic exchange of documentation at a date and time to be agreed by Purchaser and the Company, which shall be no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted by Law) of the last of the conditions set forth in ARTICLE VI to be satisfied or waived (other than those conditions that, by their terms, are to be satisfied by action to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions), or at such other place, time or date, or in such other manner, as Purchaser and the Company agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”
1.9Deliveries at Closing.
(a)At the Closing, Purchaser or Merger Sub shall, as applicable, deliver or cause to be delivered:
(i)to the Shareholder Representative and the Company, the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;
(ii)to the Shareholder Representative and the Company, the Exchange Agent Agreement, duly executed by Purchaser and the Escrow Agent;
(iii)to the Company, purchase and sale agreements with respect to the real properties subject to the Huntsville Moamco Lease and the Midland Moamco Lease, in each case in substantially the form attached hereto as Exhibit O (the “Moamco Purchase Agreements”), duly executed by Purchaser or its designee; and
(iv)all other documents, instruments or certificates required to be delivered by Purchaser at or prior to the Closing pursuant to Section 6.3.
(b)At the Closing, the Company shall deliver or cause to be delivered to Purchaser and Merger Sub:
(i)copies of the Certificates of Merger, duly executed by the Company;
(ii)the Escrow Agreement, duly executed by the Shareholder Representative;

(iii)each of the Moamco Purchase Agreements, duly executed by Moamco;
(iv)confirmatory intellectual property assignment agreements, in a form satisfactory to Purchaser, duly executed by each of the Employees and other service providers set forth on Section 2.14(p) of the Disclosure Schedules;
(v)amendments, in forms reasonably satisfactory to Purchaser, to each of (A) Employment Agreement, dated as of July 1, 2006, by and between the Company and Finis F. Teeter and (B) Employment Agreement, dated as of May 9, 2005, by and between the Company and Craig A. Reynolds, pursuant to which such employees agree to waive all rights they have to severance under their employment agreements; and
(vi)all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 6.2.
1.10Tax Treatment of Transaction and Tax Withholding.
(a)The Merger is intended to be treated, with respect to payments of Closing Common Stock Payment to the Company Shareholders pursuant to Section 1.6(b) (and excluding, for the avoidance of doubt, any payments made under the Alternative Payment Procedure), as a taxable sale by the Company Shareholders of their Company Common Stock for U.S. federal income and applicable state and local income tax purposes. The Parties will report consistently with such intention, and no Party will take a reporting position that is inconsistent with that intention, unless and to the extent otherwise required by any “determination” within the meaning of Section 1313(a) of the Code or any comparable provision of applicable state or local Tax Law in connection with any tax audit or other tax contest.
(b)Each of Purchaser, the Surviving Corporation, the Escrow Agent, the Shareholder Rep Escrow Agent, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Estimated Merger Consideration or any other payment otherwise payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment and, to the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The Parties agree to cooperate to allow Purchaser, at its discretion, to effectuate such withholding by means acceptable to Purchaser, including by paying the Estimated Merger Consideration or any other payment otherwise payable pursuant to this Agreement for which such withholding is required to the Surviving Corporation and causing the Surviving Corporation to withhold the applicable amounts through the Surviving Corporation’s payroll system.
1.11Further Assurances. If, (a) Purchaser, at any time before or after the Effective Time or (b) prior to the effective Time, the Company, and after the Effective Time, the Shareholder Representative, reasonably believes that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Purchaser, the Surviving Corporation, Shareholder Representative and their respective officers and directors are hereby authorized to execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Purchaser that each of the following statements is true and correct as of the date hereof (except to the extent a statement refers to a different date, in which case it is true and correct as of such date):

2.1Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. Each member of the Company Group has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on the Company Business. Each member of the Company Group is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary except to the extent to which a failure to be so qualified and in good standing would be material to the Company Group, taken as a whole. Section 2.1 of the Disclosure Schedule sets forth each member of the Company Group and each jurisdiction in which such member of the Company Group is qualified or licensed to do business. The Charter Documents of each member of the Company Group are in full force and effect. No member of the Company Group is or has ever been in violation of the provisions of any current or past Charter Documents. The Company has made available to Purchaser complete and correct copies of the Charter Documents, each as amended to date, of each member of the Company Group and each member of the Company Group’s minute books (containing all records with respect to any actions taken by the board of directors or similar governing body of such member of the Company Group, any committees thereof and the Company Shareholders within the last six (6) years), stock transfer books and similar Books and Records.
2.2Subsidiaries. Section 2.2 of the Disclosure Schedule sets forth the entire issued and outstanding stock, membership interest or other ownership interests of each member of the Company Group and the direct and indirect record and beneficial owner of such stock or other ownership interests. Except as set forth on Section 2.2 of the Disclosure Schedule, the Company has not, and has never had, any Subsidiaries and no member of the Company Group owns, directly or indirectly, any interest (other than marketable securities) in any other corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity.
2.3Power, Authorization and Validity.
(a)The Company Group has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a Party and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it or another member of the Company Group is a party and the consummation of the Contemplated Transactions have been duly and validly approved and authorized by all requisite corporate action on the part of the Company.
(b)This Agreement has been, and each of Ancillary Agreements to which the Company or another member of the Company Group is a party has, or when executed and delivered by the Company or such other member of the Company Group will be, duly executed and delivered by the Company or such other member of the Company Group. This Agreement and each of the Ancillary Agreements to which the Company or another member of the Company Group is a party are, or when executed and delivered by the Company or such other member of the Company Group will be, assuming the due authorization, execution and delivery by Purchaser, Merger Sub and the other Persons party hereto, valid and binding obligations of the Company Group, enforceable against the Company Group and the Company Shareholders in accordance with their respective terms, subject to the Enforceability Exceptions.
(c)The Company Board has, at a meeting duly called and held, by a unanimous vote of the entire board of directors, or by a unanimous written consent in lieu thereof: (i) approved and declared advisable this Agreement, (ii) determined that the Merger and other Contemplated Transactions are advisable, fair to, and in the best interests of the Company and the Company Shareholders and approved the same, (iii) approved the Ancillary Agreements to which the Company Group is a party, (iv) resolved to recommend that the Company Shareholders approve the adoption of this Agreement, and (v) directed that this Agreement be submitted to the Company Shareholders for adoption (such board approval in clauses (i) through (v), the “Board Approval”).

(d)The Shareholder Approval, which has been obtained as of the Agreement Date, is the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, the Merger and the other matters set forth in the Written Consent, and, to the extent such approval is required, the Ancillary Agreements to which the Company is a party and the other Contemplated Transactions.
2.4Capitalization of the Company.
(a)The authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock, of which all 50,000,000 have been designated Series C Common Stock (of which 9,998,867 are issued), and 10,000,000 shares of Company Preferred Stock, none of which are or have been issued or designated. As of the Agreement Date, 6,811,396 shares of Company Common Stock and zero (0) shares of Company Preferred Stock are outstanding. Section 2.4(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a complete and correct list of each record holder of Company Capital Stock, including for each such holder (i) the number of shares of each class and series held by such holder, (ii) the address of record for such holder, (iii) the date of issuance and the certificate numbers of the shares of Company Capital Stock held by such holder, (iv) whether any of such shares of Company Capital Stock are Company Restricted Shares, and (v) whether any shares of Company Capital Stock were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made. No shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth in Section 2.4(a) of the Disclosure Schedule. The Company holds 3,187,471 shares of treasury stock. No other member of the Company Group owns any shares of Company Capital Stock. All issued and outstanding shares of Company Capital Stock (A) have been duly authorized and validly issued, are fully paid and nonassessable, (B) were offered, issued, sold and delivered by the Company in compliance with applicable Law, the Company’s Charter Documents, and all requirements set forth in applicable Contracts, and (C) are not subject to right of rescission, right of first refusal or preemptive right under applicable Law, the Charter Documents or any Contract to which the Company Group is a party. No shares of Company Preferred Stock have ever been designated, issued or outstanding. The purchase price for any share of Company Capital Stock was never paid with a promissory note. All issued and outstanding equity interests of or in each member of the Company Group (X) have been duly authorized and validly issued, are fully paid and nonassessable, (Y) were offered, issued, sold and delivered in compliance with applicable Law, its Charter Documents, and all requirements set forth in applicable Contracts, and (Z) are not subject to right of rescission, right of first refusal or preemptive right under applicable Law, its Charter Documents or any Contract to which the Company Group is a party. There is no Liability for dividends accrued and unpaid by any member of the Company Group.
(b)The Company Stock Plan is the only equity-based plan or program providing for equity compensation of any Person in respect of the Company Capital Stock, and except for the Company Stock Plan and as set forth on Section 2.4(b) of the Disclosure Schedule, no member of the Company Group has ever adopted or maintained any stock option plan or other plan, agreement or arrangement providing for equity compensation of any Person. The Company has reserved an aggregate of 2,000,000 shares of Company Common Stock for issuance pursuant to the Company Stock Plan. Section 2.4(b) of the Disclosure Schedule sets forth as of the Agreement Date for all holders of Company Restricted Shares: (i) the name of the holder of such Company Restricted Shares, (ii) the number of shares of Company Restricted Shares held by such holder, (iii) the date of issuance of such Company Restricted Shares, (iv) the vesting schedule for such Company Restricted Shares (including whether the vesting of such Company Restricted Shares are subject to acceleration as a result of the Contemplated Transactions or any other events), and (v) whether the holder has made a timely election with the IRS under Section 83(b) of the Code with respect to such Company Restricted Shares. Each Company Restricted Share set forth on Section 2.4(b) of the Disclosure Schedule was issued under the Company Stock Plan pursuant to a restricted share award agreement. Other than Company Restricted Shares and Company Options, the Company Group has not issued any awards under the Company Stock Plan.
(c)Except as set forth on Section 2.4(c) of the Disclosure Schedules, the Company Group has not issued any Company Options. Each of the Company Options set forth on Section 2.4(c) of the Disclosure Schedules were either exercised for the purchase of shares of Company Common Stock or has expired in accordance with its terms and is no longer exercisable, and there are no Company Options issued or outstanding as of the Agreement Date. All Company Options were issued under the Company Stock Plan in compliance with Law and all requirements set forth in applicable Contracts. All Company Options and shares of Company Common Stock issued upon exercise thereof have been granted and issued, and all exercises of Company Options have been made, in accordance with the terms of the Company Stock Plan and in compliance with applicable Law and all requirements set forth in applicable Contracts and each such grant, exercise and issuance was properly accounted for in accordance with GAAP in the Company Financial Statements (including the related notes). No Company Option has been granted with an exercise price less than the fair market value of a share of Company Common Stock on the date on which the grant of such Company Option was by its terms to be effective. All Company Options that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an Employee, consultant or director of the Company Group. The Company Group has not issued any Warrants.
(d)Except for the shares of Company Capital Stock set forth on Sections 2.4(a) and 2.4(b) of the Disclosure Schedule, there are no issued or outstanding Company Securities. There are no rights or Contracts of any kind or character to which the Company Group is a party or by which they are bound obligating the Company Group to repurchase, redeem or otherwise acquire any Company Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company Group. No bonds, debentures, notes or other Indebtedness of the Company Group having the right to vote on any matters on which Company Shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) are outstanding. The terms of the Company Stock Plan and the applicable agreements for Company Restricted Shares permit the treatment of Company Restricted Shares as provided in this Agreement, without the consent or approval of the holders of such Company Securities, the Company Shareholders or otherwise.
(e)Section 2.4(e) of the Disclosure Schedule sets forth a complete and correct list of all of the Equity-Related Agreements. Each of the Equity-Related Agreements set forth on Section 2.4(e) of the Disclosure Schedule shall automatically terminate upon Closing in accordance with its terms.
(f)True and complete copies of (i) each restricted share award agreement corresponding to each outstanding Company Restricted Share, and (ii) Equity-Related Agreements have been made available to Purchaser and such Contracts have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such Contracts from the agreements and instruments made available.
2.5No Conflict; Required Consents.
(a)Except as set forth on Section 2.5(a) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which any member of the Company Group is a party and the consummation of the Contemplated Transactions, do not and will not: (i) conflict with or violate the Charter Documents of any member of the Company Group, (ii) conflict with or violate any Laws or any Action, judgment, decree or order to which the Company Group is subject, or (iii) result (or would result, with or without notice or lapse of time, or both) in (A) any breach of or default under, (B) any Person’s right to consent, notice or right of termination, acceleration, cancellation, modification or amendment of, or right to any increased, additional, accelerated or guaranteed payment or performance under, (C) any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of the Company Group pursuant to, or (D) any adverse effect to the rights or obligations of the Company Group or loss of any benefit for the Company Group under, any Contract any member of the Company Group is a party to or is otherwise bound or any Governmental Permit.
(b)Neither the Company Group nor the Merger are, and by the passage of time will not be, subject to a right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company Group (or any of its Affiliates) to or in favor of a third party with respect to an Acquisition Proposal or a potential Acquisition Proposal or otherwise that would or would reasonably be expected to affect or cause any delay in the consummation of the Merger or threaten the compliance with any of the exclusivity obligations under Section 4.5.

(c)No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is necessary or required to be made or obtained by the Company Group to enable the Company to lawfully execute, deliver and perform this Agreement and each Ancillary Agreement to which the Company Group is a party and to consummate the Contemplated Transactions, except for the filing of the Certificates of Merger with the Delaware Secretary of State and the Texas Secretary of State and in connection with the HSR Act.
2.6Litigation. Except as set forth on Section 2.6 of the Disclosure Schedule, there is no, and since January 1, 2022, there has not been any, Action pending or, to the Knowledge of the Company, threatened, against the Company Group or against any officer or director or, to the Knowledge of the Company any Employee, independent contractor or agent of the Company in his or her capacity as such, and there is no valid basis for the commencement of any such Action with respect to the Company Group that would reasonably be expected to result in material Liabilities to the Company Group. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator binding on the Company Group or any member of the Company Group’s assets or properties. No member of the Company Group has any Actions pending against any Governmental Authority or any other Person.
2.7Taxes.
(a)General.
(i)The Company Group (A) has properly completed and timely filed all Tax Returns required to be filed by any member of the Company Group, and all Tax Returns filed or required to be filed by any of them are accurate, complete and correct in all material respects, (B) has timely paid (or cause to be paid) in full all Taxes due and payable by the Company Group (or any member thereof) (whether or not shown on any Tax Return), (C) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the face of the Company Balance Sheet (rather than in any notes thereto), excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income), (D) has made all estimated Tax payments required to be made sufficient to avoid any underpayment, penalties or interest, and (E) since the Balance Sheet Date, has not incurred any Liability for Taxes outside the Ordinary Course of Business other than as a result of the Contemplated Transactions. The Company has made available to Purchaser complete and correct copies of all federal and state income Tax Returns and other Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company Group filed or received for all taxable years remaining open under the applicable statute of limitations.
(ii)No deficiency for any Tax has been claimed, proposed, assessed, or threatened, against the Company Group (or any member thereof).
(iii)Except as set forth in Section 2.7(a)(iii) of the Disclosure Schedule, no member of the Company Group has received from the IRS or any other Governmental Authority (including any sales or use Tax authority) any written (A) notice indicating an intent to open an audit or other review related to any Tax matter, (B) request for information related to any Tax matter, or (C) notice of deficiency or proposed adjustment of any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company Group which has not been fully and finally resolved. No Tax Return of the Company Group (or any member thereof) is under audit by the IRS or any other Governmental Authority and any past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit and all Taxes determined by such audit to be due from the Company Group (or any member thereof) have been paid in full to the applicable Governmental Authorities or adequate reserves therefor have been established and are reflected on the face of the Company Balance Sheet (rather than in any notes thereto). No claim has ever been made by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns of a particular type that a member of the Company Group, as applicable, is or may be required to file such Tax Return or pay such Taxes in that jurisdiction.

(iv)No Encumbrances for Taxes are currently in effect against any of the assets of, or equity interests in, the Company Group (or any member thereof) other than Encumbrances described in clause (a) of the definition of “Permitted Encumbrances.” There is not in effect any waiver by the Company Group of any statute of limitations with respect to any Taxes nor has any member of the Company Group agreed to any extension of time for filing any Tax Return that has not been filed (other than automatic extensions). No member of the Company Group has consented to extend the period in which any Tax may be assessed or collected by any Tax agency or authority which extension is still in effect.
(v)The Company Group has not received, from any current and former employee, non-employee director, consultant or other service provider of the Company who holds or held stock that is or was subject to a substantial risk of forfeiture, within the meaning of Section 83(b) of the Code, a copy of the election(s) made under Section 83(b) of the Code with respect to such shares and no Section 83(b) election has been made by any such Person. The Company Group has properly reported income and withheld Taxes with respect to any stock that was subject to a substantial risk of forfeiture when such stock was no longer subject to the substantial risk of forfeiture within the meaning of Section 83(b) of the Code.
(vi)No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, including the application of Section 481 or Section 263A of the Code (or any corresponding or similar provisions of state, local or foreign Tax Laws) to transactions, events or accounting methods employed prior to the Closing; (B) any use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (D) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provisions of state, local or foreign Tax Law) occurring or arising with respect to any transaction on or prior to the Closing Date; (E) any installment sale, open transaction or other transaction made on or prior to the Closing Date; or (F) any prepaid amount, advance payment or deferred revenue accrued or received on or prior to the Closing Date.
(vii)Since the Balance Sheet Date, no member of the Company Group has made or changed any Tax election, adopted or changed any Tax accounting method, entered into any closing agreement or Tax ruling, settled or compromised any Tax claim or assessment, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or filed any income or other Tax Return (including any amended Tax Return), or registered any member of the Company Group to pay Tax in a jurisdiction in which any member of the Company Group, as applicable, was not previously registered.
(b)Withholding. The Company Group has complied with all Laws relating to the payment, collection and withholding of any Tax (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provisions of state, local or foreign Tax Law and any related information reporting and record retention requirements), and has, within the time and in the manner prescribed by Law, collected and withheld from Employee wages and other amounts payable to or from third parties and paid over to the proper Governmental Authorities all amounts required to be so collected and withheld and paid over under all Laws (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment Tax withholding Laws), including federal, state, local and foreign Taxes, and has timely filed or provided all withholding Tax Returns in accordance with applicable Law.
(c)Tax Status and Indemnification Obligations.
(i)No member of the Company Group is a party to or bound by (or otherwise has any Liability to another Person under) any Tax sharing, indemnity, allocation or similar Contract (other than agreements entered into in the Ordinary Course of Business with customers, vendors, lenders, lessors or the like that does not have a principal purpose related to Taxes (each, an “Ordinary Contract”)).
(ii)No member of the Company Group is, or has ever been, a member of a consolidated, combined, unitary, aggregate or affiliated group (within the meaning of Section 1504(a) of the Code) of which the Company was not the ultimate parent corporation. No member of the Company Group has any Liability for the Taxes of any Person, whether under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract (other than Ordinary Contracts) or otherwise. No member of the Company Group or any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which a member of the Company Group is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(iii)No member of the Company Group has ever constituted either a “distributing corporation” or a “controlled corporation” in a transaction (or series of transactions) intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any similar provision of state, local or foreign Law).
(iv)All applicable transfer pricing rules have been complied with, and all documentation required by all relevant transfer pricing Laws has been timely prepared.
(v)Except as disclosed on Section 2.7(a)(v) of the Disclosure Schedule, no member of the Company Group is or, while a member of the Company Group, has ever been a party to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for U.S. federal income Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has ever been filed with respect to the Company and the Company is and always has been taxed as a C corporation for U.S. federal income Tax purposes. The Company uses, and has always used, the accrual method of accounting for income Tax purposes. The taxable year of the Company Group ends on the Friday closest to June 30th in a given fiscal year.
(vi)Except as set forth on Section 2.7(a)(vi) of the Disclosure Schedule, no member of the Company Group is or has ever been the beneficiary of any Tax exemption, Tax holiday, Tax incentive, or other preferential Tax treatment (each, a “Tax Incentive”). No submission made to any Governmental Authority in connection with obtaining any Tax Incentive contained any misstatement or omission that would have affected the granting of such Tax Incentive. The Company Group is in compliance with all terms and conditions of any Tax Incentive. The Merger will not have an adverse effect on the continued validity of any Tax Incentive and will not result in the clawback or recapture of any such Tax Incentive for a period prior to the Closing.
(vii)No member of the Company Group has participated in or is participating in an international boycott within the meaning of Section 999 of the Code.
(viii)No member of the Company Group has ever requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.
(ix)No member of the Company Group (A) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (B) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, (C) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized or resident, and (D) is required to register in any jurisdiction for VAT purposes pursuant to applicable Law.

(x)No member of the Company Group is, nor has it been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(xi)No member of the Company Group has claimed the “employee retention credit” within the meaning of Section 2301 of the CARES Act or any other Tax credit applicable to employment Taxes under any provision of the 2020 Tax Acts.
(xii)Except as set forth on Section 2.7(c)(xii) of the Disclosure Schedule, no member of the Company Group has filed any amended Tax Return or other claim for a Tax refund as a result of, or in connection with, the carryback of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act (or any corresponding or similar provision of state, local or foreign Law).
(xiii)No member of the Company Group has deferred or delayed the payment of any Taxes under the 2020 Tax Acts or otherwise as a result of the effects of the COVID-19 pandemic, which Taxes remain unpaid.
(d)No Tax Shelters. No member of the Company Group (i) has any disclosure obligation under Section 6662 of the Code or comparable provisions of state, local or foreign Law or (ii) has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction that is substantially similar to any of those transactions. No member of the Company Group has consummated, or participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.
(e)Nonqualified Deferred Compensation.
(i)Each “nonqualified deferred compensation plan” under which the Company Group or any ERISA Affiliate makes, is obligated to make or promises to make, payments subject to Section 409A of the Code, if any, has, since the inception of the Company, been operated and maintained in operational and documentary compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code. No payment pursuant to any arrangement between the Company Group and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder) would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the Contemplated Transactions. No Company Benefit Arrangement or other Contract provides a gross-up, reimbursement or other indemnification for any Tax or related interest or penalty that may be imposed for failure to comply with the requirements of Section 409A of the Code.
(ii)All Company Options have been authorized by the Company Board or an appropriate committee thereof, and, if required, approved by Company Shareholders by the necessary number of votes or written consent, including approval of the option exercise price or the methodology for determining the Company Option exercise price and the substantive option terms. Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualified when issued. No Company Option has been retroactively granted, or the exercise price of any Company Option determined retroactively. No Company Option or other right to acquire Company Common Stock or other Company Security (A) has an exercise price that has been or may be less than the fair market value of a share of the underlying stock as of the date such Company Option or right was granted as determined in accordance with Section 409A of the Code, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or right, or (C) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder).

(f)Additional Tax Representations. Except as set forth on Section 2.7(f) of the Disclosure Schedule, no member of the Company Group has ever entered into any Contract or maintained any Company Benefit Arrangement that would reasonably be expected to give rise to payments with respect to the performance of services that are nondeductible under Section 280G or subject to the excise Tax under Section 4999 of the Code, and neither the execution of this Agreement nor the consummation of the Contemplated Transactions would reasonably be expected to (either alone or upon occurrence of any conditional event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any Employee, officer, director, consultant, independent contractor or other service provider of the Company Group; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code, (iii) result in the forgiveness of any indebtedness; or (iv) limit the right of the Company Group or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Benefit Arrangement or related trust. Except as set forth on Section 2.7(f) of the Disclosure Schedule, there is no Company Benefit Arrangement or other Contract by which the Company Group is bound to compensate any Employee of the Company Group or other service provider of the Company Group for any excise Tax or related interest or penalty paid pursuant to Section 4999 of the Code.
2.8Related Party Transactions. Except as set forth on Section 2.8 of the Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by any member of the Company Group to, and no member of the Company Group is otherwise a creditor or debtor to, or party to any Contract or transaction with, any Related Party, except (a) to the extent provided for by the terms and conditions of Company Benefit Arrangements set forth on Section 2.17(l) of the Disclosure Schedule and (b) transactions evidenced by the Equity-Related Agreements set forth on Section 2.4(e) of the Disclosure Schedule.
2.9Company Financial Statements.
(a)Section 2.9(a) of the Disclosure Schedule sets forth the Company Financial Statements. The Company Financial Statements: (a) are derived from the Books and Records and are complete and correct in all material respects, (b) fairly present in all material respects the financial condition of the Company Group at the dates therein indicated and the results of operations and cash flows of the Company Group for the periods therein specified, and (c) except as set forth in Section 2.9(c) of the Disclosure Schedule, have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the unaudited Company Financial Statements do not have notes and are subject to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material to the Company Group).
(b)All of the accounts receivable, whether billed or unbilled, of the Company Group arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, and are collectible except to the extent of reserves therefor set forth in the Company Balance Sheet or, for accounts receivable arising subsequent to the Balance Sheet Date, as reflected on the Books and Records of the Company Group (which accounts receivable are recorded in accordance with GAAP consistently applied). No Person has any Encumbrance on any accounts receivable of the Company Group and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company Group. Section 2.9(b) of the Disclosure Schedule sets forth the aging of the accounts receivable as of the Agreement Date.
(c)The Company has no Liabilities, except for (i) those shown on the Company Balance Sheet, (ii) those that were incurred after the Balance Sheet Date in the Ordinary Course of Business and do not materially deviate in amount or nature from Liabilities incurred by the Company Group in the Ordinary Course of Business prior to the Balance Sheet Date, (iii) any executory obligations (that are not arising out of breach of contract or breach of warranty) arising under any Contracts to which any member of the Company Group is a party, (iv) Transaction Expenses, and (v) Liabilities expressly disclosed in the Disclosure Schedule. All reserves established by the Company Group that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP and are adequate. The Company Group has no “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act. Except as set forth on Section 2.9(c) of the

Disclosure Schedule, no bankruptcy, insolvency, winding up or similar proceedings have occurred or are pending or, to the Knowledge of the Company, threatened against the Company Group or the Company Group’s properties or assets, and there is no basis therefor. The Company Group is, and will be as of immediately prior to the Closing, financially solvent.
(d)Section 2.9(d) of the Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness of the Company as of the Agreement Date, identifying the name and address of the creditor thereto, all related Contracts, the amount of such Indebtedness as of the close of business on the Agreement Date, and any restriction or penalty upon the prepayment of any such Indebtedness. With respect to any Indebtedness, no member of the Company Group is or has ever been in default and no payments are past due.
(e)The Company Group maintains a system of internal accounting controls reasonably designed to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company Group are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group and (iv) that the amount recorded for assets on the Books and Records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f)No member of the Company Group nor, to the Knowledge of the Company, any of its Representatives, has received or otherwise obtained any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Group or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company Group has engaged in questionable accounting or auditing practices. There has been no Fraud, whether or not material, involving any member of the Company Board or any officer or Employee of the Company Group in connection with the preparation of the Company Financial Statements.
2.10Title to Properties. The Company Group has good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, all of the tangible assets and properties (including those shown on the Company Balance Sheet) used or held for use in, or necessary for, the operation of the Company Business, free and clear of all Encumbrances, other than Permitted Encumbrances. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company Group or used in the Company Business are in good operating condition and satisfactory repair, normal wear and tear excepted and are sufficient for the continued operation of the Company Business following the Closing. Section 2.10 of the Disclosure Schedule sets forth a complete and correct list of all leases or licenses with respect to tangible personal property used by the Company and lists the term of such lease, amounts payable, security deposit, maintenance and similar charges, and any advance payments thereunder. All leases of personal property to which the Company Group is a party are in full force and effect and afford the Company Group a valid leasehold interest in, or license to use, the personal property that is the subject of such lease or license. All rents, required deposits and additional rents which are due under the terms of such leases have been paid in full.
2.11Absence of Certain Changes.
(a)Since June 30, 2024, the Company Business has been operated in the Ordinary Course of Business and there has not been with respect to the Company Group any Material Adverse Effect or any damage, destruction or loss of any property or asset, whether or not covered by insurance, except ordinary wear and tear.
(b)Since June 30, 2024, no member of the Company Group has taken any action that, if taken after the Agreement Date, would require Purchaser’s consent under Section 4.1.
2.12Company Material Contracts.

(a)Section 2.12(a) of the Disclosure Schedule sets forth a list of each Contract of the following types to which any member of the Company Group is a party or to which any member of the Company Group or any of its respective assets or properties is bound, including the applicable subsection(s) to which such Contract is responsive:
(i)any Contract providing for payments (whether fixed, contingent or otherwise) by or to the Company (A) in an annual amount of $75,000 or more or (B) in an aggregate amount of $100,000 or more;
(ii)any dealer, distributor, reseller, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Offering;
(iii)any Contract that (A) provides for the authorship, invention, creation, conception or other development of any material Intellectual Property (1) by the Company Group for any other Person or (2) for the Company Group by any other Person, including, in the case of each of clauses (1) and (2), any joint development, (B) provides for the assignment or other transfer of any ownership interest in Intellectual Property (1) to the Company Group from any other Person, or (2) by the Company Group or an Affiliate of the Company Group to any other Person, (C) includes any grant of an Intellectual Property License to any other Person by the Company Group (other than, with respect to this subsection (C) only, non-exclusive licenses granted to the Company Group’s end users or customers in the Ordinary Course of Business, or (D) includes any grant of an Intellectual Property License to the Company Group by any other Person (other than, with respect to this subsection (D) only, (y) non-exclusive licenses granted to the Company Group by the Company Group’s end users or customers in the Ordinary Course of Business), and (z) Non-Negotiated Vendor Contracts);
(iv)any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person providing for payments (whether fixed, contingent or otherwise) by or to the Company Group;
(v)any Company Employee Agreement or other Contract for employment by the Company Group of any current or former director, officer or Employee currently in effect or pursuant to which the Company has any Liability (but excluding offer letters for at-will employment that may be terminated without notice, payment of severance or any other Liability to the Company);
(vi)any Contract involving any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any equity purchase, option, hospitalization, insurance or similar employee benefit plan or practice, whether formal or informal, other than those Contracts in substantially the form of the standard agreements evidencing Company Restricted Shares under the Company Stock Plan and made available to Purchaser;
(vii)any Contract involving any severance, change-of-control, retention or similar payments or benefits, including Contracts contemplating Transaction-Related Payments;
(viii)any Contract between any member of the Company Group and any current advisor, independent contractor or leased Employee providing for payments (whether fixed, contingent or otherwise) by or to the Company Group which is not in the nature of a purchase order, sales order, or other similar documents and which both (a) involves actual or expected yearly expenditures by the Company Group in excess of $100,000 and (b) is not terminable for convenience by the Company Group within thirty (30) days;
(ix)any Contract under which the Company Group has advanced or loaned any amount to any of its directors, officers, or Employees (other than routine advances for business expenses or under the Company’s 401(k) plan) or to any other Person;

(x)any Contract relating to or evidencing any Indebtedness of the Company Group in excess of $100,000 or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any asset of the Company Group;
(xi)any Contract that restricts any member of the Company Group from, or following the Effective Time will restrict Purchaser or any of its Affiliates from (A) engaging in any aspect of their respective businesses, (B) participating or competing in any line of business, market, field or geographic area, (C) freely setting prices for its products, services or technologies (including most favored customer pricing or similar provisions), or (D) soliciting potential employees, independent contractors or other suppliers or customers;
(xii)any Contract under which the Company Group is granted, grants or is bound by or, following the Effective Time, purports to have Purchaser or any of its Affiliates grant or be bound by, or be granted, any rights of refusal, rights of first negotiation or similar rights or any most favored nations status in terms of pricing, royalties, license fees or other contractual terms and conditions;
(xiii)any Contract that following the Effective Time would or would purport to require Purchaser or any of its Affiliates to grant any Intellectual Property License;
(xiv)any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Securities, other than those Contracts in substantially the form of the standard agreement evidencing Company Restricted Shares under the Company Stock Plan made available to Purchaser;
(xv)any Contract with any labor union or other collective employee group, or any collective bargaining agreement or similar Contract with the Company Group’s Employees;
(xvi)any Contract relating to the settlement or other resolution of any Action or threatened Action (including any agreement under which any employment-related claim is settled) under which there remain outstanding Liabilities or other obligations in excess of $50,000 to be performed by the Company Group (other than standard non-disclosure obligations);
(xvii)(A) any Contract that includes an obligation by the Company Group to indemnify any other Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property or Technology, and (B) any other Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or indebtedness of any other Person, other than, in the case of each of clauses (A) and (B), Non-Negotiated Vendor Contracts;
(xviii)any Contract with any Related Party, or with respect to which a Related Party is directly or indirectly interested (other than those subject to the exceptions in Section 2.8);
(xix)any Contract relating to the acquisition or disposition of a material portion of the assets of, or any equity interest in, any Person or business, whether by way of merger, consolidation, amalgamation, plan or scheme of arrangement, purchase or sale of stock or assets, license or otherwise;
(xx)any Contract that involves the sharing of profits, revenues or commissions with other Persons or the payment of royalties or referral fees to any other Person providing for payments (whether fixed, contingent or otherwise) by or to the Company Group or which requires the Company Group to guarantee any amount or make a minimum payment;
(xxi)any Contract imposing support, maintenance or service obligations on the part of the Company Group in excess of $100,000 per year other than arising out of the Company’s warranties set forth on Section 2.25(b) of the Disclosure Schedule (the “Standard Company Warranty”);

(xxii)any Contract that contains an earn-out, escrow or other similar contingent payment or obligation;
(xxiii)any data protection agreement or other Contract for which the primary purpose of such Contract is addressing privacy, data protection, or information security obligations, but excluding privacy policies of cloud service providers, vendors and suppliers;
(xxiv)any lead generation Contracts or similar arrangements;
(xxv)any Contract (or group of related Contracts) with any insurance carrier, aggregator, broker, broker dealer or agency relating to the provision of the Company Business that is not terminable upon less than thirty (30) calendar days’ notice;
(xxvi)any Contract pursuant to which any member of the Company Group subcontracts work to a third party in connection with its business with payments in excess of $250,000 annually;
(xxvii)any Contract with a Significant Customer or a Significant Supplier;
(xxviii)any Contract that involves non-cancelable commitments to make capital expenditures in excess of $100,000 annually;
(xxix)any Contract with a Person located outside of the United States or any Contract requiring work to be performed by a Company outside of the United States;
(xxx)any Contract between any member of the Company Group and any professional employer organization, employer of record or staffing company; or
(xxxi)any other Contract not otherwise listed above requiring payments from the Company Group or pursuant to which the Company Group receives (i) payments in excess of $250,000 annually, and (ii) is not terminable by the relevant member of the Company Group for convenience on thirty (30) days or less prior written notice.
(b)Except as set forth on Section 2.12(b) of the Disclosure Schedule, all Company Material Contracts are in written form. The Company has made available to Purchaser correct and complete copies of each Company Material Contract, including all modifications, amendments and supplements thereto. Each of the Company Material Contracts constitutes a valid and binding obligation of the Company Group (and any other party thereto), as applicable, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect in accordance with its terms in all material respects. There has been no material breach or default under any Company Material Contract by any member of the Company Group or, to the Company’s Knowledge, any other party thereto, no event has occurred that (with or without notice or lapse of time, or both) would reasonably be expected to or would constitute a material breach or default thereunder by any member of the Company Group or, to the Company’s Knowledge, any other any party thereto, and the Company has not received (i) any claim of any breach or default or (ii) written notice of cancellation or termination by the other party to any Company Material Contract.
2.13No Restrictions. No member of the Company Group is a party to, and no asset or property of the Company Group is bound or affected by, any Contract, judgment, injunction, order or decree, that restricts or prohibits a member of the Company Group or, following the Merger, will restrict or prohibit Purchaser or any of its Affiliates, from freely engaging in the Company Business, or from competing anywhere in the world (including any Contracts, judgments, injunctions, orders or decrees restricting the geographic area in which any member of the Company Group or, following the Merger, Purchaser or any of its Affiliates may sell, license, market, distribute or support any products, Intellectual Property or provide services), or restricting the markets, customers or industries that the Company Group or, following the Merger, Purchaser or any of its Affiliates may address in operating the Company Business, or restricting the prices that the Company Group or, following the Merger, Purchaser or any of its Affiliates may charge for Company Offerings or Purchaser’s or its Affiliates products or services, or includes any grants by the Company Group or, following the Merger, Purchaser or any of its Affiliates of exclusive rights or licenses, noncompetition rights, rights of refusal, rights of first negotiation or similar rights.
2.14Intellectual Property.
(a)Section 2.14(a) of the Disclosure Schedule sets forth a complete and correct list of all (i) Registered Company Intellectual Property, grouped by Patents (including withdrawn, lapsed, abandoned and expired Patents), Marks, Copyrights, domain names and other Registered Company Intellectual Property, (ii) material unregistered Marks owned or purported to be owned by the Company Group, and (iii) all actual or, to the Knowledge of the Company, threatened Actions (including reexamination and reissue proceedings) before any court, tribunal or other Governmental Authority (including the USPTO or equivalent authority anywhere in the world) related to any of the foregoing. For each item of Registered Company Intellectual Property, Section 2.14(a) of the Disclosure Schedule sets forth (A) the nature of the right, title or interest held by the Company Group, and the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance or grant date, (D) filing date, (E) registration or application number of such item, and (F) for each domain name registration, the applicable domain name registrar, the name of the registrant and the expiration date for the registration. There are no materials, information, facts or circumstances, including any materials, information, facts or circumstances that would constitute prior art, that would render any of the Registered Company Intellectual Property invalid or unenforceable or that would affect any pending applications for any Registered Company Intellectual Property. The Company Group has delivered to Purchaser correct and complete copies of all registrations and applications for Registered Company Intellectual Property, as amended to date, with all correspondence and file wrapper materials related thereto. No Company Licensed Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office is exclusively licensed to any member of the Company Group.
(b)Each item of Registered Company Intellectual Property that has been issued, registered or granted is valid and enforceable. Neither the Company Group nor any of its agents or counsel have misrepresented, or failed to disclose, any facts or information in any application for any Registered Company Intellectual Property that would constitute fraud, a misrepresentation or other inequitable conduct with respect to such application or that would otherwise affect the enforceability of any Registered Company Intellectual Property.
(c)All necessary fees, Taxes and filings, examinations, registrations, maintenance, and renewals with respect to each item of Registered Company Intellectual Property have been timely submitted and timely paid in full to, and all necessary documents (including responses to office actions and other correspondence from a Registration Office) and certificates have been timely filed with, all relevant Registration Offices, Governmental Authorities and domain name registrars for the purposes of maintaining such Registered Company Intellectual Property, in each case in accordance with applicable Law and to avoid loss or abandonment thereof. The records shown in each Registration Office with respect to all Registered Company Intellectual Property are current and accurate (including records regarding the change of ownership and assignments) and, such records show the Company Group as the record owner and assignee of each item of Registered Company Intellectual Property.
(d)Section 2.14(d) of the Disclosure Schedule sets forth a complete and accurate list of all actions that must be taken within one hundred twenty (120) calendar days after the Closing Date with respect to any of the Registered Company Intellectual Property, including the payment of any filing, examination, registration, maintenance, renewal and other fees and Taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Registered Company Intellectual Property and to avoid loss or abandonment thereof, in each case in accordance with applicable Law.
(e)With respect to each item of Registered Company Intellectual Property and each item of Company Licensed Intellectual Property that is exclusively licensed to a member of the Company Group, the Company Group has not received notice of, any inventorship challenge, opposition, cancellation, inter partes reviews, derivative proceeding, re-examination (including supplemental re-

examination), post-grant review, interference, invalidity, unenforceability, abandonment, lapse or non-renewal, or other Action before any Registration Office or other Governmental Authority relating to such Intellectual Property, nor does there exist any fact that would reasonably be expected to lead to the commencement of any such Action, except where either the Company Group has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. No member of the Company Group has claimed any status in the application for or registration of any Registered Company Intellectual Property, including “small business status,” that would not be applicable to Purchaser and/or the Surviving Corporation. Each item of Registered Company Intellectual Property is subsisting and in good standing.
(f)With respect to all Copyrights, Marks and domain names included in the Registered Company Intellectual Property, each such item has not lapsed, expired or been abandoned and has not been revoked, cancelled or rejected by any Registration Office. With respect to such Marks, the Company Group has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain such Marks and the full value of and goodwill associated with such Marks, including taking appropriate quality control measures with respect to any third-party licensee of any Marks included in the Registered Company Intellectual Property.
(g)Except as set forth on Section 2.14(g) of the Disclosure Schedule, the Company Group is the sole and exclusive owner of all right, title and interest in and to, and has good, valid and marketable title to, all (i) Company Owned Intellectual Property and (ii) all Company Technology owned by or purported to be owned by a member of the Company Group (the “Company Owned Technology”), free and clear of all Encumbrances other than Permitted Encumbrances. For clarity, the foregoing sentence does not apply to Intellectual Property that cannot be assigned or transferred to the Company Group or a member of the Company Group by Employees, consultants and contractors under applicable Laws; and regarding such Intellectual Property that cannot be assigned or transferred to the Company Group or a member of the Company Group under applicable Laws, the Company Group or a member of the Company Group is the sole and exclusive licensee or beneficiary of such Intellectual Property, free and clear of all Encumbrances and such Intellectual Property shall be Company Owned Intellectual Property for purposes of this Agreement. The Company has the sole and exclusive right to bring an Action against any other Person for past, present or future infringement or misappropriation of Company Owned Intellectual Property. No member of the Company Group has (x) transferred or agreed to transfer to any Person ownership of, or granted any exclusive license with respect to, any Company Intellectual Property, or (y) permitted the rights of Company Group in the Company Intellectual Property to lapse or enter into the public domain except, with respect to Company Owned Intellectual Property, where the Company Group has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew the item of Company Owned Intellectual Property. No Company Owned Intellectual Property or Intellectual Property exclusively licensed to the Company is subject to any Action or outstanding decree, order, judgment, stipulation or Contract restricting in any manner the use, transfer or (except for non-exclusive licenses granted by the Company Group in the Ordinary Course of Business that would restrict the Company Group’s ability to grant exclusive licenses) licensing thereof by the Company Group, other than office actions in the course of prosecution of Registered Company Intellectual Property. All Company Licensed Intellectual Property is validly licensed to the Company or a member of the Company Group pursuant to (A) Intellectual Property Licenses set forth on Section 2.14(g)(A) of the Disclosure Schedule, (B) open-source software licenses, and (C) Non-Negotiated Vendor Contracts, copies of which have been made available to Purchaser. The Company Group has (and, assuming all consents set forth in Section 2.5(a) of the Disclosure Schedule are obtained from the relevant counterparties, will continue to have immediately following the Effective Time) valid and continuing rights (under such Contracts) to use, sell, license, practice and otherwise exploit, as the case may be, all Company Licensed Intellectual Property as the same are currently used, sold, licensed, practiced and otherwise exploited by the Company Group. All Company Licensed Intellectual Property (including any interest therein acquired through a license or other right to use, but excluding any Company Licensed Intellectual Property licensed pursuant to Non-Negotiated Vendor Contracts) are free and clear of Encumbrances and Company Group has not received any notice that any portion of the Company Licensed Intellectual Property is subject to any Encumbrance.
(h)All Company Owned Intellectual Property is fully and freely transferable, alienable, licensable and assignable and may be transferred and assigned to Purchaser without restriction and without payment of any kind to any third Person beyond the payment of recordation fees to the applicable Registration Offices and domain name registrars and completion of the assignment steps required by domain name registrars. Without limiting the foregoing, no member of the Company Group other than the Company owns legal or beneficial title to any Company Owned Intellectual Property. The Company has not granted to any Affiliate of Company any rights or licenses under or with respect to any Company Owned Intellectual Property, including any Company Owned Intellectual Property that was sold, assigned or transferred to Company by any of its Affiliates in contemplation of the Contemplated Transactions. No Affiliate of the Company has granted to the Company any rights or licenses under any Intellectual Property.
(i)The Company Intellectual Property is sufficient to enable the Company Group to conduct the Company Business as it currently is conducted and as currently proposed by the Company to be conducted. The Company Intellectual Property constitutes all of the Intellectual Property used or currently proposed to be used or necessary in connection with the conduct of the Company Business, including as necessary or appropriate to make, use, offer for sale, sell or import the Company Offerings.
(j)None of the Registered Company Intellectual Property have been or are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method (CBM) review), cancellation or opposition proceeding.
(k)None of the conduct of the Company Business as it is or has been conducted or any Company Offering (including the design, development, use, practice, offering, licensing, provision, import, branding, advertising, promotion, marketing, sale, distribution, making available, or other exploitation of any Company Offering) (i) is infringing, misappropriating (or resulting from the misappropriation of), constituting contributory infringement, inducing to infringe, diluting or otherwise violating or unlawfully using (and, when conducted following the Closing in substantially the same manner, will not infringe, misappropriate, constitute contributory infringement, induce to infringe, dilute or otherwise violate or unlawfully use) any Intellectual Property of any third Person, (ii) has infringed, misappropriated (or resulted from the misappropriation of), constituted contributory infringement, induced to infringe, dilute or otherwise violated or unlawfully used any Intellectual Property of any third Person, (iii) uses deceptive, misleading or unfair business or trade practices, (iv) constitutes (and, when conducted following the Closing in substantially the same manner, will not constitute) deceptive, misleading or unfair competition or trade practices under the Laws of any relevant jurisdiction, or (v) has constituted deceptive, misleading or unfair competition or trade practices under the Laws of any relevant jurisdiction.
(l)No member of the Company Group has received any written (or, to the Company’s Knowledge, other) notice from any Person (i) alleging any infringement, misappropriation, misuse, violation or unauthorized use or disclosure of any Intellectual Property or unfair competition by any Company Offerings or the conduct of the Company Business, (ii) inviting or requiring the Company Group to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Company Offerings or the conduct of the Company Business or (iii) other than office actions in the course of prosecution, challenging the ownership, use, validity or enforceability of any Company Intellectual Property. No member of the Company Group has reason to believe that any such claim is or may be forthcoming. No Person has asserted or threatened an Action, there are no facts that would reasonably be expected to give rise to an Action, and no member of the Company Group has received any notification that the Company Business or any Company Technology (or any Company Intellectual Property embodied in any Company Technology) violates, infringes, constitutes contributory infringement, inducement to infringe, misappropriation, dilution or unlawful use of any Person’s Intellectual Property. No Person has sent Company Group a cease and desist letter related to Company’s use of any Person’s Intellectual Property. No member of the Company Group is in breach of the terms of any Intellectual Property License. No member of the Company Group has received any notice or request for any Person for indemnification with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property or Technology, which notice or request has not been finally resolved. The Company has identified to Purchaser any non-infringement, freedom to operate, clearances, or invalidity opinions from counsel (inside or outside counsel) regarding the Company Business or any Company Offering prepared by or on behalf of Company Group.

(m)No Person is infringing, misappropriating, misusing, or violating any Company Owned Intellectual Property or Company Licensed Intellectual Property that is exclusively licensed to the Company Group. To the Knowledge of the Company, no Person has infringed, misappropriated, misused or violated any Company Owned Intellectual Property or Company Licensed Intellectual Property that is exclusively licensed to the Company Group. No member of the Company Group has made any written or verbal claim or Action against any Person alleging any infringement, misappropriation, misuse or violation of any Company Owned Intellectual Property or Company Licensed Intellectual Property that is exclusively licensed to the Company Group. No Person has challenged or threatened to challenge and no Person has asserted or threatened a claim or made a demand, nor is there any Action pending or threatened, nor are there any facts which would reasonably be expected to give rise to any such challenge, claim, demand or Action, which would adversely affect (i) Company’s ownership or license right, title or interest in, to or under the Company Intellectual Property or Company Technology or (ii) any Contract, license or other arrangement under which Company Group claims any license, right, title or interest under the Company Intellectual Property or Company Technology or restricts the use, manufacture, transfer, sale, delivery or licensing by Company Group of any Company Intellectual Property or Company Offerings.
(n)No member of the Company Group is or has ever been restricted or limited from engaging in any line of business or from developing, using, making, selling, offering for sale any product, service or technology or from hiring or soliciting potential employees or independent contractors; in each case beyond those restrictions or limitations imposed by applicable Law. No member of the Company Group is subject to any Action or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing by Company Group of the Company Intellectual Property, the use, manufacture, transfer, sale, importation or licensing of any Company Offerings, or which might affect the validity, use or enforceability of any Company Intellectual Property. No member of the Company Group is a party to any Contract which, as a result of the execution of this Agreement, the Contemplated Transactions and the Closing of the Contemplated Transactions, will result in: (i) Purchaser, the Company (including as it exists following the Closing as the Surviving Corporation), any other member of the Company Group or any of their respective Affiliates granting to any third Person any right or license to any Company Owned Intellectual Property (other than rights granted by the Company Group on or prior to the Closing Date under Company Owned Intellectual Property as of the Closing Date), (ii) Purchaser, the Company, any other member of the Company Group or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business (excluding any non-compete or other restriction that is in favor of Company Group or arises from any Contract to which Purchaser or its Affiliates is a party but the Company is not a party), or (iii) Purchaser, the Company, any other member of the Company Group or any of their respective Affiliates being obligated to pay any royalties or other license fees with respect to Intellectual Property of any third Person in excess of those payable by the Company in the absence of this Agreement or the Contemplated Transactions. There are no Contracts pursuant to which the Company, any member of the Company Group, or any existing or future Affiliate of the Company Group granted or is required to grant to any Person any rights under the Intellectual Property of any Affiliate of Company or Company Group (other than Intellectual Property owned or controlled by Company or by a Subsidiary as of the Closing Date).
(o)The Company Group has taken all reasonable measures (i) to protect and maintain the confidentiality and full value of all Trade Secrets included in the Company Intellectual Property to avoid the misappropriation of Trade Secrets by others, and (ii) to protect the Trade Secrets of any third Person in the Company Group’s possession or control, or to which any member of the Company Group has access, with respect to which any member of the Company Group has a confidentiality obligation, in each case in accordance with industry best practices. No such Trade Secrets have been authorized to be disclosed, or have been actually disclosed, to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Trade Secrets. All use, disclosure or appropriation of any Trade Secret not owned by the Company Group has been pursuant to the terms of a valid, binding, enforceable written agreement between the Company Group and the owner of such Trade Secret or is otherwise lawful. The Company Group has not received any notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Company Intellectual Property. No Person that has received any Trade Secrets from the Company Group has refused to provide to the Company Group, after the Company Group’s request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets.
(p)No current or former Employee, consultant, independent contractor or director of the Company has (A) any ownership or other exclusive rights in any Company Owned Intellectual Property, Company Owned Technology or Company Offering, (B) alleged, to any member of the Company Group in writing or, to the Knowledge of the Company, verbally to Company Group or to any third Person, ownership or other exclusive rights by such Employee, consultant, independent contractor or director, in any Company Owned Intellectual Property, Company Owned Technology or Company Offering, or (C) failed to waive all Moral Rights held by such Employee, consultant, independent contractor or director, in any Company Owned Intellectual Property, Company Owned Technology or Company Offering authored, invented, created, conceived or otherwise developed by such Employee, consultant, independent contractor or director, in the scope of his, her or its employment or engagement with the Company Group in favor of the Company Group. Without limiting the foregoing, the Intellectual Property and Technology related to the Company’s anticipated business, products and services and Company Owned Intellectual Property created by the Company’s founders prior to their commencement of employment with the Company have been assigned to the Company. The Company Group has paid, in full, all mandatory compensation to Employees, contractors and consultants in relation to all Company Owned Intellectual Property, and neither this Agreement nor the Contemplated Transactions will result in any further amounts being payable to any current or former Employees, contractors or consultants of the Company Group in relation to any Company Owned Intellectual Property. Section 2.14(p) of the Disclosure Schedule sets forth a complete and accurate list of all Employees, consultants and independent contractors (individuals and entities) who have contributed to in connection with the creation or development of any Company Offerings, Company Owned Technology or any of the Company Owned Intellectual Property. Without limiting any other representation or warranty in this Agreement, except as set forth on Section 2.14(p) of the Disclosure Schedule, each of the inventors identified on each of the Patents included in the Registered Company Intellectual Property was an Employee of the Company Group at the time of the conception of the inventions claimed in such Patents.
(q)Section 2.14(q)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Offerings. Each Company Offering conforms in all material respects to the specifications and documentation therefor and all applicable contractual commitments and express and implied warranties therefor. Except as set forth on Section 2.14(q)(ii) of the Disclosure Schedule, no customer or other Person has asserted or threatened to assert any claim against the Company Group under or based upon any contractual obligation or warranty provided by or on behalf of any member of the Company Group. All services performed by or on behalf of the Company Group for any other Person, including all installation services, integration services, repair services, maintenance services, support services and training services, have been performed properly and in conformity in all material respects with the applicable Contract and applicable Law.
(r)(i) No funding, facilities or resources of any Governmental Authority or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any Company Owned Intellectual Property, Company Offering or Company Owned Technology, and (ii) no Governmental Authority or any university, college, other educational institution, multi-national, bi-national or international organization or research center owns, purports to own, has any other rights in or to (including through any Intellectual Property License), or has any option to obtain any such rights in or to, any Company Owned Intellectual Property. No current or former Employee, consultant or independent contractor of the Company Group who was or has been involved in the creation or development of any Company Owned Intellectual Property has performed services for the government, university, college or other educational institution or research center during a period of time during which such Employee, consultant or independent contractor was also performing services for the Company Group.
(s)Except as set forth on Section 2.14(s) of the Disclosure Schedule, no member of the Company Group has undertaken any joint development activities with any other Person that resulted in the creation or development of any Intellectual Property. No member of the Company Group jointly owns any Intellectual Property with any other Person.

(t)No member of the Company Group is now nor has ever been, and no previous owner of any Company Owned Intellectual Property or Company Owned Technology was during the duration of their respective ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that would reasonably be expected to, or does, require or obligate Company or any Company Group member or the previous owner to grant or offer to any other Person any license or other right to the Company Owned Intellectual Property or Company Technology, including any future Technology and Intellectual Property developed, conceived, made or reduced to practice by Company or any Affiliate of Company after the Closing Date.
(u)Other than in connection with Company Licensed Intellectual Property that is subject to a Contract set forth on Section 2.14(u) of the Disclosure Schedule, no member of the Company Group has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property or Technology or reproducing, making, using, selling, offering for sale, distributing or importing any Company Offering.
2.15Privacy and Data Protection.
(a)Section 2.15(a) of the Disclosure Schedule sets forth (i) each category of Personal Data collected, received or otherwise obtained by or for the Company Group in connection with the operation or provision of the Company Business; (ii) all locations, whether physical or electronic, where Personal Data maintained or Processed by or for the Company Group is stored; and (iii) all registrations with data protection authorities or other Governmental Authorities relating to the maintenance or processing of Personal Data. All Privacy Policies in effect since January 1, 2020 have been made available to Purchaser. The Company Group, the Company Offerings and all third parties and service providers to the Company Group with access to Personal Data collected, maintained or otherwise processed by or for the Company Group comply, and at all times have materially complied with all applicable Privacy Requirements. To the Knowledge of the Company, all suppliers and licensors to the Company Group of third-party Personal Data and services comply, and have at all times complied, with all Privacy Requirements applicable to their collection, generation, use, receipt, provision and other processing of such Personal Data and services, and possess, and at all times have possessed, all necessary rights and authority to provide such Personal Data and services to the Company Group and to permit the Company Group to Process such Personal Data as Processed by or for the Company Group. There are no unsatisfied requests from any Persons to any member of the Company Group relating to the exercise of rights under Privacy Requirements. No member of the Company Group sells, or has ever sold, any Personal Data.
(b)The Company Group has sufficient rights and authority under its Contracts with consumers and other Persons to permit the use, collection, generation, receipt, provision and other Processing of all Personal Data and provision of services in connection with the development, offering and provision of Company Offerings. Neither the execution, delivery or performance of this Agreement or the Contemplated Transactions, nor the disclosure or transfer of all Personal Data to Purchaser or any of its Affiliates, will violate any Privacy Requirements. Except as set forth in Section 2.15(b) of the Disclosure Schedule, no member of the Company Group is subject to any Privacy Requirements that, following the Closing, would prohibit the Company Group or Purchaser from receiving, using or otherwise Processing Company Data in the manner in which such Personal Data is received, used or otherwise Processed by or for the Company Group prior to the Closing.
(c)With respect to any collection of data or other content by scraping, crawling or any other forms of automated collection processes, technologies or methods used by or for the Company Group (“Automated Data Collection”), such Automated Data Collection is and has been consistent with industry practices, and in compliance with all Privacy Requirements, and all terms of service, terms of use or other notices displayed on any data sources. In connection with Automated Data Collection, no member of the Company Group nor any of their Employees, agents or service providers have (i) collected non-public, confidential, or proprietary information or Personal Data in a manner violating any Privacy Requirement; (ii) concealed any Person’s identity or the manner in which data is obtained; (iii) disabled or circumvented any technological measures designed to prevent, limit or impose restrictions or limitations on access; (iv) interfered with or impeded users’ attempts to access or use any service; or (v) received any notices, inquiries, complaints or other correspondence in writing (or to the Knowledge of the Company, otherwise) relating to Automated Data Collection.
(d)With respect to each Person performing services for the Company Group or that the Company Group has otherwise permitted to access or otherwise process Personal Data, the Company Group has (i) undertaken reasonable diligence regarding such Person’s privacy, data protection and information security practices; and (ii) obtained one or more written Contracts from such Person binding such Person to (A) comply with all applicable Privacy Requirements, (B) act only in accordance with the instructions of the Company Group and transfer Personal Data using appropriate data transfer mechanisms and security measures, (C) protect and secure Personal Data from unauthorized disclosure, collection, generation, use, receipt, provision and other processing and (D) restrict use of Personal Data to those authorized and with a need to access such Personal Data.
(e)All consents required in connection (i) with any use of cookies, devices or browsers, cross-device tracking or other user, device, account or other tracking technology or similar technology; or (ii) with any recording, texting or communicating by or for the Company Group have been obtained and maintained, and all notices required to be provided, and information required to be disclosed, in connection with the use of such technologies or in accordance with Privacy Requirements have been provided or disclosed, as applicable, in compliance with all Privacy Requirements. There has been no interception, disclosure, recording, transmission, provision of, access to or other Processing of electronic or other communications or other Personal Data in violation of any Privacy Requirements by or for the Company Group.
(f)There is not and has not been any written complaint to, or any Action, audit, inquiry or allegation against or to, any member of the Company Group or, to the Knowledge of the Company, any of their suppliers, service providers or customers (in the case of suppliers, service providers and customers, relating to any Company Offerings or acts or omissions by or for the Company Group) by any private party or any data protection authority, any court or tribunal, or any other Governmental Authority relating to the security of any IT Systems or the collection, obtainment, storage, use, maintenance, transfer, transmission, disclosure, security, disposal or other Processing of Personal Data. Without limiting the generality of the foregoing there are no, and have been no, actual or threatened Actions contesting or challenging any right or ability of the Company Group or any of its agents or service providers to engage in any collection, obtainment, storage, use, maintenance, transfer, transmission, disclosure, security, disposal or other processing of any Personal Data.
(g)With respect to all Personal Data collected, obtained, stored, used, maintained, transferred, transmitted, disclosed, secured, disposed of or otherwise processed by or for the Company Group, the Company Group has at all times implemented and maintained reasonable and appropriate plans, policies, procedures, and safeguards relative to its size and resources (including implementing and monitoring compliance with reasonable and appropriate measures relative to its size and resources with respect to technical and physical security) to protect the Personal Data against loss and against unauthorized or accidental access, use, unavailability, alteration, destruction, damage, processing, disclosure or other misuse or a “Security Incident”, “Personal Data Breach” or analagous term as defined under applicable Law (collectively, “Security Incident”). Except as set forth on Schedule 2.15(g) of the Disclosure Schedule, no material Security Incident or loss of, and no unauthorized or accidental access, use, unavailability, alteration, destruction, damage, Processing, disclosure or other misuse of, such Personal Data has occurred. The Company Group has taken prompt, appropriate action (including, where appropriate, eliminating or mitigating risks, threats, and vulnerabilities to a reasonable and appropriate level) in response to all medium, high, or critical risks, threats, and vulnerabilities identified in assessments and analyses performed by or for the Company Group or which risks, threats, or vulnerabilities otherwise have been identified to the Company Group.
(h)The Company Group takes steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent with the Company’s security policies, and all Contracts designed to preserve the availability, security and integrity of the IT Systems, including by maintaining reasonable physical and technical security controls designed to prevent unauthorized disclosure of and access to Personal Data or the IT Systems. The Company Group maintains disaster recovery and business continuity plans, procedures and facilities. There have been no Security Incidents, security breaches or incidents of or impacting any Personal Data or IT Systems (including any loss or unauthorized acquisition of, or unauthorized use of or access to, or unavailability of, any Personal Data or IT Systems). There have been no material outages of or disruptions to any IT Systems.
2.16Compliance with Laws.
(a)Except as set forth on Section 2.16(a) of the Disclosure Schedule, the Company Group is, and has been, in compliance in all material respects with applicable Laws.
(b)The Company holds all permits, licenses, certifications and approvals from, and has made all filings with, Governmental Authorities that are required to be held to conduct the Company Business in compliance with applicable Law and applicable Contracts (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. Section 2.16(b) of the Disclosure Schedule sets forth all material Governmental Permits held by the Company Group. Except as set forth on Section 2.16(b) of the Disclosure Schedule, no member of the Company Group has received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.
2.17Employees, ERISA and Other Compliance.
(a)Section 2.17(a)(i) of the Disclosure Schedule is a complete and correct list, to the extent permitted by applicable Law, of all current Employees as of the Agreement Date, and for each such Employee, his or her: (i) job position or title, (ii) annualized base salary or hourly wage (as applicable), (iii) annual commission opportunity or bonus potential, (iv) classification as full-time, part-time, temporary or seasonal (as applicable), (v) classification as exempt or non-exempt under applicable state, federal or foreign overtime Laws, (vi) commencement date of employment with the Company Group, (vii) work location (city, state and country), (viii) the total amount of bonus, severance, retention, change in control and/or other amounts to be paid to such Employee at the Closing or otherwise in connection with the Contemplated Transactions, (ix) the total compensation paid such Employee in 2022 and 2023 and (x) the member of the Company Group such Employee is employed by. Section 2.17(a)(ii) of the Disclosure Schedule is a complete and correct list of all current or otherwise ongoing independent contractors, consultants and leased workers of the Company Group as of the Agreement Date, and for each such individual, his or her: (A) fee or compensation arrangements, including annualized fees paid to each individual in each of the last three years, (B) commencement date with the Company Group, (C) description of services provided, (D) location in which services are provided (city, state and country), (E) whether the individuals perform services via an entity or in their individual capacity, (F) for leased workers, the name of the agency that leases the workers, (G) confirmation as to whether a written independent contractor Contract exists, and (H) the member of the Company Group such individual provides services to.
(b)The Company Group has been and is in compliance in all material respects with the Fair Labor Standards Act and other Laws and has correctly classified and paid Employees as exempt or nonexempt Employees thereunder. All independent contractors providing services to the Company Group are and have been properly classified, treated and paid as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to Employee benefits, and other Laws. The Company Group has no employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). Any non-employee personnel engaged by the Company Group holds all material licenses and registrations to perform the services for which they are engaged.
(c)The Company Group and each of its Affiliates (i) are, and at all times have been, in compliance in all material respects with applicable Laws respecting employment, employment practices, occupational health and safety, wages and hours, overtime pay, payroll documents, immigration compliance, workers’ compensation, disability, unemployment compensation, whistleblower Laws, collective bargaining, the proper classification and treatment of Employees as exempt or non-exempt and the proper classification and treatment of independent contractors, health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state Law, (ii) have withheld, paid and reported all amounts required by Law or by Contract to be withheld, paid and reported with respect to compensation, wages, salaries and other payments to Employees or independent contractors of the Company, (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any Law, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business). There are no pending or, to the Knowledge of the Company, threatened Actions against the Company Group or any of its Affiliates under any workers’ compensation policy or long-term disability policy.
(d)No member of the Company Group is a party to or currently negotiating any collective bargaining or similar Contract with any labor union or organization, nor are any organized groups of its Employees represented by any labor union or other collective employment group in their capacity as employees of the Company Group. There is no, and there has never been any pending, or to the Company’s Knowledge, threatened, organized labor dispute, concerted work slowdown, concerted work stoppage, strike, or Action by a Governmental Authority, involving any member of the Company Group. To the Knowledge of the Company, (i) no Employee currently intends to terminate his or her employment with the Company Group and (ii) no Employee has received an offer to join a business that may be competitive with the Company Business. To the Knowledge of the Company, no independent contractor of the Company Group currently intends to terminate his or her arrangement with the Company Group.
(e)The Company Group has been, and is in, compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder and any other immigration Laws, including the requirements related to the Form I-9 for Employees. All Employees are legally authorized to work in the United States or the jurisdiction in which they currently work for the Company Group and the Company Group has completed and retained Form I-9s for all Employees in the United States in accordance with applicable immigration Laws.
(f)Except as set forth on Section 2.17(f) of the Disclosure Schedule. no member of the Company Group is or has been a party to any Action, or received written notice of any threatened Action, in which the Company was, or is, alleged to have violated in any material respect any Contract or Law relating to employment, including equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, classification of Employees as exempt from overtime or minimum wage Laws, classification or workers as independent contractors, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of Employees.
(g)There is no pending, threatened, and the Company Group has never received written notice of any Action or audit by a Governmental Authority responsible for the enforcement of labor, immigration, tax, unemployment or employment regulations, and no member of the Company Group has been found by any Governmental Authority to have engaged in any unfair labor practice, as defined in the National Labor Relations Act (29 U.S.C. § 151 et seq.) or other applicable Laws.
(h)As of the Closing Date, there has never been any “mass layoff”, “employment loss,” or “plant closing” as defined by the WARN Act in respect of the Company Group and no member of the Company Group has ever been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of the WARN Act.

(i)No member of the Company Group is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, nor is any member of the Company Group a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.
(j)No Employee or independent contractor of the Company Group is in violation in any material respect of (i) any term of any employment or independent contractor Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such Employee or independent contractor to be employed by or to render services to the Company Group or to use proprietary information of others. The employment of any Employee or engagement of any independent contractor by the Company Group does not subject them to Liability to any third party.
(k)Except as set forth on Section 2.17(k) of the Disclosure Schedules, no member of the Company Group has been a party to a settlement Contract with a current or former Employee or independent contractor that relates primarily to allegations of sexual harassment or sexual misconduct. Except as set forth on Section 2.17(k) of the Disclosure Schedules, there have not been any allegations of sexual harassment or sexual misconduct against any officer, director or Employee of the Company Group in his or her capacity as an officer, director or Employee.
(l)Section 2.17(l) of the Disclosure Schedule sets forth a complete and correct list of each Company Benefit Arrangement. No member of the Company Group other than the Company has or has ever had or sponsored any Company Benefit Arrangements.
(m)Complete and correct copies of the following documents, with respect to each Company Benefit Arrangement, where applicable, have been made available to Purchaser: (i) all documents embodying or other governing such Company Benefit Arrangement (or for unwritten Company Benefit Arrangement a written description of the material terms of such arrangement) and any funding medium for the Company Benefit Arrangement; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500 for the past three (3) years; (iv) the most recent actuarial valuation reports for the past three (3) years; (v) the most recent written results of all required compliance testing for the past three (3) years; (vi) the most recent summary plan description (or other descriptions provided to Employees) and all modifications thereto; and (vii) all non-routine correspondence to and from any Governmental Authority related to such Company Benefit Arrangement during the past five (5) years.
(n)There has been no amendment to, or announcement by any of member of the Company Group relating to, any Company Benefit Arrangement which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.
(o)Other than the Company, no member of the Company Group nor any ERISA Affiliate of the Company Group has ever maintained, established, sponsored, participated in or contributed to, any Company Benefit Arrangement that is intended to qualify under Section 401(a) of the Code. Each Company Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code and its related trust, has been so qualified since its adoption and has received a currently-effective favorable determination letter from the IRS or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material Liability, penalty or Tax under ERISA or the Code.
(p)Each Company Benefit Arrangement is and has been operated in compliance in all material respects with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms including without limitation ERISA and the Code. No Company Benefit Arrangement is, or has ever been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program.

No Action (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Arrangement or any fiduciary or service provider thereof, and to the Knowledge of the Company no fact or event exists that would reasonably be expected to give rise to any such Action. All payments and/or contributions required to have been timely made with respect to all Company Benefit Arrangements either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Arrangement and applicable Law.
(q)Neither the Company nor any of its ERISA Affiliates nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Company Benefit Arrangement has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Company Benefit Arrangement or otherwise has any Liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Company Benefit Arrangement. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any Company Benefit Arrangement or the imposition of any Encumbrance on the assets of the Company or any of its ERISA Affiliates under ERISA or the Code.
(r)No member of the Company Group nor any of their ERISA Affiliates has ever maintained, contributed to, or been required to contribute or had any Liability with respect to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (vi) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).
(s)No member of the Company Group nor any of their ERISA Affiliates provides or has any obligation to provide health care or any other non-pension benefits to any Employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the Agreement Date and listed on Section 2.17(s) of the Disclosure Schedule) and no member of the Company Group has promised to provide such post-termination benefits.
(t)Each Company Benefit Arrangement (other than individual agreements) may be amended, terminated or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law at any time without incurring any Liability thereunder, including the elimination of any and all future benefit accruals thereunder and no Employee communications or provision of any Company Benefit Arrangement has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Benefit Arrangement. No member of the Company Group nor any of their ERISA Affiliates has announced its intention to modify or terminate any Company Benefit Arrangement or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Arrangement. Each asset held under each Company Benefit Arrangement may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses. No Company Benefit Arrangement provides health or long-term disability benefits that are not fully insured through an insurance contract.
(u)No Company Benefit Arrangement is provided to any Employees or independent contractors located outside of the United States or subject to the Laws of any jurisdiction outside the United States.
(v)Each Company Benefit Arrangement that is subject to the Affordable Care Act has been established, maintained and administered in all material respects in compliance with the requirements of the Affordable Care Act, including all notice, filings and coverage requirements, and the Company and each of its ERISA Affiliates offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code. Neither the Company nor any of its ERISA Affiliates has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Company Benefit Arrangement. No Company Benefit Arrangement that provides group health benefits is a self-insured arrangement by any of the Company or any of its ERISA Affiliates or funded through a trust and no event has occurred and no condition exists that would reasonably be expected to result in a material increase in the premium costs of any Company Benefit Arrangements that are fully-insured. Neither the Company nor any of its ERISA Affiliates has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
2.18Real Property.
(a)Section 2.18(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Contracts (including all amendments and supplements thereto) pursuant to which the Company Group leases, subleases, licenses or otherwise occupies any real property (each, a “Real Property Lease” and collectively, the “Real Property Leases,” and the real property leased pursuant thereto, the “Leased Real Property”), setting forth in each case the address or other location of such premises and indicating whether such premises is leased, subleased or licensed by the Company Group and the member of the Company Group that leases, subleases or licenses such real property, as applicable. True, correct and current copies of the Real Property Leases have been made available to Purchaser. True, correct and current copies of all other Books and Records (including, without limitation, all material Governmental Permits, title insurance policies, surveys, zoning letters, reports, analyses, as-built plans, plans and specifications, design documents, engineering studies, architectural studies, environmental studies, environmental reports, soils reports, warranties, guaranties, correspondence with any Governmental Authority, applications submitted to any Governmental Authority, and material written correspondence with the owner of any neighboring property in the Company Group’s possession or control pertaining to the Company Group’s ownership, use, possession and/or occupancy of the Leased Real Property and the Owned Real Property) have been made available to Purchaser. Except for the Real Property Leases set forth on Section 2.18(a) of the Disclosure Schedule, no member of the Company Group leases (as lessee), subleases (as sublessee), licenses (as licensee) or otherwise occupies any real property. The Real Property Leases are in full force and effect. Subject to the Enforceability Exceptions and the Permitted Encumbrances, the Company Group has a validly existing and enforceable leasehold, subleasehold or occupancy interest in the Leased Real Property as provided in and subject to the terms and conditions of the Real Property Leases and the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed. No member of the Company Group has received any written notice of default under any Real Property Lease that remains uncured beyond any applicable notice and cure period and no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full, and, to the Company’s Knowledge, no other party to any Real Property Lease is in default thereunder. Except for the Real Property Leases disclosed on Section 2.5 of the Disclosure Schedule, the consummation of the Contemplated Transactions will not require any consent or approval of any landlord or sublandlord, and will not result in a breach or default, under any such Real Property Lease. There are no subleases, licenses or assignments to which the Company Group is a party granting to any party or parties other than the applicable member of the Company Group the right of use or occupancy of any portion of the Leased Real Property, and there are no parties (other than the Company Group) in possession of any such Leased Real Property. The Company Group does not owe and will not owe in the future any brokerage commissions or finder’s fees with respect to any Real Property Lease. The Company Group has not collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.
(b)Section 2.18(b) of the Disclosure Schedule discloses a true, correct and complete list of all Owned Real Property. Except as set forth in Section 2.18(b) of the Disclosure Schedule, the Company Group has good and marketable fee simple title to all Owned Real Property free and clear of all Encumbrances except the Permitted Encumbrances.

(c)Except as set forth in Section 2.18(c), of the Disclosure Schedule, except for routine, minor maintenance and repairs conducted in the Ordinary Course of Business, there are no structural repairs or defects affecting any building or improvement constructed on the Leased Real Property or the Owned Real Property and there is no circumstance, condition or occurrence with respect to any such building or improvement that would require repairs and/or capital expenditures in connection with the use, operation or maintenance of the Leased Real Property or the Owned Real Property (including expenditures from a capital reserve fund or other similar fund).
(d)No member of the Company Group has received notice of, and, to the Company’s Knowledge, there is not, any pending or contemplated condemnation or similar Action affecting the Leased Real Property or the Owned Real Property, or any sale or disposition thereof in lieu of condemnation.
(e)No member of the Company Group has received any notice of any special assessment Action affecting the Leased Real Property or the Owned Real Property and, to the Company’s Knowledge, no such Action or proceeding is contemplated. No member of the Company Group has received written notice of any Taxes or other charges which will result from work, activities or improvements done to the Leased Real Property or the Owned Real Property by the Company Group.
(f)Except as set forth on Section 2.18(f) of the Disclosure Schedule, no member of the Company Group has executed or delivered any purchase and sale contract or option Contract, right of first refusal or any other right granting any person or entity other than Purchaser the right to acquire the Owned Real Property.
(g)The Company Group currently possesses all Governmental Permits necessary for the use and operation of the Leased Real Property or the Owned Real Property by the Company Group. The Owned Real Property and Leased Real Property comprise all of the real property used or intended to be used in or related to the Ordinary Course of Business. All fees and charges with respect to such Governmental Permits that are due and owing have been paid in full by the Company. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Governmental Permit. The Leased Real Property and the Owned Real Property are operated in accordance with all such Governmental Permits and all Laws (including local building, zoning, planning, accessibility, parking, and health Laws and regulations) applicable to the Leased Real Property and the Owned Real Property.
2.19Books and Records; Bank Accounts.
(a)The Company has made available to Purchaser complete and correct copies of the minute books, share transfer ledgers, and other similar corporate records, each as amended to date, of each member of the Company Group. The minute books of each member of the Company Group accurately reflect all corporate actions of such member of the Company Group that are required by Law, the Charter Documents of such member of the Company Group or any applicable Contract to be approved by the Company Shareholders or Company Board. The Company Group has maintained Books and Records that accurately and fairly reflect the business activities of the Company Group in all material respects. No member of the Company Group has engaged in any material transaction, maintained any bank account or used any material corporate funds except as reflected in its Books and Records. At the Closing, the minute books and other Books and Records of the Company Group will be in the possession of the Surviving Corporation. Section 2.19(a) of the Disclosure Schedule sets forth a list as of the Agreement Date of all of the current officers and directors of each member of the Company Group (including, for each such individual, the position held and period of service).
(b)Section 2.19(b) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company Group maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.
2.20Insurance; Insurance Business.

(a)The Company Group maintains the policies of insurance and bonds set forth on Section 2.20(a) of the Disclosure Schedule (the “Insurance Policies”), which include all legally required workers’ compensation and other coverage in such amounts that cover such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company. Complete and correct copies of the Insurance Policies have been made available to Purchaser. Section 2.20(a) of the Disclosure Schedule sets forth (a) the name of the insurer under each such Insurance Policy, the type of Insurance Policy, a description of coverage, policy number and the term and amount of coverage thereunder, and (b) all claims made under such Insurance Policy, or any other policy, within the prior five (5) years. There is no claim pending under any of such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy or bond or for which its total value (inclusive of defense expenses) would reasonably be expected to exceed the applicable policy limits. All premiums due and payable under all such Insurance Policies and bonds have been timely paid, and the Company is otherwise in compliance with the terms of such policies and bonds. All such Insurance Policies remain, and will remain immediately following the Closing, in full force and effect, and, to the Company’s Knowledge, no insurance provider has threatened to terminate, alter the coverage under or increase the premium with respect to, any of such Insurance Policies. Except as set forth in Section 2.20(a) of the Disclosure Schedule, the Company Group has not named any additional insureds under its Insurance Policies and is not required to do so under any Contract. Except as set forth in Section 2.20(a) of the Disclosure Schedule, all Insurance Policies are occurrence-based. Except as set forth on Section 2.20(a) of the Disclosure Schedule, the Company does not have any self-insurance or co-insurance programs. Other than the Insurance Policies, the Company is not bound by, a beneficiary of, an obligor under or a party to, any other insurance policy.
(b)Except as set forth on Section 2.20(b) of the Disclosure Schedule, no member of the Company Group has placed insurance Contracts, coverages or other business with insurance carriers or other underwriters having an “AM Best” rating below “A-”.
(c)The Company Group has maintained policies and procedures designed to ensure that they have disclosed to each of their customers and each group of customers the nature and extent of all forms of compensation received by the Company Group, directly or indirectly, from insurers, insurance intermediaries, or premium finance companies or other businesses in consideration for placing business with, or otherwise arranging business for, such businesses, including (but not limited to) profit sharing, sales commission sharing, contingent, supplemental, bonus, override, excess commissions or any other such similar compensation.
(d)The Company Group has an appointment to act as an agent for each insurance company from which such an appointment is used to conduct the Insurance Business; each such appointment is valid and binding in accordance with its terms on the parties thereto; and there has been no indication that any such appointment will be, and, to the Knowledge of the Company, no grounds exist which may reasonably result in any such appointment being revoked, limited, rescinded or terminated. No member of the Company Group is a party to any Contract which prevents it from doing business with any insurance company, agent or broker. No member of the Company Group has bound, or committed to bind, any insurance coverage for any liability, risk, cost or expense, or in any amount of liability, risk, cost or expense, or upon any terms or conditions, which exceeds its binding authority in any respect. No member of the Company Group is in default under any of its material obligations to any insurance company, agent or broker through which it places insurance. Section 2.20(d) of the Disclosure Schedule is a true and complete schedule of (A) the top twenty (20) insurance companies, agents and brokers through which the Company Group has placed insurance in calendar years 2022 and 2023, setting forth the name of each such company, agent or broker and the total commission by each such company, agent or broker during the applicable period; and (B) each insurance company which paid $50,000 or more of contingent commissions to the Company Group in either of such periods, setting forth the name of each such insurance company and the amount of the contingent commissions paid to the applicable member of the Company Group.
(e)The Company has delivered to or made available to Purchaser true and complete copies of the appointments and Contracts (or, in the case of any insurance company, agent or broker with which the Company Group has no written agreement, a true and complete written description of the arrangement between such Person and the Company Group) currently in effect between any member of the Company Group and each insurance company, agent and broker listed in Section 2.20(d) of the Disclosure Schedule and each such appointment Contract or written description materially sets forth the terms and provisions of the Contract between the Company Group and such insurance company, agent or broker as currently in effect.
(f)No member of the Company Group owns, or has any investment or interest in, any captive insurance company or insurance carrier or underwriter. No member of the Company Group is a party to any Contracts which would require such member of the Company Group to assume any underwriting risk.
(g)The Company Group is and has been in compliance with all applicable Laws regulating the marketing and sale of insurance or annuity policies or Contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of an insurance or annuity policy or Contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices, regulating “broker dealer” requirements and regulating replacement transactions. For purposes of this Section 2.20(g), “advertisement” means any material designed to create public interest in insurance or annuity policies or contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such an insurance or annuity policy or Contract.
(h)Each applicable Employee, and to the Knowledge of the Company, each other Person, involved in the sale of insurance, annuities or securities as part of the Insurance Business was duly licensed, authorized and appointed (for the type of business sold or produced by such Person) in the particular jurisdiction in which such Person sold or produced such business and (i) no such Employee, or to the Knowledge of the Company, other Person, violated any term or provision of applicable Laws relating to such sales of insurance or securities; (ii) no Employee, and to the Knowledge of the Company, no other Person, has violated any applicable Laws in the solicitation, negotiation or sale of insurance or securities as part of the Insurance Business; and (iii) the Company Group, or, to the Knowledge of the Company, any other Person has not been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Person’s actions in his, her or its capacity as wholesaler, producer, broker, agent, general agent or managing general agent responsible for selling insurance policies, annuity Contracts and similar products on behalf of the Company Group or any enforcement or disciplinary proceeding alleging any such violation.
(i)No Employee is a registered representative of a broker dealer registered with FINRA.
2.21Environmental Matters.
(a)The Company is and has been in compliance with all Environmental Laws and Environmental Permits.
(b)The Company holds and has maintained all required Environmental Permits and no such Environmental Permits require modification, renewal or are subject to review or potential revocation on account of activities or operations relating to the Company Business. The Contemplated Transactions will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Environmental Permit.
(c)The Company has not received, nor are there any facts or circumstances that would be reasonably expected to give rise to, any Environmental Claim or notice of any investigation or violation, or that it is or was claimed to be in violation of, or liable under, the provisions of any Environmental Law or the conditions of any Environmental Permit, and, to the Knowledge of the Company, there is no threatened Action to that effect as it relates to the Company or the Company Business.
(d)There is no pending or, to the Knowledge of the Company, threatened Action against the Company, nor any basis for, nor has there been, any Action, under any Environmental Law or otherwise with respect to any Release or handling of any Hazardous Substance. There are no consent decrees, judgments, judicial or administrative orders or agreements with, or Encumbrances by, any Governmental Authority or other Person relating to any Environmental Law which regulate, obligate, bind or in any way affect the Company, its assets or the Company Business.
(e)There has been no Release of Hazardous Substances with respect to the Company’s Owned Real Property or Leased Real Property, any real property formerly owned or leased by the Company or at any location or facility where wastes from the operations or assets of the Company have migrated, or been disposed or recycled. The Company has used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances, if any, in compliance with all Environmental Laws and in a manner that would not be expected to result in liability of the Company or Purchaser under any Environmental Law.
(f)There neither are nor have been any landfills, disposal areas, above ground storage tanks or underground storage tanks at any of the Owned Real Property or Leased Real Property or any real property formerly owned, leased or operated by the Company.
(g)The Company has provided or otherwise made available to Purchaser true and correct copies of all environmental and health and safety reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents in the Company’s possession.
(h)The Company has not assumed responsibility for, or agreed to indemnify or hold harmless any Person for, any liability or obligation, arising under or relating to any Environmental Law, including but not limited to, any obligation for investigation, corrective or remedial action, damages or penalties.
(i)For purposes of this Section 2.21, the term “Company” shall include each member of the Company Group and its Affiliates.
2.22Customers and Suppliers.
(a)Section 2.22(a) of the Disclosure Schedule sets forth the top ten (10) customers (or group of affiliated customers) of the Company Group based on revenue during each of the (i) twelve-month period ended on June 28, 2024, (ii) twelve-month period ended on June 30, 2023 and (iii) ten-month period ended on the Balance Sheet Date (each a “Significant Customer”). No member of the Company Group has been notified of any material dissatisfaction on any part of any Significant Customer or any facts or circumstances that would reasonably be expected to lead to such material dissatisfaction. As of the Agreement Date, none of the Significant Customers has terminated or cancelled its relationship with the Company Group. All Significant Customers are current in their payment of invoices and the Company Group does not have, and since December 31, 2023 has not had, any material disputes with any Significant Customer. Since December 31, 2023, no member of the Company Group has received any written or oral notice from any Significant Customer that such Significant Customer will not continue as a customer of the Company or that such Significant Customer intends to terminate, breach or request a material modification to existing Contracts with the Company. No member of the Company Group has made any oral commitments or promises with respect to the Company Offerings, including pricing, future features or the like, to any former, current or prospective customer. No member of the Company Group has issued any credits or made any payments to any customer pursuant to service agreements or similar obligations in a Contract with respect to support or maintenance.
(b)Section 2.22(b) of the Disclosure Schedule sets forth the top ten (10) vendors and suppliers of products and services to the Company Group based on amounts paid or payable by the Company Group to such vendors and suppliers during each of the (i) twelve-month period ended on June 28, 2024, (ii) twelve-month period ended on June 30, 2023 and (iii) ten-month period ended on the Balance Sheet Date (each, a “Significant Supplier”). The Company Group is current in its payments consistent with the payment schedule for such Significant Supplier established and agreed in the Ordinary Course of Business to all Significant Suppliers. No member of the Company Group has, and since December 31, 2023 has had, any material dispute concerning Contracts with or products and/or services provided by any Significant Supplier. Since December 31, 2023, no member of the Company Group has received any written or oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company Group or that such Significant Supplier intends to terminate or breach existing Contracts with the Company Group. The Company Group has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Business, and no member of the Company Group has knowledge of any reason why the Company would not continue to have such access on commercially reasonable terms.
2.23Government Contracting.
(a)Section 2.23(a) of the Disclosure Schedule sets forth a true, correct, and complete list as of the Agreement Date of (i) all Current Government Contracts pursuant to which aggregate payments to become due to the Company Group exceed $50,000 annually, and (ii) outstanding Government Bids relating to the Significant Customers.
(b)Each Current Government Contract is in full force and effect and not subject to any audit, investigation, claim, dispute or similar Action and to the Knowledge of the Company there are no facts existing that would reasonably be expected to lead to such audit, investigation, claim, dispute, or similar Action.
(c)Each Current Government Contract has been legally awarded, and, except as provided on Section 2.23(c) of the Disclosure Schedule, no member of the Company Group has received written notice, or to the Knowledge of the Company, received oral notification that (i) any Current Government Contract or Government Bid is likely to become subject to any bid or award protest, (ii) a counterparty intends to modify any Current Government Contract to reduce future expenditure under or refrain from exercising any options under such Current Government Contract, (iii) that any Current Government Contract is or will be terminated for default or convenience or subject to a cure notice, show cause notice, or stop work order, or (iv) money due to the Company Group pertaining to a Current Government Contract is or will be withheld or offset.
(d)The execution and delivery of this Agreement will not result in material violation or breach or default of any Current Government Contract or Government Bid including any prior notice or consent requirements from any counterparty on any Current Government Contract or change in any status or certification made by any member of the Company Group or any Company Shareholder as a result of the Contemplated Transactions including any representation of any of the Company Group in respect of status as a small business or other preferential status or certification made regarding any license or Governmental Permits required to conduct the Company Business in the Ordinary Course of Business.
(e)Each member of the Company Group has been in compliance in all material respects with the obligations under each Government Contract. No member of the Company Group has been subject to any inquiry, investigation, audit or similar Action, including any audit related to cost accounting standards, notice or other proceeding involving compliance with any Government Contract.
(f)No director or officer and, to the Knowledge of the Company, no Employee, consultant or subcontractor of the Company Group has been or is suspended, debarred, or, to the Knowledge of the Company, is proposed for suspension or debarment from government contracting and there are no facts or events that exist that would reasonably be expected to lead to such suspension or debarment.
(g)All of the Company Group’s Employees have complied with any background checks or clearance requirements including providing all post-award notifications as may be required in order to perform on any Current Government Contract.
(h)Except as set forth on Section 2.23(h) of the Disclosure Schedule no member of the Company Group is subject to any requirement imposed by any Procurement Laws.
2.24Anti-Money Laundering Laws. The Company Group has conducted its operations in compliance with applicable financing recordkeeping and reporting requirements, including the U.S. criminal money laundering statutes 18 U.S.C. §§ 1956 and 1957, and all other applicable anti-money laundering and counter terrorist financing statutes of jurisdictions where the Company Group conducts business and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”). There is no Action pending or, to the Company’s Knowledge, threatened by or before any Governmental Authority involving the Company with respect to the Anti-Money Laundering Laws.
2.25Product Liability; Product Warranties. Except as set forth on Section 2.25(a) of the Disclosure Schedule, the products sold or manufactured by the Company Group have complied with and are in compliance with, in all material respects, all applicable (a) Laws, and (b) express or implied warranties. Except as set forth on Section 2.25(a) of the Disclosure Schedule, no member of the Company Group has initiated or otherwise participated in any product recall or withdrawal with respect to any product produced, manufactured, marketed, distributed or sold in connection with the Company Business, whether voluntary or required by Law. There are not, and there have not been, any defects or deficiencies in any of the Company Group’s products or services (including in the Inventory) that would reasonably be expected to give rise to or serve as a basis for any product recall or withdrawal by any member of the Company Group. The forms of each member of the Company Group’s product warranties are attached to Section 2.25(b) of the Disclosure Schedule.
2.26Anti-Corruption and Anti-Bribery Laws.
(a)Each member of the Company Group and their respective Affiliates and officers, directors, Employees, independent contractors and, to the Company’s Knowledge, agents or other Persons while acting on behalf of any of the foregoing, have been, and are currently, in compliance with all applicable Anti-Corruption Laws.
(b)No member of the Company Group and none of their Affiliates or their directors, officers, Employees, independent contractors, or to the Company’s Knowledge, agents or other Persons while acting for or on behalf of the Company Group, has, directly or indirectly, in connection with the conduct of any activity of the Company:
(i)made, offered, promised to make or offer or authorized the making of any gift or payment, loan or transfer of anything of value, to any Person, including without limitation any Governmental Official, for the purpose of (A) influencing any act or decision of any Person or Governmental Official in his or her official capacity, (B) inducing any Person or Governmental Official to do or omit to do any act in violation of a lawful duty, (C) inducing any Person or Governmental Official to use his or her influence improperly, including with a Governmental Authority, to affect or influence any act or decision, including of a Governmental Authority, in each of (A), (B), and (C) in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any Person in violation of any applicable Anti-Corruption Law;
(ii)made, offered, authorized or promised to make, or received or agreed to receive any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment or advantage;
(iii)established or maintained any unlawful fund of corporate monies or other properties;
(iv)created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or
(v)otherwise violated any applicable Anti-Corruption Law.
(c)No officer or director, or, to the Knowledge of the Company, any Employee, independent contractor is currently a Governmental Official.
(d)No member of the Company Group nor any Affiliate of the Company Group has undergone or is undergoing any audit, review, inspection, investigation, survey or examination or other action by a Governmental Authority relating to the compliance with applicable Anti-Corruption Laws. No member of the Company Group nor any Affiliate of the Company Group has ever received an allegation or whistleblower complaint or conducted any internal investigation regarding compliance or noncompliance with applicable Anti-Corruption Laws. To the Knowledge of the Company, there are no threatened Actions against the Company Group or its Affiliates with respect to applicable Anti-Corruption Laws, and there is no reasonable basis therefor.
2.27No Brokers. Except as set forth on Section 2.27 of the Disclosure Schedule, no investment banker, broker, finder or similar party is or shall be entitled to any payment of any fees of expenses in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates at or prior to the Effective Time.
2.28PPP Loan. The Company Group does not have any currently outstanding Indebtedness under the Paycheck Protection Program administered by the Small Business Administration under Division A, Title I of the CARES Act, including as extended by P.L. 116-260, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (Division N, Title III of the Consolidated Appropriations Act of 2021). With respect to the PPP Loan, the Company Group was eligible for the PPP Loan at the time of the application for, acceptance of, and use of the proceeds of such loan. All representations, statements and certifications made by the Company Group to the applicable lender or any Governmental Authority in connection with the PPP Loan (including all representations, statements and certifications in any promissory notes, loan agreements and other documents delivered in connection with the PPP Loan) were made in good faith and were accurate, true, correct and complete when made. The PPP Loan was forgiven and deemed repaid in full on August 6, 2021, and there are no outstanding obligations with respect to the PPP Loan. Other than the PPP Loan, the Company has neither applied for nor received any loans or other aid pursuant to the CARES Act
2.29Information Statement. The Information Statement to be delivered to the Company Shareholders, assuming the accuracy and completeness of information provided by Purchaser for inclusion or reference in the Information Statement, will not, at the time of such delivery, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. At the time of its delivery to Company Shareholders, the Information Statement will comply with the requirements of the TBOC.
2.30Non-reliance. Except for the representations and warranties contained in this ARTICLE II, the Letters of Transmittal, and the Ancillary Agreements, none of the Company, any Company Shareholder, or any Representative of the Company Group makes any representation or warranty, express or implied, regarding the Company Group, the Company Capital Stock, or the Contemplated Transactions. The Company Shareholders, Shareholder Representative and the Company hereby disclaim any other express or implied representations or warranties with respect to the Company Group, or their respective businesses, assets, liabilities, or operations. Except as set forth in this ARTICLE II, the Letters of Transmittal, and the Ancillary Agreements, none of the Company Shareholders, the Company Group, or any Representative on their behalf is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, projections, forecasts, budgets, or any other forward looking information (written or oral) with respect to the Company Group and/or their businesses, or prospects prepared by or furnished to Purchaser or any of its Affiliates or their Representatives by or on behalf of any Company Shareholder or any member of the Company Group. Except as set forth in this ARTICLE II, the Letters of Transmittal, and the Ancillary Agreements, it is understood that any due diligence materials received by or provided to Purchaser or any of its Affiliates (including Merger Sub) or their respective Representatives that are not referenced or otherwise disclosed in the Disclosure Schedule do not, and shall not be deemed to, directly or indirectly, contain or constitute any representations or warranties of any Company Shareholder, the Company, any other member of the Company Group, the Shareholder Representative or any of their respective Affiliates or any of their respective Representatives. Regardless of the period of time set forth in any of the representations and warranties contained in this ARTICLE II, including any indefinite specified periods, no representation or warranty will extend to a period prior to June 22, 2004.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
Purchaser and Merger Sub hereby represent and warrant to the Company as follows:
3.1Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Purchaser’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and the Ancillary Agreements to which they are a party.
3.2Power, Authorization and Validity.
(a)Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Purchaser and Merger Sub of the Contemplated Transactions have been duly and validly approved and authorized by all necessary corporate action on the part of Purchaser. Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is to be party and to consummate the Contemplated Transactions. The execution, delivery and performance by Merger Sub of this Agreement and each of the Ancillary Agreements to which it is to be party and the consummation of the Contemplated Transactions have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.
(b)This Agreement has been duly executed and delivered by Purchaser and Merger Sub. This Agreement and each of the Ancillary Agreements to which Purchaser is a party are, or when executed by Purchaser will be, assuming the due authorization, execution and delivery by the Company and the other Persons party hereto or thereto, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions. This Agreement and each of the Ancillary Agreements to be entered into by Merger Sub are, or when executed by Merger Sub will be, assuming the due authorization, execution and delivery by the Company and the other Persons party hereto or thereto, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the Enforceability Exceptions.
3.3No Conflict; Required Consents and Approvals.
(a)The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the Contemplated Transactions, do not and will not: (i) conflict with or violate the Charter Documents of Purchaser or Merger Sub or (ii) conflict with or violate any Laws or any judgment, decree or order to which Purchaser or Merger Sub are subject, except in the case of clause (ii) where such conflict or violation would not reasonably be expected to result in a Material Adverse Effect on Purchaser’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and the Ancillary Agreements to which each is a party.
(b)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Purchaser or Merger Sub to enable Purchaser and Merger Sub to lawfully execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party or to consummate the Contemplated

Transactions, except for the filing of the Certificates of Merger with the Delaware Secretary of State and the Texas Secretary of State and in connection with the HSR Act.
3.4Merger Sub. Purchaser is the sole shareholder of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
3.5No Brokers. Other than True North Capital Advisors, no investment banker, broker, finder or similar party is or shall be entitled to any payment of any fees of expenses in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser, Merger Sub, or any of its Affiliates at or prior to the Effective Time.
3.6Investment. Purchaser is acquiring the Company Capital Stock for investment for its own account and not with a view to their resale or distribution within the meaning of Section 2(11) of the Securities Act. Purchaser is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act. Purchaser understands that the Company Capital Stock is not registered under the Securities Act. Purchaser understands that no public market now exists for any of the Company Capital Stock and that the Company has made no assurance that a public market will ever exist for such Company Capital Stock.
3.7Purchaser’s Investigation and Non-Reliance. Purchaser is a sophisticated, experienced, and knowledgeable purchaser and investor in a business similar to the Company Business and has on its own and through its Representatives conducted its own investigation, due diligence, review and analysis regarding the Company Group and the Contemplated Transactions. Purchaser is not relying, has not relied, and disclaims all reliance upon any statement, representation or warranty made by the Company Shareholders, the Company, or any of their Affiliates, except as expressly set forth in this Agreement, as set forth in the Ancillary Agreements, or any other certificate delivered by the Company pursuant to this Agreement. Purchaser and its Representatives have (i) been afforded the opportunity to ask questions of the Company (or the Company’s Representatives) concerning the Company, the Company Group and the Company Business; and (ii) had the opportunity to take such other actions and make such other independent investigations as Purchaser deems necessary to evaluate the Company Group and the Company Group’s assets and understand the merits and risks of an investment therein. Purchaser is not relying, has not relied, and disclaims all reliance upon any materials, documents, or other information provided or made available to Purchaser except to the extent such materials, documents or information are explicitly stated in this Agreement, any Ancillary Agreement, or any Schedule (including any Disclosure Schedule) or Exhibit hereto or thereto. Purchaser acknowledges that none of the Company, Company Shareholders or Shareholder Representative has made any representations or warranties express or implied as to the Company Group, the Company Business the assets of the Company Group, or the accuracy or completeness of any information regarding the Company Group, Company Shareholders or the Shareholder Representatives (or their Representatives) furnished or made available to Purchaser, its Affiliates and their Representatives, or any other matter related to the Contemplated Transactions, except as expressly and specifically provided in ARTICLE II, the Ancillary Agreements or any other certificate delivered by the Company pursuant to this Agreement, and that Purchaser (along with its Affiliates and Representatives) has not and may not rely on any other representations or warranties made by the Company Group, Company Shareholders, Shareholder Representative or their respective Representatives or on any of the Company’s estimates with respect to reserves or the value of the Company Business or the Company Group’s assets or properties, or any projections as to future events or other analyses or forward looking statements. Notwithstanding anything to the contrary set forth in Section 2.30, this Section 3.7 or Section 10.16, nothing in this Agreement shall, or shall be deemed or construed to, preclude, limit, or impair any claim in respect of, relieve any Person of any liability or obligation for, or limit or impair any recourse available in respect of, Fraud.
3.8R&W Insurance Policy. Purchaser has provided the Company with an accurate and complete copy of R&W Insurance Policy Binder. The R&W Insurance Policy Binder (a) is in full force and effect (provided that coverage thereunder is subject to the conditions to the insurer’s obligations thereunder as set forth therein) and is a legal, valid, binding and enforceable obligation of Purchaser and, to the knowledge of Purchaser, each of the other respective parties thereto (as the case may be) and (b)

has not been terminated or otherwise amended or modified, and no amendment or modification thereto is contemplated. Purchaser has complied with its obligations in connection with the R&W Insurance Policy as of the date hereof. Neither Purchaser, nor to the knowledge of Purchaser, any other party to the R&W Insurance Policy is in default or breach of the R&W Insurance Policy Binder.
ARTICLE IV

COMPANY COVENANTS
4.1Conduct of Business.
(a)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company agrees to operate the Company Business in the Ordinary Course of Business, except (i) as specifically disclosed in Section 4.1(a) of the Disclosure Schedule, (ii) with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed), or (iii) as specifically contemplated by this Agreement. Without limiting the generality of the foregoing, the Company agrees to pay Indebtedness for borrowed money and Taxes of the Company Group when due, to use commercially reasonable efforts to pay or perform other obligations when due, and, to the extent consistent therewith, to preserve intact the present business organizations of the Company Group, to keep available the services of the Company’s present officers and other Key Employees, to preserve the Company Group’s assets and to preserve the Company Group’s relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with them, all with the goal of preserving unimpaired the Company Group’s goodwill and ongoing businesses.
(b)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, except as set forth in clauses (i) through (iii) of Section 4.1(a), no member of the Company Group shall:
(i)amend its Charter Documents;
(ii)issue, sell or grant, or authorize or propose the issuance, sale or grant of, any Company Securities or other equity or equity-related interest;
(iii)declare, set aside or pay any non-cash dividend or distribution in kind or redeem, purchase or otherwise acquire directly or indirectly any shares of Company Capital Stock or split, combine or reclassify any shares of Company Capital Stock;
(iv)make any expenditure or enter into any Contract or transaction involving amounts exceeding $100,000 individually or $250,000 in the aggregate other than Contracts contemplating sales of Company Offerings to customers in the Ordinary Course of Business;
(v)enter into any new or amend, or terminate any Company Material Contract described in Sections 2.12(a)(iii), 2.12(a)(iv), 2.12(a)(vii), 2.12(a)(ix), 2.12(a)(xi), 2.12(a)(xii), 2.12(a)(xiii), 2.12(a)(xiv), 2.12(a)(xvii), 2.12(a)(xviii), 2.12(a)(xix), 2.12(a)(xx), 2.12(a)(xxi), 2.12(a)(xxii), 2.12(a)(xxiii), 2.12(a)(xxiv), 2.12(a)(xxviii), 2.12(a)(xxix), 2.12(a)(xxx), Section 2.12(a)(xxxi), material Contracts under Section 2.14, Section 2.18, or 2.23, or any Contract which would have been such type of Company Material Contract had such Contract been entered into prior to the Agreement Date;
(vi)terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, encumber, license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to Intellectual Property or any option to any of the foregoing), sell, transfer or otherwise dispose of any Registered Company Intellectual Property rights, except for non-exclusive licenses granted to the Company’s end users or customers in the Ordinary Course of Business;
(vii)enter into any new, or materially amend or terminate any Company Benefit Arrangement or any other plan, agreement or arrangement that would be a Company

Benefit Arrangement if in effect as of the Agreement Date, with or for the benefit of any Employee, or hire or offer to hire any Employee or retain or offer to retain any independent contractor;
(viii)hire, promote or terminate or put on notice of termination (in either case, other than for cause) any Employee whose annual base (and not bonus) compensation is or would be in excess of $120,000 or independent contractor whose annual fees are or would be in excess of $250,000 (other than Contracts for transportation or hauling of Company Offerings and field service contractors which do not exceed $250,000 in minimum or contracted for amount) or arrangement or enter into or negotiate to enter into any collective bargaining, works council or other similar organized labor agreement or arrangement;
(ix)grant any increases other than normal increases in compensation in the Ordinary Course of Business, in or accelerate the vesting or payment of the compensation, perquisites or benefits (whether through the payment of, or agreement to pay or accelerate, cash, equity, bonus amounts or otherwise) to any Employee, director or independent contractor of the Company Group;
(x)acquire or agree to acquire any Person or otherwise acquire or agree to acquire any Person, business, division or all or substantially all of the assets of a Person or business whether by merging or consolidating with, or by purchasing or being granted an exclusive license to any assets (tangible or intangible) or any equity securities or business of, or by any other manner;
(xi)enter into any Contract to purchase or sell any interest in real property or grant any security interest in real property;
(xii)incur or guarantee any Indebtedness for borrowed money, or issue or sell any debt securities or guarantee any Indebtedness or other obligations of others, or create or permit any Encumbrance (other than Permitted Encumbrances created or permitted in the Ordinary Course of Business) over any of its assets;
(xiii)revalue any of its assets (whether tangible or intangible), including writing off notes, accrued revenue or accounts receivable, settle, discount or compromise any accounts receivable, accrued revenue or reverse any reserves other than in the Ordinary Course of Business and consistent with past practice and in accordance with GAAP;
(xiv)amend any Privacy Policy, publish any new Privacy Policy, or announce any new Privacy Policy or amendment to any Privacy Policy;
(xv)grant any loans to others, purchase any debt securities of others or amend the terms of any outstanding loan agreement other than in connection with sales of Company Offerings made to customers in the Ordinary Course of Business;
(xvi)engage in or enter into any material transaction or commitment, or relinquish any material right, outside the Ordinary Course of Business;
(xvii)initiate or settle any litigation the value in dispute of which is in excess of $200,000;
(xviii)pay, discharge or satisfy, in an amount in excess of $100,000 in any one case, or $250,000 in the aggregate, any Liability (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business;
(xix)make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, commence, settle or compromise any

Tax claim, assessment or other proceeding in respect of an amount in excess of $100,000 (whether individually or in the aggregate), consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, file or amend (in each case, other than in accordance with the provisions of Section 9.1(a)) any income or other material Tax Return, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than any automatic extension of the due date of a Tax Return), grant any power of attorney with respect to Taxes other than in the Ordinary Course of Business, enter into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, or any closing or other agreement relating to Taxes or fail to pay Taxes when due;
(xx)adopt or change the Company Group’s accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, revenue recognition policies, billing and invoicing policies, or payment or collection policies or practices;
(xxi)change or alter its cash management procedures or management of working capital, including by accelerating collection of receivables or delaying payment of payables; or
(xxii)offer to discuss entering into, negotiate entering into, authorize the entrance into or enter into any Contract to do any of the foregoing.
Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Purchaser or Merger Sub, directly or indirectly, the right to control or direct the business operations of the Company Group prior to the Closing and (ii) prior to the Closing, the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the business.
(c)Notwithstanding anything in this Section 4.1 to the contrary, the Company and Company Group shall be permitted to freely take any of the following actions without need to the consent of Purchaser:
(i)Distributing Company Cash (including marketable securities) to the Company Shareholders.
(ii)Paying any amount owing with respect to the Transaction Expenses or repaying any Indebtedness.
(iii)Selling or disposing of new home inventory over 18 months old at a discount either individually or in a bulk sale transaction; provided, that (A) all such sales and dispositions are to non-Affiliate third parties of the Company Group and (B) there are no Liabilities (including storage or performance obligations) imposed on the Company Group after the Closing other than the Standard Company Warranty.
(iv)Selling or disposing of (A) raw material inventory over two (2) years old, or (B) Used Coach Inventory either individually or in a bulk sale transaction; provided, that (1) all such sales and dispositions are to non-Affiliate third parties of the Company Group and (2) there are no Liabilities (including storage or performance obligations) imposed on the Company Group after the Closing.
4.2Approval of Company Shareholders.
(a)The Company shall, subject to the review and approval by Purchaser (with such consent not to be unreasonably withheld, conditioned, or delayed), prepare an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) to be used in connection with soliciting the Shareholder Approval regarding the matters set forth in the Written Consent in order to consummate the Merger and the other Contemplated Transactions. The Information

Statement shall include, among other things, a description of the terms of this Agreement, each Ancillary Agreement, and the Contemplated Transactions, the requisite notice of appraisal rights under the TBOC, and the unanimous recommendation of the Company Board to the Company Shareholders to vote in favor of the approval and adoption of this Agreement and the Merger, the other Contemplated Transactions and the other matters set forth in the Written Consent. Following its preparation, the Company will promptly send the Information Statement to each Company Shareholder in connection with soliciting such approval in accordance with applicable Law and in any event within fifteen (15) Business Days of this Agreement. The Parties shall cooperate with each other in connection with the preparation of the Information Statement, including by providing information reasonably necessary for the preparation of the Information Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company shall promptly inform Purchaser of such occurrence and shall make any appropriate amendment or supplement to the Information Statement, and the Company shall thereafter deliver to the Company Shareholders such amendment or supplement. No amendment or supplement to the Information Statement will be made by the Company without the written approval of Purchaser.
(b)The Company shall timely provide to the Company Shareholders all advance notices required to be given to such Company Shareholders in connection with this Agreement, the Merger and the other Contemplated Transactions under the Charter Documents, the Company Stock Plan, the Equity-Related Agreements or other applicable Contracts and under Law, or obtain waivers of the same, in each case in form and substance reasonably satisfactory to Purchaser .
(c)With respect to each Person listed on Section 4.2(c) of the Disclosure Schedule (the “280G Gross Up Schedule”) each of whom is receiving payments that are deemed excess parachute payments under Section 280G (in such amounts as are listed on the 280G Gross Up Schedule (each such Person, a “Grossup Recipient”)), Purchaser shall pay to the Surviving Corporation in accordance with Section 1.5(e) (as Transaction-Related Payments) the amount set forth in the Gross Up Payment Amount column for each Grossup Recipient (each payment, a “Gross Up Payment”). As a condition to receiving the Gross Up Payment, each Grossup Recipient shall execute and deliver to the Company a Compensation Acknowledgement and Release Agreement, which includes a release of all claims such individual has against any member of the Company Group, including related to their ownership of Company Restricted Shares. The Purchaser acknowledges and agrees that no Gross Up Payments or any amounts which are “excess parachute payments” pursuant to Section 280G will be deductible by the Surviving Corporation or available for deduction by Purchaser or any of its Affiliates post-closing.
4.3Consents; Terminations; Modifications; Company Shareholder Obligations.
(a)The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of, and give all necessary notices to, any parties to any Company Material Contract as are required thereunder in connection with the Merger or for any such Company Material Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company under such Company Material Contract from and after the Closing. Such consents, waivers and approvals shall be in a form reasonably acceptable to Purchaser.
(b)The Company shall cause each of the agreements listed on Section 4.3(b) of the Disclosure Schedule (the “Terminated Agreements”) to be terminated in each case effective prior to or as of the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and neither Purchaser nor any of its Affiliates (including the Surviving Corporation) will be subject to any Liability under any Terminated Agreement following the Effective Time.
(c)The Company shall use commercially reasonable efforts to modify each of the agreements listed on Section 4.3(c) of the Disclosure Schedule hereto in the manner set forth thereto (the “Modified Agreements”) in each case effective prior to or as of the Effective Time.
(d)On or prior to the Closing Date, the Company shall cause all Indebtedness Contracts and all other Liabilities between any Major Company Shareholder or holders of Company

Restricted Stock (each a “Covered Related Party”), on the one hand, and any member of the Company Group, on the other hand, and the Contracts set forth on Section 2.8 of the Disclosure Schedule (each, a “Company Shareholder Obligation”), shall be settled, resolved or otherwise eliminated or terminated, as applicable, and cancelled in full, effective as of the Closing, with no continuing Liability by any Party; provided, that, (i) no Covered Related Party shall be required to release, nor shall the Company Group be required to obtain a release of, any amounts owed to such Covered Related Party arising from (A) any claims that it may have under, and in accordance with the terms of this Agreement or an Ancillary Agreement such Covered Related Party is a party, (B) with respect to Covered Related Parties that are current employees of the Company Group, any rights to accrued but unpaid compensation or benefit under a Company Benefit Arrangement, (C) any claims that cannot be waived pursuant to applicable Law, or (D) indemnification and exculpation with respect to matters arising prior to Closing, to the extent (x) the Covered Related Party is or was a director or officer of any member of the Company Group prior to Closing, (y) provided for in the Company Group’s Charter Documents, and (z) consistent with Section 5.4(b) of this Agreement as well as any rights under the Tail Insurance Policy or any policy set forth on Section 5.4(c) of the Disclosure Schedule, and (ii) for the purposes of this Section 4.3(d), the Company shall be deemed to comply with this subsection with respect to amounts owed by it to any Covered Related Party to the extent it delivers (A) in the case of a Major Shareholder, an executed Restricted Covenant Agreement from such Major Shareholder, and (B) in the case of a holder of Company Restricted Stock, an executed Restricted Share Acknowledgement and Release Agreement from such holder of Company Restricted Stock.
4.4Litigation. The Company shall notify Purchaser in writing promptly after learning of any material Action initiated or threatened in writing against the Company Group or any of its officers, directors, Employees or Company Shareholders in their capacity as such. The Company shall give Purchaser the opportunity to consult with external counsel to the Company regarding the defense, settlement or compromise with respect to any such Actions or threatened Actions. The Company shall not settle or compromise or agree to settle or compromise any such Action or threatened Action without Purchaser’s prior written consent.
4.5No Other Negotiations.
(a)The Company Group shall not, and shall not authorize, encourage or permit any of its Representatives or any other Person acting on its behalf to, directly or indirectly: (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent, term sheet, indication of interest, or Contract contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of any Company Shareholders. The Company shall, and shall cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Purchaser and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Purchaser and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with or in contemplation of an Acquisition Proposal.
(b)The Company Group shall promptly notify Purchaser orally and in writing after receipt by the Company Group (or, to the Knowledge of the Company, by any of its Representatives), of (i) any Acquisition Proposal, or (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Purchaser and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person(s) making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Purchaser informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal, offer, notice or request and any correspondence or communications related thereto.
4.6Access to Information.
(a)No later than three (3) Business Days before the Closing Date, the Company will deliver written instructions, in a form reasonably satisfactory to Purchaser, to the Person hosting the Company data room to provide Purchaser, Shareholder Representative, and Legal Counsel with a digital copy of all documents and other information that was included in the Company Data Room as of the Closing Date (which may be delivered through electronic file sharing methods). Shareholder Representative and Legal Counsel, in its capacity as a Representative of the Shareholder Representative, shall have the right to retain a full electronic copy of the Company Data Room, which shall be subject to the restrictions set forth in Section 8.11(g).
(b)From and after the Agreement Date until the Closing, or if earlier the termination of this Agreement, the Company shall provide Purchaser and its Representatives reasonable access to the Books and Records, personnel and facilities of the Company, subject to the terms of the Confidentiality Agreement and the Clean Team Agreement. Subject to the Access Limitations, the Company shall cause its accountants and Representatives to cooperate with Purchaser and Purchaser’s agents and advisors in making available all financial information reasonably requested by Purchaser and its Representatives, including the right to examine all work papers pertaining to all financial statements prepared or audited by such accountants. No review pursuant to this Section 4.6 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the Parties or the conditions to the obligations of the Parties hereto under this Agreement.
(c)Any activities, contacts, or examinations conducted by Purchaser under this Section 4.6 shall be conducted in such a manner as to (i) not unreasonably interfere with the Company Group’s business and its relationships with its vendors and customers; and (ii) protect the Company Group’s proprietary information. Purchaser and Merger Sub shall indemnify, defend, and hold harmless, the Company Group and their Representatives with respect to all personal injury, illness or death, or property damage Losses arising out of or relating to access to the assets or properties and contracts, books, records, and other documents and data relating thereto prior to the Closing.
4.7Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 6.1 and 6.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other Contemplated Transactions to be consummated in accordance with the terms of this Agreement.
4.8Termination of Certain Company Benefit Arrangements.
(a)The Company shall terminate, effective as of no later than the day immediately preceding the Closing Date, any and all group severance, separation or salary continuation plans, programs or arrangements and any and all Company Benefit Arrangements intended to include a Code Section 401(k) arrangement (each a “Terminated Benefit Plan”) (unless Purchaser provides written notice to the Company no later than ten (10) Business Days prior to the Closing Date that such arrangements shall not be terminated). The Company shall provide Purchaser with evidence that such Terminated Benefit Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Purchaser (which will not be unreasonably withheld). The Company shall take such other actions in furtherance of terminating such Terminated Benefit Plan(s) as Purchaser may reasonably require. In the event that termination of any Terminated Benefit Plan would reasonably be anticipated to trigger liquidation charges, surrender charges, other fees or any other Liabilities, then such charges, fees and/or Liabilities shall be deemed to be Transaction

Expenses, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Purchaser. As of the Closing Date, Purchaser (or one of its Affiliates) shall maintain its own defined contribution plan intended to include a Code Section 401(k) arrangement, which will permit the employees of the Company to roll over their accounts from the Terminated Benefit Plan that included a Code Section 401(k) arrangement including any promissory notes for outstanding loans.
(b)The Company shall give all notices and other information required to be given by the Company to the Company’s Employees, any collective bargaining unit representing any group of the Company’s Employees, and any applicable Governmental Authority under the National Labor Relations Act, as amended, the Code, COBRA and other Laws in connection with the Contemplated Transactions or other applicable Contracts.
4.9Transaction Expenses. At least three (3) Business Days prior to the Closing, the Company shall obtain, in each case in form and substance reasonably satisfactory to Purchaser, written acknowledgements from each legal counsel, financial advisor, accountant and other Person who performed services for or on behalf of the Company Group, or who is otherwise entitled to any fee, compensation or reimbursement from the Company Group (other than the Transaction-Related Payment Recipients), in connection with this Agreement or any of the Contemplated Transactions, pursuant to which each such Person acknowledges (each an “Company Advisor”): an estimate of the total amount of fees, costs and expenses of any nature that are outstanding or are reasonably expected to become payable to such Person by the Company Group in connection with this Agreement and/or the Contemplated Transactions (such amounts, the “Covered Advisor Expenses” and such acknowledgments, collectively, the “Advisor Acknowledgements”); provided, that each Advisor Acknowledgement shall agree that no Company Advisor may seek repayment of any fees or other amount from the Company Group for Covered Advisor Expenses more than thirty (30) days following the Closing; and provided, further, that the Company Shareholders and the Shareholder Representative may still be liable for further expenses and fees.
4.10Corporate Matters. The Company shall cause all minute books containing the records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board and the Company Shareholders and the stock ledgers, journals and other records reflecting all stock issuances and transfers to be located at any of (i) the Company’s principle executive offices, in the case of original records in the possession of the Company Group, (ii) in the case of records which are only kept in electronic form and in the Company’s control, the Company’s IT System, or (iii) with the Company’s transfer agent.
4.11Inventory. At least thirty (30) calendar days but no more than sixty (60) calendar days prior to Closing, the Company Group shall take a physical Inventory to determine the value of the Inventory to be used for purposes of calculating the Working Capital (the “Pre-Closing Inventory Calculation”). Purchaser and its Representatives shall be permitted to participate in the Pre-Closing Inventory Calculation to verify its results. The Company Group and Purchaser agree that the Pre-Closing Inventory Calculation shall be calculated in accordance with the Form Inventory Methodology Statement, and, to the extent consistent with Form Inventory Methodology Statement, using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology (including without limitation as to the establishment of reserves), used in preparation of the Company Financial Statements.
4.12Company Stock Plan Cancellation. The Company Board shall, at a meeting duly called and held, by a unanimous vote of the entire board of directors, or by a unanimous written consent in lieu thereof, adopt resolutions terminating the Company Stock Plan effective as of the day before Closing in accordance with the provisions of the Company Stock Plan.
4.13Litigation Assignment. If requested by the Shareholder Representative in writing delivered to the Company and Purchaser at least ten (10) Business Days prior to the Closing Date, the Company Group shall assign all of its rights, title and interest in and to the Judgement to a Person outside of the Company Group designated by the Shareholder Representative (the “Assigned Entity”), and the Assigned Entity shall assume all Liabilities related to the Judgement. If so requested, the Assigned Entity will have all rights and be fully responsible and liable for all of the Company Group’s obligations and Liabilities with respect to the Judgement.
4.14Distribution. Within three (3) Business Days prior to Closing, (a) subject to the limitations set forth in applicable provisions of the TBOC, the Company Board shall authorize and declare a dividend in an amount equal to (1) all Company Cash in excess of $4,000,000 as of such date (such amount, the “Distributed Cash”) plus (2) the investments listed on Section 4.14 of the Disclosure Schedule held by the Company Group, which shall be valued as of their fair market value as of the date of distribution (the “Distributed Investments, and, together with the Distributed Cash, the “Pre-Closing Distribution”), and (b)(1) the Company shall pay an amount equal to the Distributed Cash to the Exchange Agent for distribution to the Company Shareholders, and (2) all Distributed Investments shall be distributed and assigned to the Major Company Shareholders, in respect of their Company Securities which are not Company Restricted Stock, as a distribution in kind in lieu of their Pro Rata Share of Distributed Cash. At Closing, the Exchange Agent shall distribute the Distributed Cash to the Company Shareholders in accordance with their Pro Rata Share; provided, however, with respect to Company Shareholders that are holders of Company Restricted Shares, such Company Shareholders’ Pro Rata Share of the Distributed Cash shall be disbursed via the Alternative Payment Procedure. For the avoidance of doubt, any amounts included in the Pre-Closing Distribution shall be excluded from the calculations of Estimated Merger Consideration and Final Merger Consideration.
ARTICLE V

PURCHASER AND MERGER SUB COVENANTS
5.1Satisfaction of Conditions Precedent. Purchaser shall use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Sections 6.1 and 6.3, and Purchaser shall use commercially reasonable efforts to cause the Merger and the other Contemplated Transactions to be consummated in accordance with the terms of this Agreement.
5.2R&W Insurance Policy. Purchaser shall obtain the R&W Insurance Policy, having substantially the terms specified in the form of policy attached to the R&W Insurance Policy Binder. Purchaser shall use commercially reasonable efforts to ensure that the R&W Insurance Policy remains in full force and effect in accordance with its terms. Purchaser shall not amend, waive, supplement or otherwise modify the R&W Insurance Policy in a manner that would reasonably be expected to adversely affect the Company Shareholder Related Parties without the prior written consent of the Shareholder Representative and Purchaser shall not amend Section VIII(B)(ii) of the R&W Insurance Policy without the prior written consent of each affected Company Shareholder Related Party.
5.3WARN Act. Purchaser shall not, and shall cause the Company Group not to, at any time prior to sixty (60) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms as defined in the WARN Act affecting in whole or in part any facility, site of employment, operating unit or Employee of the Company without complying with the requirements of the WARN Act in all material respects. Purchaser will bear the cost of compliance with the WARN Act following and at the Effective Time; provided, however, the Company Group will bear the cost of compliance with the WARN Act prior to the Effective Time.
5.4Indemnification of Directors and Officers.
(a)Prior to the Closing, the Company shall obtain from its current insurer, and fully pay for, a six year run-off directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policy covering claims which arise, in whole or in part, from facts or circumstances which occurred prior to the Closing (collectively, the “Tail Insurance Policies”). The Tail Insurance Policies shall name, as insureds thereunder, all present and former managers, directors and officers of the Company Group.
(b)For a period of six (6) years from the Closing Date, with respect to the Company Group, Purchaser agrees that it shall cause each member of the Company Group not to, unless otherwise agreed by Purchaser and the Shareholder Representative, amend any of the Company Group’s Charter

Documents in any way to reduce or eliminate the level of indemnification provided under the Tail Insurance Policy to such present and former officers and managers of the Company Group with respect to any matters arising prior to the Closing. This Section 5.4(b) and the covenants made hereunder shall survive the Closing, and are expressly intended to be for the benefit of, and shall be enforceable by, each of the former or present directors, managers and officers of the Company Group and their respective heirs and legal representatives. If the Company Group or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, commercially reasonable efforts shall be made so that the successors and assigns of the Company Group shall succeed to the obligations set forth in this Section 5.4(b).
(c)Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is set forth on Section 5.4(c) of the Disclosure Schedule, it being understood and agreed that the indemnification provided for in this Section 5.4 is not prior to, or in substitution for, any such claims under any such policies.
ARTICLE VI

CONDITIONS TO CLOSING OF THE MERGER
6.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Purchaser, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions, any of which may be waived in writing by the Company and Purchaser (on its own behalf and on behalf of Merger Sub), to the extent permitted by Law.
(a)All permits, authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Authority as may be required to consummate the Merger shall have been obtained, other than (i) the filing of the Certificates of Merger in accordance with Section 1.1 and (ii) any filings required under applicable securities Laws.
(b)The filings of Purchaser and the Company pursuant to the HSR Act shall have been made, and the applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or otherwise terminated.
(c)No temporary restraining order, preliminary or permanent injunction or other order shall have been issued, or other legal or regulatory Action taken, by any Governmental Authority or other Person that restrains, prohibits, challenges or prevents the consummation of the Merger on the terms and conditions set forth herein, nor shall any Law have been enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger on the terms and conditions set forth herein illegal.
6.2Additional Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Purchaser (on its own behalf and on behalf of Merger Sub), to the extent permitted by Law.
(a)As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date): (i) each of the Fundamental Representations shall be true and correct (except for (A) de minimis inaccuracies with respect to the representations and warranties set forth in Section 2.4(a) and (B) with respect to the last sentence of Section 2.4(a), the effect of the Pre-Closing Distribution), (ii) each of the Company’s representations and warranties, other than the Fundamental Representations, shall be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein) except where any such failures, individually or in the aggregate, to be so true and correct have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)The Company shall have performed or complied with in all material respects each of its obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)Since the Agreement Date, there shall not have occurred any Material Adverse Effect with respect to the Company.
(d)Purchaser shall have received a certificate signed on behalf of the Company by the Company’s chief financial officer certifying as to compliance with the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) as of the Closing Date (the “Company Closing Certificate”).
(e)No (i) Contract, (ii) Governmental Permit or (iii) relationship with any Significant Customer or Significant Supplier, in any case that is material to the Company Group, taken as a whole, shall have been terminated or amended in any materially adverse respect with an impact on the Company Group, taken as a whole, in excess of $5,000,000.
(f)There shall have not occurred any Condemnation with a Condemnation Value in excess of $5,000,000.
(g)There shall have not occurred any Casualty Loss with a Restoration Cost in excess of $5,000,000.
(h)Each of those high-risk data security and vulnerability matters described on Section 6.2(h) of the Disclosure Schedules shall have been completed, and the Company shall have delivered evidence of such completion in form and substance reasonably satisfactory to Purchaser.
(i)The Shareholder Approval and the Written Consent shall remain in full force and effect.
(j)The aggregate number of Dissenting Shares shall be less than two percent (2%) of the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time.
(k)The Company shall have delivered to Purchaser duly executed copies of all third-party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth on Section 6.2(k) of the Disclosure Schedule, each in form and substance satisfactory to Purchaser.
(l)Each of the Terminated Agreements shall have been terminated, in each case effective prior to or as of the Effective Time, and the Company shall have delivered evidence of such termination in form and substance satisfactory to Purchaser.
(m)Each of the Modified Agreements shall have been modified in the manner set forth on Section 4.3(c) of the Disclosure Schedule, in each case effective prior to or as of the Effective Time, and the Company shall have delivered evidence of such modifications in form and substance satisfactory to Purchaser.
(n)The Company shall have delivered to Purchaser evidence of the termination of all Company Shareholder Obligations with no Liability to any member of the Company Group (in each case, in a form reasonably satisfactory to Purchaser).
(o)Each of the directors and officers of the Company Group immediately prior to the Effective Time shall have executed and delivered to Purchaser a resignation letter in form and substance reasonably satisfactory to Purchaser, which, for the avoidance of doubt, shall not require the director or officer to release any claims.
(p)The Company shall have delivered to Purchaser the Closing Statement in accordance with Section 1.4.

(q)The Company shall have delivered to Purchaser (i) a Certificate of Fact from the Texas Secretary of State in respect of each member of the Company Group and each other state or jurisdiction in which any member of the Company Group is qualified to do business as a foreign entity certifying, as of a date no more than thirty (30) days prior to the Closing Date, that the applicable member of the Company Group is in good standing, and (ii) a Certificate from the Texas Comptroller of Public Accounts that each member of the Company Group has active status for Texas franchise tax purposes.
(r)Purchaser shall have received a certificate dated as of the Closing Date, signed by the secretary of the Company certifying as to (i) an attached copy of each member of the Company Group’s Charter Documents and stating that the Charter Documents have not been amended, modified, revoked or rescinded, (ii) an attached copy of the resolutions of the Company Board evidencing the Board Approval, and stating that such resolutions have not been amended, modified, revoked or rescinded, (iii) an attached copy of the Written Consent received from Company Shareholders, and stating that such Written Consent constitutes the Shareholder Approval and that the resolutions set forth therein have not been amended, modified, revoked or rescinded, and (iv) the names and signatures of the Company’s officers authorized to sign this Agreement, each Ancillary Agreement to which the Company Group is a party and the other documents to be delivered by the Company hereunder.
(s)The Company shall have terminated or cancelled the Terminated Benefit Plans (if any) effective as of the date specified by Purchaser, each termination in form and substance satisfactory to Purchaser.
(t)Purchaser shall have received a properly executed statement, issued by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than five (5) Business Days prior to the Closing Date and signed by an officer of the Company, and in form and substance set forth on Exhibit K hereto (the “FIRPTA Certificate”), certifying that interests in the Company, including shares of Company Capital Stock, do not constitute “United States real property interests” under Section 897(c) of the Code, together with the notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(u)Each (i) Restrictive Covenant Agreement and (ii) Restricted Share Acknowledgement and Release Agreement, shall be in full force and effect.
(v)Each (i) Key Employee PIIA and (ii) Key Employee Offer Letter shall be in full force and effect.
(w)Purchaser shall have received from the Company payoff letters in form and substance reasonably satisfactory to Purchaser with respect to each item of Closing Indebtedness for borrowed money existing immediately prior to the Effective Time set forth on the Closing Statement (the “Payoff Letters”).
(x)Each (i) director, Employee or independent contractor of the Company that will receive a Transaction-Related Payment in connection with Closing, has executed a compensation acknowledgement and release agreement in the form attached hereto as Exhibit F-1, and (ii) each Grossup Recipient who will receive a Gross Up Payment has executed and delivered a compensation acknowledgement and release agreement in the form attached hereto as Exhibit F-2 (each, a “Compensation Acknowledgement and Release Agreement”), such agreements to be effective as of the Effective Time.
(y)The R&W Insurance Policy will come into full force and effect (subject only to the occurrence of the Closing), unless the R&W Insurance Policy Binder is earlier terminated by Purchaser (other than due to a material breach thereof by any insurer or underwriter party to the R&W Insurance Policy Binder or due to a bankruptcy event of any insurer or underwriter party thereto) or by the insurer or underwriter thereto due to a breach of the R&W Insurance Policy Binder by Purchaser.
(z)Purchaser shall have received from the estate of Mr. Richard Brugge a duly executed acknowledgment and release agreement with respect to the Company Restricted Shares held by

Mr. Brugge, in form and substance reasonably satisfactory to Purchaser, which, for the avoidance of doubt, shall not contain any restrictive covenants.
6.3Additional Conditions to Obligations of the Company. The Company’s obligation to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company, to the extent permitted by Law.
(a)As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), each of the representations and warranties of Purchaser and Merger Sub that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and each of the representations and warranties of Purchaser and Merger Sub that are not so qualified shall be true and correct in all material respects.
(b)Purchaser and Merger Sub shall have performed or complied with in all material respects each of their obligations required to be performed by them under this Agreement at or prior to the Closing Date.
(c)Since the Agreement Date, there shall not have occurred and be continuing any Material Adverse Effect with respect to Purchaser.
(d)The Company shall have received a certificate signed on behalf of Purchaser by a senior executive officer of Purchaser certifying as to compliance with the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) as of the Closing Date (the “Purchaser Closing Certificate”).
(e)Purchaser shall have delivered to the Shareholder Representative and the Company a certificate signed by an executive officer of Purchaser attaching true and correct copies of resolutions and actions taken by Purchaser’s board of directors and Merger Sub’s board of directors and stockholder authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, which resolutions shall not have been withdrawn or rescinded.
ARTICLE VII

TERMINATION OF AGREEMENT
7.1Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned, notwithstanding the Written Consent constituting the Shareholder Approval, at any time prior to the Effective Time by the mutual written consent of Purchaser and the Company.
7.2Unilateral Termination.
(a)Either Purchaser or the Company, by giving written notice to the other, may terminate this Agreement if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action having the effect of permanently restraining or enjoining or otherwise prohibiting the Merger or the Contemplated Transactions, or (ii) there has been adopted an applicable Law that makes the consummation of the Merger on the terms and conditions contemplated by this Agreement illegal; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such Party is the cause of such final judgment under subsection (i) of this Section 7.2(a).
(b)Either Purchaser or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 5:00 p.m. Arizona time on October 31, 2025 (the “Termination Date”) if the conditions to the terminating Party’s obligations to Closing under ARTICLE VI (other than conditions pertaining to covenants to be performed as part of effectuating the Closing) have not been satisfied and the terminating Party has not waived such unsatisfied conditions by such time; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such Party results in the failure of any condition set forth in ARTICLE VI to be fulfilled or satisfied as of such date; provided further, that if the Merger shall not have been consummated as of the Termination Date stated above or thereafter because (i) the conditions specified in Section 6.1(a) or Section 6.1(b) shall not have been satisfied, and (ii) other conditions to Closing in this ARTICLE VI (other than those conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied at such time, then the Termination Date shall be extended until the earlier of the date that is five (5) Business Days after such condition is satisfied or the date which is ninety (90) calendar days following the Termination Date. Notwithstanding anything to the contrary in this Agreement, if the Merger shall not have been consummated by 5:00 p.m. Arizona time on or before the one (1) year anniversary date of this Agreement, either the Purchaser or the Company may, for any or no reason, terminate this Agreement, by giving written notice to the other.
(c)The Company, by giving written notice to Purchaser, may terminate this Agreement at any time prior to the Effective Time if Purchaser or Merger Sub has committed a breach of (i) any of their representations or warranties under ARTICLE III, or (ii) any of their covenants under this Agreement, and (A) has not cured such breach within thirty (30) calendar days after the Company has given Purchaser written notice of such breach and its intention to terminate this Agreement pursuant to this Section 7.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in ARTICLE VI to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to the Company if the Company is at that time in material breach of this Agreement.
(d)Purchaser, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if the Company has committed a breach of (i) any of its representations or warranties under ARTICLE II, or (ii) any of its covenants under this Agreement, and (A) has not cured such breach within thirty (30) calendar days after Purchaser has given the Company written notice of such breach and its intention to terminate this Agreement pursuant to this Section 7.2(d) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in ARTICLE VI to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 7.2(d) shall not be available to Purchaser if Purchaser is at that time in material breach of this Agreement.
(e)Purchaser, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if any event has occurred or any circumstance exists which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company Group.
(f)Purchaser, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if the Written Consent evidencing the Shareholder Approval is no longer effective for any reason other than with Purchaser’s prior written consent.
(g)Purchaser, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if any member of the Company Group (or any Company Shareholder on behalf of the Company Group) has entered into a binding Contract to consummate an Interloper Proposal.
7.3Effect of Termination.
(a)Subject to Section 7.3(b), in the event of the termination of this Agreement pursuant to Section 7.1 or Section 7.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Purchaser, Merger Sub or the Company or their respective officers, directors, Company Shareholders or Affiliates; provided, however, that (a) the provisions of this Section 7.3 and ARTICLE X (and related definitions) shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any Party hereto from Liability in connection with any Fraud or willful breach of a covenant prior to such termination.
(b)Notwithstanding Section 7.3(a), in the event this Agreement is terminable by Purchaser pursuant to Section 7.2(g), then Purchaser shall have the option, at its sole and absolute discretion, to terminate this Agreement, in which case the Company shall pay to Purchaser (or its designee(s)) an amount equal to $6,000,000 (the “Termination Fee”). In the event the Termination Fee is payable pursuant to this provision, the Company shall pay the Termination Fee to Purchaser (or its designee(s)) within two (2) Business Days after the date that this Agreement has been terminated by Purchaser. If Purchaser chooses to terminate this Agreement pursuant to Section 7.2(g), (i) Purchaser’s receipt of the Termination Fee from the Company shall be the sole and exclusive remedy of Purchaser, its Affiliates, their respective equityholders, and Representatives against the Company Group and any of their respective former, current or future equityholders, directors, officers, Affiliates, Representatives, or agents (the “Company Related Parties”) for any all Losses and Actions suffered or incurred as a result of any actual or asserted breach of any covenant, representation, warranty or agreement in this Agreement or the failure of the Merger or any of the Ancillary Agreements to be consummated (the “Transaction Related Matters”), and (ii) none of Company Related Parties shall have any liability or obligation relating to or arising out the Transaction Related Matters, in each case, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Action, by virtue of any applicable Laws or otherwise and whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a party hereto or to any Ancillary Agreement, to another Person or otherwise. For the avoidance of doubt, under no circumstance will the Purchaser be entitled to receive the Termination Fee without terminating this Agreement.
(c)Each of the Parties hereto acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the transaction contemplated hereby and that without these agreements, the other Parties hereto would not enter into this Agreement.
ARTICLE VIII

INDEMNIFICATION; SURVIVAL
8.1Indemnification of Purchaser Indemnified Parties. From and after the Closing Date, subject to the limitations set forth in this Agreement, the Company Indemnifying Parties, severally in accordance with their Pro Rata Share (subject to Section 8.2(g)), agree to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses resulting from, arising out of, in connection with or relating to:
(a)any breach of, or failure to perform or comply with, any of the Post-Closing Covenants of the Company or the Company Shareholders in this Agreement or any of the Ancillary Agreements;
(b)any failure by the Shareholder Representative to perform or comply, or otherwise act in accordance with, any covenant, agreement or provision applicable to the Shareholder Representative contained in this Agreement;
(c)any Liabilities relating to or arising out of the Selected Losses;
(d)any Liabilities relating to or arising out of (i) any Stakeholder Claims, (ii) notes receivable on the Company Financial Statements due to consumer loans which are deemed to be non-performing, (iii) (A) any “excess parachute payments” within the meaning of Section 280G, including the amounts and recipients of any Gross Up Payments or (B) Section 83 of the Code, and (iv) the matters set forth on Section 8.1(d) of the Disclosure Schedule (collectively, the “Known Liabilities”);
(e)the litigation matters set forth on Section 2.6 of the Disclosure Schedule (collectively, the “Known Litigation Matters”);

(f)any Liabilities relating to or arising out of the matters set forth on Section 8.1(f) of the Disclosure Schedule (the “Exclusions”); and
(g)to the extent assigned to the Assigned Entity pursuant to Section 4.13, the Judgement.
8.2Limitations on Recovery.
(a)The aggregate amount of Losses recoverable hereunder by the Purchaser Indemnified Parties for indemnification pursuant to Section 8.1(c) shall be satisfied exclusively from, and shall not exceed the amount of funds then remaining in, the Losses Escrow Account, and on the date that the amount of cash in the Losses Escrow Account is reduced to zero, no Purchaser Indemnified Party shall have any further right to indemnification for the Selected Losses.
(b)The aggregate amount of Losses recoverable hereunder by the Purchaser Indemnified Parties for indemnification pursuant to Section 8.1(d), 8.1(e), and 8.1(f) shall be satisfied exclusively from, and shall not exceed the amount of funds then remaining in, the Indemnification Escrow Account, and on the date that the amount of cash in the Indemnification Escrow Account is reduced to zero, no Purchaser Indemnified Party shall have any further right to indemnification for the Known Liabilities, the Known Litigation Matters or the Exclusions.
(c)Notwithstanding anything in this Agreement to the contrary, the Liability of an Indemnifying Party shall not be limited in respect of (i) such Indemnifying Party’s Fraud, or (ii) any other Person’s Fraud of which such Indemnifying Party knowingly participated in, and none of the limitations or exceptions set forth in this ARTICLE VIII shall apply.
(d)For purposes of determining (i) whether there has been a breach of or inaccuracy in a representation or warranty or (ii) the amount of any Losses in respect of any breach of or inaccuracy in a representation or warranty, any materiality, Material Adverse Effect or similar qualification limiting the scope of such representation or warranty shall be disregarded other than with respect to the word “Material” in the terms “Company Material Contracts”, the words “material” and “materially” in the definition of “Material Adverse Effect”, the use of Material Adverse Effect in Section 2.11(a).
(e)Notwithstanding anything in this Agreement to the contrary, for purposes of calculating or determining the amount of Losses incurred under Section 8.1, there shall be deducted from any Losses an amount equal to the amount of any proceeds actually received by the Indemnified Party (or any of its Affiliates) from any third-party insurer for such Losses and any indemnification contribution or similar payment actually received by the Indemnified Party from any third-party for such Losses (after giving effect to any deductible or retention (other than in connection with the retention amount set forth in the R&W Insurance Policy, which shall be fully covered by the Purchaser Indemnified Parties) or increase in premium associated therewith to the extent paid or payable and net of any costs, Taxes and expenses of recovery or collection thereof). Each Party hereby agrees to use commercially reasonable efforts to claim for and obtain recovery of any such available insurance; provided, that no Party shall be required to initiate an Action to recover under any such available insurance prior to pursuing indemnification under this ARTICLE VIII. If any Indemnified Party receives such amount from such third-party or similar payer subsequent to a recovery for indemnification under this Agreement, the applicable Indemnified Party or Indemnified Parties will promptly remit such offset amount to the Indemnifying Parties, and, if such Losses were disbursed from any Escrow Account, to the Exchange Agent, who will further disburse any amounts to be disbursed to holders of Company Restricted Shares pursuant to the Alternative Payment Procedure. If such amounts were not disbursed from the Escrow Account, they will be paid directly to the relevant Indemnifying Parties.
(f)Notwithstanding anything in this ARTICLE VIII to the contrary, if a Claim may be characterized in multiple ways in accordance with this ARTICLE VIII such that such Claim may or may not be subject to different caps, time limitations and other limitations depending on such characterization, then the Indemnified Party shall have the right to characterize such Claim in a manner that maximizes the recovery and time to assert Claims permitted in accordance with this ARTICLE VIII, and may assert the Claim under multiple bases for recovery hereunder; provided, however, notwithstanding the fact that an Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another Ancillary Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once under all such agreements in respect of such fact, event, condition or circumstance, and no Indemnifying Party shall have any Liability for indemnification to the extent the Indemnified Party has otherwise been fully compensated on a dollar-for-dollar basis for such Losses pursuant to the procedures set forth in this ARTICLE VIII; and provided, further that (i) Selected Losses may only be recovered from the Losses Escrow Account and not from the Indemnification Escrow Account, (ii) Known Liabilities, Known Litigation Matters and Exclusions may only be recovered from the Indemnification Escrow Account and not from the Losses Escrow Account, (iii) Selected Losses may not be recovered as Known Liabilities, Known Litigation Matters or Exclusions or from the Indemnification Escrow Account, and (iv) Known Liabilities, Known Litigation Matters and Exclusions may not be considered Selected Losses and may not be recovered from the Losses Escrow Account.
(g)No Company Shareholder shall have any Liability for (i) the breach of any representation or warranty by any other Company Shareholder under any agreement, including a Letter of Transmittal, entered into by such other Company Shareholder in connection with this Agreement or any Ancillary Agreement, (ii) the breach by any other Company Shareholder acting in his, her or its capacity as a Company Shareholder of any of its covenants or obligations under any agreement entered into by such other Company Shareholder in connection with this Agreement or any Ancillary Agreement, or (iii) the Fraud of or by any other Company Shareholder acting in his, her or its capacity as a Company Shareholder with respect to any representation or warranty made by such other Company Shareholder in any agreement entered into by such other Company Shareholder, except in the case of either (i) or (iii) for the Fraud of such other Company Shareholder for which such first Company Shareholder knowingly participated in.
(h)None of the limitations or exceptions set forth in this ARTICLE VIII, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Purchaser Indemnified Parties to make claims under or recover under the R&W Insurance Policy.
8.3Survival. All representations and warranties and covenants of the Parties contained in this Agreement shall survive the Closing as follows: (a) other than with respect to claims for Fraud, the representations and warranties of the Company, Shareholder Representative, the Company Shareholders, Purchaser and Merger Sub will terminate effective immediately as of the Closing; provided¸ that Sections 2.30, 3.7, and 10.16 shall survive until such time as Purchaser no longer has the right or ability to make Claims for Fraud, or bring an Action for Fraud, under applicable Law; (b) all covenants of the Company, Company Shareholders, or Shareholder Representative to be fully performed prior to the Closing, including, for the avoidance of doubt, the covenants set forth in Sections 1.4, 4.1, 4.2, 4.3(a), 4.3(c), 4.4, 4.5, 4.6, 4.7, 4.8, and 4.11 (the “Pre-Closing Covenants”), and the right of any Indemnified Party to bring a Claim with respect to the Pre-Closing Covenants, shall terminate at the Closing Date; and (c) covenants which are not Pre-Closing Covenants, including covenants that were partially performed as of Closing but obligations under such covenant remain to be performed after Closing but specifically excluding the Pre-Closing Covenants (such covenants, the “Post-Closing Covenants”), and the right of any Indemnified Party to bring a Claim with respect thereto, shall survive the Closing in accordance with their terms, and if no term is specified, then for the duration of the lesser of (i) the applicable statute of limitations, or (ii) for five (5) years after the Closing. If a Claim is asserted during the applicable survival period, such Claim will survive the expiration of the survival period, and the relevant Indemnifying Parties will be liable for indemnification of such Claim, until final resolution of such Claim. Notwithstanding anything to the contrary herein, no such expiration shall (A) affect the rights of any Indemnified Party to seek recovery of Losses arising out of Fraud (including in connection with the certifications of the Company made with respect thereto and delivered pursuant to Section 6.2(a)-(c)), which rights will survive until the later of ten (10) years or the 60th day following the expiration of the statute of limitations applicable to such Fraud, or (B) limit or modify the ability of the Purchaser Indemnified Parties to make claims under or recover under the R&W Insurance Policy. The Parties acknowledge that the time periods set forth in this Section 8.3 for the assertion of Claims are the result of arms-length negotiation among the Parties. It is the intention of the Parties that the foregoing respective survival periods and survival dates are to be enforced as agreed by the Parties irrespective of any applicable statutes of limitations that would otherwise apply to such Claims.
8.4Notice and Resolution of Claims.
(a)Any Purchaser Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall, within the applicable survival period provided in Section 8.3, give to the Shareholder Representative a written notice (a “Claim Notice”) satisfying the Shareholder Representative Claim Notice Requirements that sets forth: (i) that an Indemnified Party has directly or indirectly incurred, paid or accrued or reasonably believes it may have to directly or indirectly incur, pay or accrue, Losses; (ii) the actual or estimated amount of such Losses to the extent known or reasonably estimable (which, in the case of Losses not yet incurred, paid or accrued, may be the maximum amount reasonably anticipated by the Indemnified Party to be incurred, paid or accrued or may be the amount of Losses claimed by a third party in a Third-Party Claim); and (iii) a brief description (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Losses based on such Indemnified Party’s belief thereof. If the Shareholder Representative does not have authority to act on behalf of the Indemnifying Party pursuant to Section 8.11(c), the Shareholder Representative shall promptly provide written notice to the Indemnified Party of such fact and the applicable Indemnifying Party’s notice information. A Claim Notice may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Claim Notice to the appropriate Person. All Claims properly set forth in an original Claim Notice or any update or amendment thereto shall remain outstanding until such Claims for Losses have been finally resolved or satisfied.
(b)The Shareholder Representative (on behalf of the Indemnifying Parties) shall have thirty (30) calendar days after the receipt of any proper Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnified Party in immediately available funds, or (ii) provide such Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). For a period of thirty (30) calendar days after the giving of any Dispute Notice, the Shareholder Representative and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within thirty (30) calendar days after the date the Dispute Notice is given, the Shareholder Representative and the Indemnified Party may, subject to the limitations set forth in this ARTICLE VIII, thereupon submit such dispute to the applicable court or courts having jurisdiction pursuant to Section 10.1. If the Shareholder Representative (on behalf of the Indemnifying Parties) (A) agrees to the Claim Notice pursuant to clause (i) above or (B) fails to provide a timely Dispute Notice pursuant to clause (ii) above and the Claim in the Claim Notice is covered by the Losses Escrow Account or the Indemnification Escrow Account, then the Shareholder Representative (on behalf of the Indemnifying Parties) will be deemed to have accepted Liability for such Claim and shall cause to be paid to the Indemnified Party the amount set forth in the Claim Notice in accordance with Section 8.6; provided, that in the event the Claim Notice claims an amount in excess of $250,000 (or does not specify an amount) or such Claim Notice is not covered by the Losses Escrow Account or the Indemnification Escrow Account, the Shareholder Representative’s failure to provide a timely Dispute Notice pursuant to clause (ii) above shall be deemed to be a rejection of the Claim and the Indemnified Party may thereupon submit such dispute to the applicable court or courts having jurisdiction pursuant to Section 10.1.
(c)From and after the Closing Date and until the Indemnification Escrow Release Date, the Purchaser Indemnified Parties shall prepare and deliver to the Shareholder Representative a monthly Claim Notice (in accordance with the Shareholder Representative Claim Notice Requirements) detailing their Losses incurred during the previous month for each of the Known Litigation Matters (the “Known Litigation Notice”); provided, that the Purchaser Indemnified Parties’ failure to provide a monthly Known Litigation Notice shall not affect or otherwise impact the Purchaser Indemnified Parties’ right to make a Claim or be indemnified for any Losses under this ARTICLE VIII. The Shareholder Representative shall have fifteen (15) calendar days from delivery of the Known Litigation Notice to respond to the invoices or dispute any of the charges. If the Shareholder Representative does not respond to the Known Litigation Notice within such fifteen (15) calendar day period, such Known Litigation Notice will be deemed final and the Shareholder Representative shall cause to be paid to the Purchaser Indemnified Parties the amount set forth in the Known Litigation Notice in accordance with Section 8.6.

If the Shareholder Representative delivers a written notice to Purchaser within such fifteen (15) calendar day period disputing any Losses on a Known Litigation Notice, the Purchaser Indemnified Parties and the Shareholder Representative shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within thirty (30) calendar days after the date the Dispute Notice is given, the Shareholder Representative and the Indemnified Party may, subject to the limitations set forth in this ARTICLE VIII, thereupon submit such dispute to the applicable court or courts having jurisdiction pursuant to Section 10.1.
(d)Notwithstanding Sections 8.4(a) or 8.4(b), the provisions of this Section 8.4 shall not apply in the case of a Claim Notice provided in connection with a Third-Party Claim, which claims shall be governed by Section 8.5.
8.5Defense and Settlement of Third-Party Claims. In the event that an Indemnified Party becomes aware of a third-party claim which such Indemnified Party believes may result in a Claim for indemnification pursuant to this Agreement (a “Third-Party Claim”), the following shall apply:
(a)Such Indemnified Party shall promptly provide written notice to the Shareholder Representative of such Third-Party Claim (the “Third-Party Claim Notice”) that satisfies the Shareholder Representative Claim Notice Requirements within the survival period provided for in Section 8.3. If the Shareholder Representative does not have authority to act on behalf of the Indemnifying Party pursuant to Section 8.11(c), the Shareholder shall promptly provide written notice to the Indemnified Party of such fact and the applicable Indemnifying Party’s notice information. The Third-Party Claim Notice shall describe in reasonable detail the facts giving rise or that would reasonably be expected to give rise to the Claim for indemnification hereunder that is the subject of the Third-Party Claim Notice, the amount and the method of computation of the amount of such Claim, a reference to the provision of this Agreement upon which such Claim is based and all material documentation relevant to the Claim described in the Third-Party Claim Notice (to the extent not previously provided under this Section 8.5(a)). No delay in notifying such Indemnifying Party of such Third-Party Claim in accordance with the terms of this Agreement shall affect an Indemnified Party’s rights, unless such Indemnifying Party is materially prejudiced thereby; provided, that the failure to deliver such Third-Party Claim Notice within the applicable survival period for such Claim, as set forth in Section 8.3, shall invalidate the validity of such Third-Party Claim regardless of whether or not any Indemnifying Party is materially prejudiced thereby.
(b)Subject to the provisions hereof, the Indemnifying Party on behalf of the Indemnified Party shall have the right to elect to assume and maintain control of the defense and settlement of any Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party) by giving written notice of such election within thirty (30) calendar days after receipt of the Third-Party Claim Notice; provided, however, that the Indemnifying Party shall not be entitled to assume and maintain control of the defense of the Third-Party Claim if such Claim: (i) seeks an injunction or other equitable relief against the Indemnified Party; (ii) is asserted by or on behalf of a Governmental Authority; (iii) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party has failed or is failing to vigorously prosecute or defend; (iv) results in, or would reasonably be expected to result in, under applicable standards of professional conduct, a conflict of interest between the Indemnifying Party and the Indemnified Party in respect of such Third-Party Claim, (v) is a Known Litigation Matter or relates to Selected Losses (which, in the case of Selected Losses, shall be governed instead by Section 9.3), or (vi) involves a Significant Customer or a Significant Supplier. If the Indemnifying Party does not assume the defense of the Third-Party Claim within such thirty (30) calendar day period or is not permitted to assume the defense of the Third-Party Claim, then the Indemnified Party shall be entitled to assume and maintain control of the defense of the Third-Party Claim.
(c)The Indemnifying Party shall not settle, compromise or consent to the entry of any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed if the following are satisfied: the terms of such settlement provide for (i) no obligation of any Indemnified Party other than the payment of money; (ii) no admission of wrongdoing and (iii) a general release without exceptions from all Liability in favor of the Indemnified Party. Notwithstanding the foregoing, the Purchaser Indemnified Parties shall be permitted to settle any Known Litigation Matter without the prior written consent of or notice to the Shareholder Representative if the Known Litigation Matter (A) fully releases all Company Shareholders that are subject to the matter, (B) is for money damages only for which the Company Shareholders have no liability, and (C) does not involve admission of guilt or criminal liability.
(d)If the Indemnifying Party (i) does not so assume control of the defense of a Third-Party Claim that it is permitted to assume under this Section 8.5, or (ii) is not entitled under Section 8.5(b) to assume the defense of a Third-Party Claim, the Indemnified Party shall control such defense and the Indemnified Party may enter into any compromise or settlement, or consent to the entry of a judgment, with the prior written consent of the Indemnifying Party; provided, that such consent shall not be unreasonably withheld, conditioned or delated if it possesses the characteristics described in Section 8.5(c)(i), (ii) and (iii) on its behalf that is dispositive of the matter involved.
(e)The Party controlling the defense of any Third-Party Claim (the “Controlling Party”) shall (i) permit the other Party (the “Non-Controlling Party”) to participate, at its own expense, in the defense of such Third-Party Claim, (ii) conduct the defense of such Third-Party Claim with reasonable diligence and keep the Non-Controlling Party reasonably informed of material developments in such Third-Party Claim at all material stages thereof, (iii) promptly submit to the Non-Controlling Party (at the Indemnifying Party’s expense) copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, and (iv) permit the Non-Controlling Party and its counsel a reasonable opportunity to review all material legal papers to be submitted prior to their submission and consider in good faith any comments from the Non-Controlling Party and its counsel thereto so long as review and submission of comments does not adversely affect the Controlling Party’s ability to comply with deadlines associated with any proceeding in which the Third-Party Claim is pending.
8.6Manner of Payment. Any indemnification payment pursuant to this ARTICLE VIII shall be effected by wire transfer of immediately available funds to an account designated by Purchaser within three (3) Business Days after the determination of the amount thereof, whether pursuant to a final non-appealable judgment, settlement or agreement among the Indemnified Parties and the Indemnifying Parties; provided, that, to the extent that all or any portion of any indemnification payment to be made to any Purchaser Indemnified Party is to be satisfied through funds that remain available in the Indemnification Escrow Account or the Losses Escrow Account, the Shareholder Representative and Purchaser shall, within three (3) Business Days after the final determination of the amount thereof, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the appropriate portion of the funds in the Indemnification Escrow Account or the Losses Escrow Account, as applicable, to an account designated by Purchaser.
8.7Disbursements from Indemnification Escrow Account and Losses Escrow Account.
(a)If any member of the Purchaser Indemnified Parties shall be entitled to recover any amounts from the Indemnification Escrow Account pursuant to this Agreement and funds then remain on deposit in the Indemnification Escrow Account, Purchaser and the Shareholder Representative shall promptly (and in any event within three (3) Business Days) provide a joint written instruction to the Escrow Agent to deliver such amounts to such member of the Purchaser Indemnified Parties (or any Person designated by such member of the Purchaser Indemnified Parties).
(b)Subject to the terms and conditions of this Agreement and the Escrow Agreement, within three (3) Business Days following the date that is thirty-six (36) months after the Closing Date (the “Indemnification Escrow Release Date”), the Shareholder Representative and Purchaser shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to the Exchange Agent, which shall cause the amount received to be distributed to the Company Shareholders in an amount equal to each Company Shareholder’s Pro Rata Share, (i) any funds remaining in the Indemnification Escrow Account as of the Indemnification Escrow Release Date (if any) minus (ii) the aggregate amount of all unresolved (or resolved but unpaid) Claims properly asserted by the Purchaser Indemnified Parties in accordance with this ARTICLE VIII as of the Indemnification Escrow Release Date. From time to time promptly after final resolution of each such unresolved (or resolved but unpaid) Claim, the Shareholder Representative and Purchaser will authorize the Escrow Agent to disburse all amounts remaining in the Indemnification Escrow Account to the Exchange Agent in the same manner described in this Section 8.7(b). Notwithstanding the foregoing, with respect to any Company Shareholders that are holders of Company Restricted Shares, any amounts disbursed from the Indemnification Escrow Account pursuant to this Section 8.7(b) shall be disbursed in accordance with the Alternative Payment Procedure.
(c)If any member of the Purchaser Indemnified Parties shall be entitled to recover any amounts from the Losses Escrow Account pursuant to this Agreement and funds then remain on deposit in the Losses Escrow Account, Purchaser and the Shareholder Representative shall promptly (and in any event within three (3) Business Days) provide a joint written instruction to the Escrow Agent to deliver such amounts to such member of the Purchaser Indemnified Parties (or any Person designated by such member of the Purchaser Indemnified Parties).
(d)On the Losses Escrow Release Date (as defined in the Escrow Agreement), if there are any funds remaining in the Losses Escrow Account, then within three (3) Business Days of such date, Purchaser and Shareholder Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the funds as follows: (i) first, an amount equal to $1,500,000 (if available) to the Exchange Agent, which shall cause the amount received to be distributed to the Company Shareholders in an amount equal to each Company Shareholder’s Pro Rata Share, and (ii) second, any remaining funds (A) 50% to Purchaser, and (B) 50% to the Exchange Agent, which shall cause the amount received to be distributed to the Company Shareholders in an amount equal to each Company Shareholder’s Pro Rata Share. Notwithstanding the foregoing, with respect to any Company Shareholders that are Employees or holders of Company Restricted Shares, any amounts disbursed from the Losses Escrow Account pursuant to this Section 8.7(d) shall be disbursed in accordance with the Alternative Payment Procedure.
8.8Tax Consequences of Indemnification Payments. All payments (if any) made to an Indemnified Party pursuant to any indemnification, compensation or reimbursement obligations under this ARTICLE VIII or pursuant to ARTICLE IX will be treated as adjustments to the Final Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Law.
8.9No Right of Contribution. No Company Indemnifying Party, nor the Shareholder Representative acting on behalf of the Company Indemnifying Parties, shall make any claim for or be entitled to indemnification, compensation, reimbursement or contribution from Purchaser, any member of the Company Group, any of their respective Affiliates, or any successor or assign of any of the foregoing, or to any right of subrogation, with respect to any Claims arising under or in connection with this Agreement to the extent that any Purchaser Indemnified Party is entitled to indemnification, compensation or reimbursement pursuant to this ARTICLE VIII for such claim.
8.10Exclusive Remedy. Following the Closing, except for (a) claims for Fraud against any Indemnifying Party who committed or knowingly participated in such Fraud, and (b) claims for equitable relief, the rights to indemnification, compensation and reimbursement under this ARTICLE VIII shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties with respect to breaches of the representations, warranties, covenants and agreements set forth in this Agreement, the Closing Certificates and the Letters of Transmittal. Nothing in this Section 8.10 shall be deemed to limit (i) the rights or remedies of any Indemnified Party, or the limitations on such right and remedies, under any Contract, other than this Agreement, entered into by Purchaser or any of its Affiliates in connection with this Agreement and the Contemplated Transactions or (ii) the recourse of Purchaser under the R&W Insurance Policy.
8.11Appointment of the Shareholder Representative.
(a)By voting in favor of the adoption of this Agreement, executing and delivering a Restrictive Covenant Agreement or participating in the Merger and receiving the benefits thereof, each Company Indemnifying Party shall be deemed to have approved and authorized the designation of and hereby irrevocably designates the Shareholder Representative as the representative of such Company Indemnifying Party and as the attorney-in-fact and exclusive agent for and on behalf of such Company Indemnifying Party with respect to the determination and payment of the Closing Adjustment in accordance with Section 1.7 and Claims under this ARTICLE VIII. Further, each Company Indemnifying Party agrees to the taking by the Shareholder Representative of any and all actions and the making of any decisions required of, or permitted to be taken by, the Shareholder Representative under this Agreement, including the exercise of the power to: (i) give and receive notices and communications (on behalf of itself or any other Company Indemnifying Party) relating to this Agreement or any of the Contemplated Transactions, (ii) authorize Purchaser and any other applicable Purchaser Indemnified Party to be indemnified, compensated or reimbursed for Losses, including through set-off or recovery from the Escrow Accounts, in satisfaction of Section 1.7(e) or Claims by Purchaser or any other Indemnified Party pursuant to this ARTICLE VIII (including by not objecting to such Claims), (iii) except as set forth in Section 8.11(c), agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to (A) the determination and payment of the Closing Adjustment pursuant to Section 1.7, (B) Claims by Purchaser or any other Purchaser Indemnified Party pursuant to this ARTICLE VIII or (C) any dispute between any Purchaser Indemnified Party and any such Company Indemnifying Party, in each case, relating to this Agreement or any of the Contemplated Transactions, (iv) to increase the amounts deposited in, or cause disbursements from, the Shareholder Representative Expense Account, (v) to interpret all of the terms and provisions of this Agreement and any other Ancillary Agreements, (vi) to receive (including through payments received by Exchange Agent) and disburse to the Company Indemnifying Parties any funds received on behalf of the Company Indemnifying Parties under this Agreement or the Escrow Agreement, (vii) to consent to any amendment to this Agreement or any other Ancillary Agreement; provided, however¸ that, without the consent of each adversely affected Company Indemnifying Party, no such amendment may (x) amend this proviso, (y) increase the liability of any Company Indemnifying Party for any Losses disproportionately as compared to the other Company Indemnifying Parties, or (z) impose joint and several liability on any Company Indemnifying Party for any action of any other Company Indemnifying Party, and (viii) take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Except as set forth in Section 8.11(c), the Shareholder Representative shall have authority and power to act on behalf of each Company Indemnifying Party with respect to the determination and payment of the Closing Adjustment in accordance with Section 1.7 and the disposition, settlement or other handling of all Claims under this ARTICLE VIII and all rights or obligations arising under this ARTICLE VIII. Notwithstanding the foregoing, the Shareholder Representative shall have no obligation to act on behalf of the Company Indemnifying Parties, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Shareholder Representative in any Ancillary Agreement, schedule, exhibit or the Disclosure Schedule.
(b)The Company Indemnifying Parties and their respective successors, heirs, estates and assigns shall be bound by all actions taken and documents executed by the Shareholder Representative within its explicit authority under this Section 8.11 in connection with this ARTICLE VIII. Purchaser may conclusively rely, without independent verification or investigation, upon any action of the Shareholder Representative within its explicit authority under this Section 8.11 as being the binding decision or action of the Company Indemnifying Parties, and Purchaser shall not be liable to any Company Indemnifying Party or any other Person for any actions taken or omitted from being taken by them or by Purchaser in accordance with or reliance upon any decision or action of the Shareholder Representative within its explicit authority under this Section 8.11; provided, however, that Purchaser may not rely on the Shareholder Representative after its receipt from the Shareholder Representative in accordance with Section 8.4(a) or Section 8.5(a), as applicable, that the Shareholder Representative’s authority is explicitly limited or denied pursuant to the terms of this Agreement, including the matters set forth in Section 8.11(c) or with respect to any Ancillary Agreement other than the Escrow Agreement. The Company Indemnifying Parties recognize and intend that the power of attorney granted in this Section 8.11(b) and the powers, immunities and rights to indemnification granted to the Shareholder Representative hereunder: (1) are coupled with an interest and are irrevocable; (2) may be delegated by the Shareholder Representative; (3) shall survive the death, incapacity, dissolution, liquidation, bankruptcy or winding up of each of the Indemnifying Parties and shall be binding on any successor thereto; and (4) shall survive the delivery of an assignment by any Company Indemnifying Party of the whole or any fraction of his, her or its interest in the Final Merger Consideration. Each Company Indemnifying Party (x) agrees that all actions taken by the Shareholder Representative under this Agreement shall be binding upon such Company Indemnifying Party and such Company Indemnifying Party’s successors as if expressly confirmed and ratified in writing by such Company Indemnifying Party and (y) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Shareholder Representative taken in good faith within its authority under this Agreement.
(c)Notwithstanding anything in this Agreement to the contrary, the Shareholder Representative shall have no power to compromise, settle, defend, or control: (i) any Claim arising from the Post-Closing Covenants specific to a particular Company Indemnifying Party, provided, that the Shareholder Representative shall have the power to compromise, settle, defend, or control any Claim arising from the Post-Closing Covenants applicable to all Company Indemnifying Parties, (ii) any Claim of Fraud against a Company Indemnifying Party alleging such Company Indemnifying Party’s own Fraud or an allegation of participation by such Company Indemnifying Party in Fraud by the Company or another Company Indemnifying Party, (iii) any Claim or Action under the Ancillary Agreements to which a Company Indemnifying Party is a party, or (iv) any Action or claim between Company Indemnifying Parties. Purchaser agrees, on behalf of itself and the Purchaser Indemnified Parties, that they shall not be permitted to rely on the authority of the Shareholder Representative with respect to the foregoing matters described in subsections (i) – (iv) of this Section 8.11(c); provided, however, the Shareholder Representative agrees to reasonably cooperate with such Claims and Actions, including assisting Purchaser with contacting the relevant Company Indemnifying Party.
(d)The Shareholder Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Shareholder Representative may engage attorneys, accountants and other professionals and experts. The Shareholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Shareholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith. The Shareholder Representative shall be entitled to: (i) rely upon the Closing Statement, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Indemnifying Party or other Party. The Person serving as the Shareholder Representative may resign at any time and may be replaced from time to time by, in the case of the initial Shareholder Representative (Craig Reynolds), Dwayne Teeter (the “Designated Successor Shareholder Representative”) and, in the case of the Designated Successor Shareholder Representative or any subsequence Shareholder Representative after the initial Shareholder Representative, the Company Indemnifying Parties holding a majority of the Pro Rata Share held by all Company Indemnifying Parties. The immunities and rights to indemnification shall survive the resignation or removal of the Shareholder Representative and the Closing and/or termination of this Agreement. No bond shall be required of the Shareholder Representative. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Company Indemnifying Parties.
(e)In performing the functions specified in this Agreement, neither the Shareholder Representative nor its members, managers, directors, officers, contractors, agents and Employees shall be liable to any Company Indemnifying Party in the absence of fraud, gross negligence or willful breach on the part of the Shareholder Representative. Each Company Indemnifying Party shall jointly and severally (based on each such Company Indemnifying Party’s respective Pro Rata Share) indemnify, defend and hold harmless the Shareholder Representative from and against any loss, liability, claim, damage, fee, cost, judgment, fine, amount paid in settlement or expense incurred without fraud, gross negligence or willful breach on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs, costs of skilled professionals and costs in connection with seeking recovery from insurers reasonably incurred by the Shareholder Representative (together, the “Shareholder Representative Expenses”). Shareholder Representative shall enter into an escrow agreement (the “Shareholder Representative Expense Escrow Agreement”) with an escrow agent selected by Shareholder Representative (the “Shareholder Rep Escrow Agent”) to open the an escrow account for the deposit of the Shareholder Representative Expense Amount (the “Shareholder Representative Expense Account”), and Purchaser shall deposit into the Shareholder Representative Expense Account with the Shareholder Rep Escrow Agent at Closing, by wire transfer of immediately available funds, an amount equal to the Shareholder Representative Expense Funds (in accordance with Section 1.5(g)). For tax purposes, the Shareholder Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Company Indemnifying Parties at the time of Closing. The Parties agree that the Shareholder Representative is not responsible for any tax reporting or withholding in connection with the distribution of the Shareholder Representative Expense Fund. The Shareholder Rep Escrow Agent shall hold the Shareholder Representative Expense Funds pursuant to the terms of the Shareholder Representative Expense Escrow Agreement. In addition to the reimbursement of Shareholder Representative Expenses, Shareholder Representative shall be entitled to a monthly fee, which shall be paid from funds in the Shareholder Representative Expense Fund until the exhaustion of the funds in the Shareholder Representative Expense Fund and then from the Company Indemnifying Parties severally in accordance with their Pro Rata Share thereafter, for each of the 36 months following the month in which the Closing occurs, equal to (x) for the first 12 months following the month in which the Closing occurs, $6,000 per month, (y) for the next 12 months $5,000 per month, and (z) for the next 12 months $4,000 per month (the “Shareholder Rep Fee”). The Shareholder Rep Fee shall become payable on the first of each month. The Shareholder Representative may in its sole discretion deduct Shareholder Representative Expenses by causing the release of such amounts from any funds remaining in the Shareholder Representative Expense Account. Purchaser, the Surviving Corporation, and any of their Affiliates shall have no right to direct payment or the release of any amount thereunder and shall have no right receive any of the Shareholder Representative Expense Funds.
(f)The Shareholder Representative represents and warrants to Purchaser and Merger Sub as of the Agreement Date and as of the Closing Date as follows: (i) the Shareholder Representative is an individual, and has all requisite power and authority to execute and deliver this Agreement and any other applicable Contract, instrument or document contemplated hereby and to perform its obligations hereunder and thereunder, (ii) the execution, delivery and performance by the Shareholder Representative of this Agreement and any other applicable Contract, instrument or document contemplated hereby have been duly and validly authorized by the Shareholder Representative and no other act or proceeding on the part of the Shareholder Representative or its equity holders is necessary to authorize the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby, (iii) this Agreement and any other applicable Contract, instrument or document contemplated hereby has been duly executed and delivered by the Shareholder Representative and constitutes a valid and binding obligation of the Shareholder Representative, enforceable in accordance with its terms, and (iv) neither the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby by the Shareholder Representative nor the consummation of the Merger will conflict with, or result in a termination, breach, impairment or violation of, the organizational or other governing documents of the Shareholder Representative, or any applicable Law or Contract to which the Shareholder Representative or its assets or properties is bound.
(g)For five (5) years after the Closing, in the event Shareholder Representative is no longer employed by or providing services to the Company Group or its Affiliates, the Shareholder Representative and his, her or its Representatives shall keep confidential and shall not disclose to any third party all non-public information in their possession relating to Purchaser, the Surviving Corporation or the Surviving Corporation’s business and shall not use any such information for his, her or its own benefit; provided that the Shareholder Representative and his, her or its Representatives shall be entitled to disclose any such information to the extent such disclosure is made (a) pursuant to any legal process (including pursuant to the assertion of rights under this Agreement or defending against claims brought by any Purchaser Indemnified Party), (b) for the purposes of enforcing the rights of the Company Shareholders or Shareholder Representative under this Agreement, (c) for purposes of compliance by the Shareholder Representative with any applicable Law or (d) to any Company Shareholders that are informed of the non-public nature of such information and directed to keep such information confidential; provided further that, in the event of any disclosure pursuant to any legal process or applicable Law, the Shareholder Representative shall, to the extent permissible under applicable Law, exercise commercially reasonable efforts to preserve the confidentiality of the information disclosed, including by cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed. Notwithstanding the foregoing, this Agreement imposes no obligation upon Shareholder Representative or its Representatives with respect to Confidential Information that (i) is or becomes a matter of public knowledge through no fault of such Person; or (ii) is disclosed by such Person with Purchaser’s prior written approval.

ARTICLE IX

TAX MATTERS AND REGULATORY APPROVALS
9.1Tax Returns.
(a)The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company Group that are required to be filed on or before the Closing Date, and the Company shall pay, or cause to be paid, prior to the Closing, all Taxes of the Company Group due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company Group, as applicable, with respect to such items, except as required by applicable Law. At least thirty (30) calendar days prior to filing any such Tax Return, the Company shall submit a copy of any such Tax Return that is an income or other material Tax Return, along with supporting work papers, to Purchaser for Purchaser’s review and comment, and the Company shall consider such comments in good faith. If the Company does not receive comments from Purchaser at least five (5) calendar days prior to the filing of such Tax Returns, Purchaser shall be deemed to have no comments to such Tax Returns.
(b)Following the Closing Date, Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company Group after the Closing Date with respect to Pre-Closing Tax Periods (taking into account any extensions). Purchaser shall permit the Shareholder Representative to review and comment on each such Tax Return that reflects a Pre-Closing Tax that is subject to indemnification under Section 8.1(c) or Section 8.1(f), in each case, with respect to a taxable period ending on or before the Closing Date, which shall be delivered, in the case of any such Tax Return that is an income Tax Return, at least thirty (30) calendar days or, with respect to any such Tax Return that is not an income Tax Return, at least ten (10) calendar days, prior to filing; provided that, if any such Tax Return is due less than thirty (30) days (or less than seven (7) days in the case of a Tax Return that is not an income Tax Return) after the Closing, then Purchaser shall deliver a draft of such Tax Return as soon as practicable after the Closing. The Shareholder Representative shall be entitled to comment on such Tax Returns and Purchaser shall consider such comments in good faith. If Purchaser does not receive comments from the Shareholder Representative at least five (5) calendar days prior to the filing of such Tax Returns, the Shareholder Representative shall be deemed to have no comments to such Tax Returns. For the avoidance of doubt, any costs and expenses incurred by the Shareholder Representative in connection with the foregoing shall be borne solely by the Company Shareholders (via the Shareholder Representative Expense Fund).
9.2Cooperation. Purchaser and the Shareholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or the Shareholder Representative, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim or Action relating to any Tax. Purchaser, the Company Group and the Shareholder Representative shall each retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Shareholder Representative be entitled to review or otherwise have access to any Tax Return, or information related thereto, of Purchaser or its Affiliates (other than Tax Returns of the Company Group for Pre-Closing Tax Periods).
9.3Tax Audits.
(a)If notice of any Action or threatened Action with respect to Taxes of the Company Group for any Pre-Closing Tax Period (a “Tax Claim”) shall be received by any Party for which any other Party may reasonably be expected to be liable, the notified Party shall notify such other Party or Parties in writing of such Tax Claim; provided, however, that the failure of the notified Party to give any other Party notice as provided herein shall not relieve such other Party of its indemnification, compensation and reimbursement obligations under ARTICLE VIII or this ARTICLE IX except and solely to the extent that such other Party is actually and materially prejudiced thereby. Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 9.3 directly conflicts with any provision of ARTICLE VIII, this Section 9.3 shall govern.
(b)Purchaser shall have the right to control the conduct of any Tax Claim of the Company Group. To the extent a Tax Claim relates solely to Pre-Closing Taxes for a Tax period ending on or prior to the Closing Date for which the Company Shareholders have indemnification obligations under Section 8.1(c) or Section 8.1(f), Purchaser shall (i) keep the Shareholder Representative reasonably informed of all material developments on a timely basis, (ii) permit the Shareholder Representative, at the Company Indemnifying Parties’ cost, to participate in such Tax Claim, (iii) provide to the Shareholder Representative copies of any and all material correspondence from any Governmental Authority related to such Tax Claim and consider in good faith any comments provided by the Shareholder Representative, and (iv) not compromise or settle any such Tax Claim without the prior written consent of the Shareholder Representative, which shall not be unreasonably withheld, conditioned or delayed.
9.4Transfer Taxes. Any transfer, stamp, documentary, sales, use, registration, VAT and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Contemplated Transactions (“Transfer Taxes”) will be borne fifty percent (50%) by the Company Shareholders, on the one hand, and fifty percent (50%) by Purchaser, on the other hand. The Party required to do so by Law shall file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such Transfer Taxes. Each Party will each use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.
9.5Straddle Period. For purposes of this Agreement, in the case of a Straddle Period, the amount of any Tax based on or measured by income or receipts or imposed in connection with any transaction that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company or its Subsidiary holds a beneficial interest shall be deemed to terminate at such time), and the amount of any other Tax of the Company or its Subsidiary that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of calendar days in the entire Straddle Period.
9.6Post-Closing Tax Covenants. Except as required by applicable Law or as otherwise expressly set forth pursuant to this Agreement, without the prior written consent of the Shareholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), neither any member of the Company Group, nor Purchaser or any Affiliate thereof will take any of the following actions with respect to Taxes or Tax Returns of any member of the Company Group, including any predecessor, in each case for any taxable period ending on or prior to the Closing Date, to the extent such action or inaction would result in any Pre-Closing Tax that is subject to indemnification under Section 8.1(c) or Section 8.1(f): (i) amend any previously filed Tax Return; (ii) make, change or revoke any Tax election; (iii) enter into any voluntary disclosure agreements concerning Taxes; (iv) extend or waive any statute of limitations with respect to the assessment of any Taxes; or (vi) file any Tax Returns for a taxable period ending on or before the Closing Date in any jurisdiction with which the relevant member of the Company Group has not previously filed Tax Returns.
9.7Regulatory Approvals.
(a)Purchaser, the Shareholder Representative and the Company shall (and shall cause their respective Affiliates to) and the Company shall cause the Company Group to make all required or advisable filings, notifications, notices and applications in connection with the transactions contemplated under this Agreement under the HSR Act and other Antitrust Laws (collectively, the “Regulatory Filings”) as promptly as practicable after the execution of this Agreement, and with respect to Regulatory Filings under the HSR Act, no later than thirty (30) Business Days after the Agreement Date. Any Regulatory Filing so filed or submitted will comply in all material respects with the requirements of the HSR Act and other applicable Antitrust Laws and related regulations.

(b)Purchaser, the Shareholder Representative and the Company shall (and shall cause their respective Subsidiaries and Affiliates to) use their commercially reasonable efforts to cooperate with each other (i) to make all Regulatory Filings as are required or advisable to be made with, and to seek and obtain all required or advisable clearances, consents, approvals, authorizations and expirations or terminations of waiting periods (collectively, the “Regulatory Approvals”) from, Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement, in each case, as promptly as reasonably practicable after the Agreement Date; and (ii) to respond at the earliest date reasonably practicable to any requests for information or documentary material made by any Governmental Authority in connection with the Contemplated Transactions.
(c)Purchaser, the Shareholder Representative and the Company shall give the other Parties reasonable advance notice of, and, unless prohibited by the applicable Governmental Authority, allow the other Parties to attend, to participate at and to provide input into, any meeting, telephone call or any other communication with any Governmental Authority with respect to any Regulatory Filing, investigation or other inquiry or proceeding related to the approval of the transactions contemplated under this Agreement.
(d)Purchaser, the Shareholder Representative and the Company agree to promptly furnish the other Parties, subject in appropriate cases to confidentiality agreements to limit disclosure to outside counsel or consultants, with draft copies prior to submission to a Governmental Authority, with reasonable time and opportunity to comment, of all submissions, filings and communications that they or their respective Affiliates, Subsidiaries or Representatives intend to submit to any Governmental Authority in connection with the approval of the Contemplated Transactions except to the extent prohibited by applicable Law, and to consider in good faith the comments of the other Parties with respect to such submissions, filings and communications, subject to the Access Limitations. Material communications and correspondence received from any Governmental Authority in connection with the approval of the Contemplated Transactions (including summaries of material oral communications from any Governmental Authority) shall be promptly provided to the other Parties upon receipt. Purchaser, the Shareholder Representative and the Company agree to provide one another promptly with final copies of any submissions provided to any Governmental Authority in connection with the approval of the Contemplated Transactions, subject in appropriate cases to confidentiality agreements to limit disclosure of such final copies of submissions to outside counsel and consultants.
(e)Purchaser, the Shareholder Representative and the Company agree to (and shall cause their Subsidiaries and Affiliates to) promptly furnish the other Parties, subject in appropriate cases to confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other Parties and their Subsidiaries and Affiliates may reasonably request in connection with their preparation of necessary Regulatory Filings or submissions or communications to any Governmental Authority in connection with the approval of the Contemplated Transactions, including Regulatory Filings necessary or appropriate under Antitrust Laws.
(f)Purchaser, the Shareholder Representative and the Company shall (and shall cause their respective Subsidiaries and Affiliates to) use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and proper (i) to ensure that all of the conditions set forth in Section 6.1 are satisfied as promptly as reasonably practicable, and in any event prior to the Termination Date; (ii) to otherwise consummate and make effective the Contemplated Transactions; and (iii) to enable the Closing to occur as promptly as reasonably practicable (and in any event no later than the Termination Date).
(g)Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser or any of its Subsidiaries or Affiliates be required to (and the Shareholder Representative and the Company and their Subsidiaries and Affiliates shall not, without Purchaser’s prior written consent); offer, propose, negotiate, agree to, consent to or effect any of the following actions or agreements, by consent decree or otherwise, to eliminate any objection or impediment by any Governmental Authority that would prevent, prohibit or delay the consummation of the Contemplated Transactions: (A) selling, licensing, transferring or otherwise disposing of, or holding separate and agreeing to sell, license, transfer or otherwise dispose of, assets (including Registered Company

Intellectual Property rights), categories of assets or businesses; (B) creating, terminating, amending or assigning relationships or contractual rights or obligations; (C) agreeing to or implementing any restrictions, impairments, agreements or actions that limit the freedom of action with respect to, or the ability to own, manage, operate, conduct and retain, any assets or businesses; or (D) any other remedy, commitment or condition of any kind.
(h)Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser, the Company or the Shareholder Representative or any of their respective Subsidiaries or Affiliates be required to (i) initiate, defend, contest or resist any Actions by or before any Governmental Authority or by or against any private Party challenging this Agreement or the consummation of the Contemplated Transactions under Antitrust Laws; or (ii) seek to have vacated, lifted, reversed or overturned, or otherwise appeal, any order issued by a Governmental Authority under any Antitrust Laws.
(i)All filing fees payable to Governmental Authorities under applicable Antitrust Laws in connection with the Contemplated Transactions shall be borne by Purchaser. For the avoidance of doubt, all filing fees payable and other expenses related to the third-party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth on Section 6.2(k) of the Disclosure Schedule other than the Regulatory Filings shall be borne by the Company as Transaction Expenses; provided, that the Company shall not be required to pay any fee, penalty or other consideration, or modify any Contract, to obtain any consent, approval, clearance, order, waiver or authorization in connection with the Contemplated Transactions under any Contract in order to obtain any third party consent.
ARTICLE X

MISCELLANEOUS
10.1Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware, irrespective of its conflicts of law principles and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. All Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court for any Action arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the Contemplated Transactions (including resolution of disputes under Section 8.4), and hereby irrevocably waive, and agree not to assert, as a defense in any Action arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the Contemplated Transactions, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.8 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. With respect to any particular Action, venue shall lie solely in the courts of the State of Delaware in accordance with this Section 10.1, and the Parties hereby agrees to waive any objection to such venue of any Action arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the Contemplated Transactions.
10.2Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties hereto without the prior written consent of the other Parties hereto, and any such assignment without such prior written consent shall be null and void, except that Purchaser may assign this Agreement to any direct or indirect wholly owned Subsidiary of Purchaser, any direct or indirect Purchaser company of Purchaser or to any Person who acquires all or substantially all of the assets of Purchaser or a majority of the outstanding voting securities of Purchaser (whether by merger, consolidation, share purchase or otherwise) without the prior consent of any other Party hereto in which case Purchaser and Merger Sub, as applicable, shall nonetheless remain responsible for the performance of all of its and its assignee’s obligations under this Agreement and shall be responsible for any breach of this Agreement by its permitted assignee.
10.3Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be declared invalid, illegal or unenforceable, then the remainder of this Agreement shall remain in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the maximum extent permitted by Law, the original economic, business and other purposes of the void or unenforceable provision.
10.4Counterparts. This Agreement may be executed in any number of counterparts (including via delivery of .pdf, DocuSign or other electronic means), each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.
10.5Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity on such Party, and the exercise of any one remedy shall not preclude the exercise of any other. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy for any such damage. The Parties hereto agree that the Parties shall be entitled to equitable relief by way of an injunction or injunctions, specific performance or otherwise (without posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is an adequate remedy available at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. In the event a Party receives equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with Section 10.1, the other Party agrees to reimburse such Party for all Losses incurred by such Party in connection with seeking such equitable relief.
10.6Amendments and Waivers.
(a)This Agreement may be amended by the Parties hereto by an instrument in writing signed on behalf of each of the Parties hereto at any time before or after any approval hereof by the Company Shareholders and Purchaser; provided, however, that after the receipt of the Written Consent constituting the Shareholder Approval, no amendment shall be made that requires further approval by the Company Shareholders under the TBOC without obtaining such requisite approval.
(b)At any time prior to the Effective Time, the Company (in the case of Purchaser or Merger Sub) or Purchaser (in the case of the Company), and at any time after the Effective Time, the Shareholder Representative (in the case of Purchaser or the Surviving Corporation) or Purchaser (in the case of the Shareholder Representative), may, to the extent not legally prohibited, (i) extend the time for the performance of any of the obligations or other acts of the other Party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party permitted to consent to such waiver or extension pursuant to this Section 10.6(b). Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement. No single or partial exercise by a Party hereto of its rights under this Agreement will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement.

10.7Expenses. Except as otherwise expressly provided herein (including with respect to fees under the HSR Act payable by Purchaser pursuant to Section 9.7 and the Company’s share of the R&W Insurance Policy Costs payable as Transaction Expenses upon Closing), whether or not the Merger is successfully consummated, each Party shall bear its own respective legal, accounting and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the other Contemplated Transactions.
10.8Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight service. Such notices and other communications shall be effective and be deemed delivered and received (a) upon receipt if hand delivered, (b) on the date of transmission if transmitted by electronic mail at or prior to 5:00 p.m. (Arizona time) on a Business Day, otherwise on the next Business Day after transmission, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any Party may notify the other Parties in accordance with this Section 10.8, provided that with respect to notices deliverable to the Shareholder Representative, such notices shall be delivered solely via email:
If to Purchaser or Merger Sub:
Cavco Industries, Inc.
3636 N Central Avenue
Suite 1200
Phoenix, Arizona 85012
Attention:     [REDACTED]
E-Mail:    [REDACTED]
with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
2525 E. Camelback Road, Suite 1000
Phoenix, AZ 85016
Attention:     [REDACTED]
E-Mail:    [REDACTED]
If to the Company (if before the Effective Time):
American Homestar Corporation
2222 Bay Area Blvd.
 Suite 100
 Houston, TX 77058
 Attention:     [REDACTED]
E-Mail:    [REDACTED]

with a copy (which shall not constitute notice) to:
Jackson Walker LLP
2323 Ross Avenue
Suite 600
Dallas, TX 75201
Attention: [REDACTED]
E-Mail: [REDACTED]

If to the Shareholder Representative (after the Effective Time):
Craig A. Reynolds
2450 South Shore Blvd.
Suite 300
League City, TX 77573
Attention:    [REDACTED]
E-Mail:    [REDACTED]
with a copy (which shall not constitute notice) to:
Jackson Walker LLP
2323 Ross Avenue
Suite 600
Dallas, TX 75201
Attention: [REDACTED]
E-Mail: [REDACTED]
10.9WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.
10.10Interpretation; Rules of Construction. The terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Annexes, Disclosure Schedule and the Exhibits and Schedules hereto but excluding Ancillary Agreements), and when a reference is made in this Agreement to Annexes, Exhibits, Schedules, Sections or Articles, such reference shall be to an Annex, Exhibit or Schedule to, or Section or Article of, this Agreement, respectively, unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “or” shall not be exclusive. The words “asset” or “property” shall be construed as having the same meaning and effect and to refer to any and all assets and properties, real and personal, tangible and intangible. When a reference is made to a specific Law, act or statute, such reference shall include any regulations promulgated thereunder. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute, in each case, as from time to time amended, modified or supplemented (in the case of agreements or instruments, if permitted under this Agreement), including in the case of statutes by succession or comparable successor statutes; provided that any reference to any Contract or instrument on the Disclosure Schedule or on any Schedule to this Agreement shall not refer to any amendment, modification or supplement thereto unless expressly set forth in the Disclosure Schedule or other Schedule. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined herein have the meanings assigned to them in this Agreement and include plural as well as the singular. Accounting terms not otherwise defined have the meaning assigned to them in accordance with GAAP. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. Unless stated otherwise, the terms “dollars” and “$” shall mean United States dollars. Any action required by the terms hereof to be taken on a specific day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period specified herein is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. Any reference to any document or information having been “made available” by the Company shall, unless otherwise agreed to in writing by Purchaser and the Company, only include any such document or information that has been posted in the Company Data Room and as to which Purchaser has been provided full access (i) in the case of documents provided to Purchaser prior to signing this Agreement or any other Ancillary Agreement delivered at signing, 24 hours prior to the execution of this Agreement, and (ii) in the case of any other document that has been loaded to the Company Data Room within 24 hours prior to the Closing, and in each case that has remained available to Purchaser and its Representatives through the Closing. For the avoidance of doubt documents posted to the clean room section of the Company Data Room, so long as it is provided in a folder to which Purchaser’s Representatives who have clean team access have access (or in the case of outside counsel only matters, Purchaser’s outside counsel have access), shall be considered documents or information to which Purchaser has full access for the purposes of this Section 10.10. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.
10.11Agreement Binding on the Parties; Third-Party Beneficiary Rights. This Agreement shall be binding upon and inure solely to the benefit of each Party as well as the Company Shareholders, and each of their successors and permitted assigns, and except as otherwise explicitly specified herein, nothing in this Agreement is intended to or shall confer upon any other Person (other than the Indemnified Parties) any legal or equitable rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
10.12Public Announcement. Purchaser may issue such press releases, and make such other public announcements and disclosures relating to this Agreement, the Merger or the other Contemplated Transactions as it determines are required under applicable securities Laws, the SEC or regulatory or stock exchange rules or as it deems otherwise appropriate; provided that Purchaser hereby agrees to (a) consult with the Company prior to issuing any press release or public announcement announcing the signing of this Agreement and (b) obtain the Company’s approval (not to be unreasonably withheld, delayed or conditioned) with respect to the contents of such press release or public announcement announcing the signing of this Agreement. Neither the Company nor the Shareholder Representative shall, and each shall cause its respective Affiliates and Representatives not to, issue any press releases or make any public announcements or disclosures relating to this Agreement, the Merger or the other Contemplated Transactions without Purchaser’s prior written consent except via reference to any public announcement or disclosure made by Purchaser pursuant to this Agreement.
10.13Confidentiality. The Parties acknowledge that the Company and Purchaser previously have executed the Confidentiality Agreement, which, except as provided in the proviso to this sentence, will continue in full force and effect in accordance with its terms until the Effective Time, at which time, and without further action by any Party hereto, it shall terminate and be of no further force and effect; provided that (i) neither Party shall be obligated to return or destroy any information, (ii) any disputes under the Confidentiality Agreement will be governed by Section 10.1 hereof, and (iii) nothing in the Confidentiality Agreement shall be deemed to restrict Purchaser’s rights under Section 10.12.
10.14Entire Agreement. This Agreement, the Annexes, Exhibits and Schedules hereto, the Ancillary Agreements, the Disclosure Schedule, and the Confidentiality Agreement constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto or thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
10.15A Legal Representation; Attorney-Client Privilege.

(a)It is acknowledged by each of the Parties that the Company (until the Closing) and the Shareholder Representative (until and after the Closing) have retained Jackson Walker LLP (the “Legal Counsel”) to act as their counsel in connection with the Contemplated Transactions and that the Legal Counsel has not acted as counsel for any other Person (including, following the Closing, the Surviving Corporation) in connection with the Contemplated Transactions and that no other party to this Agreement, any Ancillary Agreement or any other Person has the status of a client of any of the Legal Counsel for conflict of interest or any other purposes as a result thereof. Purchaser hereby agrees that, in the event that a dispute arises between Purchaser, Merger Sub or any of their respective Affiliates (including after the Closing, the Company Group), on the one hand, and, any Major Shareholder, the Shareholder Representative or any of their respective Affiliates (including, prior to the Closing, the Company Group), on the other hand, the Legal Counsel may represent Shareholder Representative, such Major Shareholder or any such Affiliate in such dispute even though the interests of Shareholder Representative, such Major Shareholder or such Affiliate may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Company Group), and even though the Legal Counsel may have represented the Company Group in a matter substantially related to such dispute or may be handling ongoing matters for the Company Group, each of Purchaser, the Shareholder Representative, the Company, the Company Shareholders, and the Subsidiary hereby (a) waive, on behalf of themselves and each of their Affiliates, any claim they have or may have that any of the Legal Counsel has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after the Closing between Purchaser, the Surviving Corporation or any of their respective Affiliates (including after the Closing, any other member of the Company Group) on the one hand, and the Shareholder Representative or any Major Shareholder on the other hand, any of the Legal Counsel may represent Shareholder Representative or any Major Shareholder in such dispute even though the interest of any such party may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Company Group), the Shareholder Representative, the Company Group, or any Company Shareholder and even though the Legal Counsel may have represented Shareholder Representative, the Company Shareholders, or the Company Group in a matter substantially related to such dispute or may be handling ongoing matters for any Company Shareholder, the Shareholder Representative, or any of the Company Group.
(b)Purchaser further agrees that, (i) as to all communications between the Legal Counsel and the Company Group, any Major Shareholder or the Shareholder Representative, their respective Affiliates, and their respective Representatives that relate to the Contemplated Transactions, this Agreement or any other Ancillary Agreement, the attorney-client privilege belongs to Shareholder Representative except in the case of communications with a Major Shareholder, in which case the attorney-client privilege belongs to such Major Shareholder, and may be controlled by such Major Shareholder or Shareholder Representative, as applicable, and shall not pass to or be claimed by Purchaser, the Surviving Corporation, or any other member of the Company Group, and (ii) solely as it relates to a dispute among the Parties regarding the subject matter of this Agreement or any other document ancillary thereto, with respect to all communications between the Legal Counsel and any member of the Company Group, or among the Legal Counsel, any member of the Company Group, the Shareholder Representative and/or Major Shareholders prior to the Closing that relate in any way to the Contemplated Transactions, any Ancillary Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to evidentiary privilege belong to the Shareholder Representative or any specific Major Shareholder who receives a communication, as applicable, and may be controlled by such Major Shareholder or Shareholder Representative, as applicable, and shall not pass to or be claimed by Purchaser, the Surviving Corporation, the other Company Group or any Affiliates of the foregoing. The Parties hereto further agree that the Legal Counsel and their respective partners and employees are third party beneficiaries of this Section 10.15.
10.16Non-Reliance. Purchaser and Merger Sub acknowledge and agree that (a) except for the representations and warranties set forth in ARTICLE II, the Company Closing Certificate, and the Letters of Transmittal, they have relied solely on their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, (b) none of the Company Shareholders, Shareholder Representative, the Company Group, or any other Person on behalf of the Company Shareholders or any member of the Company Group has made any representation or warranty, expressed or implied, as to the Company Group or the Company Shareholders, or the accuracy or completeness of any due diligence materials, documents, or other information regarding the Company Group or the Company Shareholders furnished or made available to Purchaser, Merger Sub, or any of its Representatives, or any other matter related to the Contemplated Transactions, except as expressly set forth in ARTICLE II (as modified by the Disclosure Schedule), the Company Closing Certificate and the Letters of Transmittal, (c) that they have not relied upon the accuracy or completeness of any express or implied representation, warranty, statement, or information of any nature made or provided by or on behalf of the Company Group, Company Shareholders, or the Shareholder Representative, any of their Affiliates, or any of their respective Representatives, except for the representations and warranties of the Company expressly set forth in ARTICLE II, the Company Closing Certificate and the Letters of Transmittal, and (d) without limiting the generality of the foregoing, Purchaser and Merger Sub are not relying upon any forward looking data and they recognize that significant uncertainties are inherent in forward looking data and no representations or warranties, express or implied, are being made or shall be deemed to have been made as to any forward looking data. Notwithstanding anything to the contrary set forth in Section 2.30, Section 3.7 or this Section 10.16, nothing in this Agreement shall, or shall be deemed or construed to, preclude, limit, or impair any claim in respect of, relieve any Person of any liability or obligation for, or limit or impair any recourse available in respect of, Fraud.
10.17Non-Recourse. The Parties to this Agreement agree on their own behalf and on behalf of their Affiliates that no Non-Recourse Party shall have any liability relating to this Agreement or any of the Contemplated Transactions, except pursuant to another document contemplated by this Agreement (including any Letter of Transmittal or Ancillary Agreement) to which such Non-Recourse Party is a party or as otherwise explicitly provided herein. Notwithstanding anything to the contrary set forth in this Section 10.17, nothing in this Section 10.17 shall, or shall be deemed or construed to, preclude, limit, or impair any claim in respect of, relieve any Person, whether or not such Person is a Non-Recourse Party, of any Liability or Loss for, or limit or impair any recourse available in respect of, Fraud.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PURCHASER
CAVCO INDUSTRIES, INC.
By:    /s/ Bill Boor
Name: William C. Boor
Title: President and Chief Executive Officer

MERGER SUB
CAVCO MERGER SUB, INC.
By:    /s/ Bill Boor
Name: William C. Boor
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
COMPANY
AMERICAN HOMESTAR CORPORATION
By:    /s/ Finis Teeter
Name: Finis Teeter
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
SHAREHOLDER REPRESENTATIVE

By:    /s/ Craig Reynolds
Name: Craig Reynolds

ANNEX A – DEFINITIONS
For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):
“2020 Tax Acts” means The Families First Coronavirus Response Act (Pub. L. 116-127), the CARES Act, and any U.S. executive order relating to the deferral of U.S. federal payroll Taxes, and includes any Treasury Regulations or other official guidance promulgated with respect to the foregoing.
“Access Limitations” means with respect to any information otherwise required to be provided either from the Company to Purchaser or by Purchaser to Shareholder Representative the disclosure of which would or would reasonably be expected to: (i) result in the loss of any attorney-client privilege or attorney work product protection, or (ii) result in a violation of any applicable Laws; provided, that, to the extent that financial information used in the Initial Calculation are prevented from being disclosed to the Shareholder Representative because of Securities Laws or regulations or exchange rules, Purchaser shall (x) if permissible, enter into a non-disclosure agreement with the Shareholder Representative and pertinent advisors of Shareholder Representative to allow them to receive such information, and (y) if disclosure is still not legally permissible the response period shall be tolled for the same number of days which such information cannot be provided to the Shareholder Representative. The relevant Party will provide the Party seeking disclosure with respect to information restricted by the Access Limitations with a description of any information being withheld on the basis of the preceding clauses (i) or (ii) and shall make appropriate substitute disclosure arrangements to ensure Purchaser or the Shareholder Representative (as relevant) and their respective Representatives are able to fully and accurately review and inspect the Closing Statement or the Initial Calculations (as relevant) and the calculations contained therein.
“Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Purchaser or any Affiliate of Purchaser), or any public announcement of intention to enter into any such agreement or of (or intention to make) any such offer, proposal or bona fide indication of interest, relating to, or involving: (a) any acquisition or purchase by any Person of any Company Securities or any tender offer or exchange offer for outstanding Company Securities or any merger, consolidation, business combination or similar transaction involving the Company Group or any of its securities, (b) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of any of any material assets of the Company Group in any single transaction or series of transactions (other than the sale of Company Group products in the Ordinary Course of Business or any transaction described in Section 4.1(c)(iii) or Section 4.1(c)(iv)), and (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company Group. For the avoidance of doubt, Interloper Proposals shall be deemed to be Acquisition Proposals.
“Action” means any action, order, writ, injunction, demand, claim, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, mediation, audit, inquiry, dispute, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Adjustment Escrow Account” means a designated escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.
“Adjustment Escrow Amount” means an amount equal to $4,500,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided, however, with respect to Purchaser (a) stockholders of Purchaser shall not be considered Affiliates of Purchaser or its Subsidiaries and (b) except for Purchaser, its Subsidiaries and Persons controlled (directly or indirectly) by Purchaser, no Person shall be considered an Affiliate of Purchaser solely as a result of any direct or indirect ownership, control or other relationship between the stockholders, officers or directors of Purchaser and such Person. References herein to Affiliates of Purchaser shall be deemed to include the Surviving Corporation following the Effective Time.
“Aggregate Transaction-Related Payments Amount” means an amount equal to the aggregate Transaction-Related Payments payable to all Transaction-Related Payments Recipients.
“Aggregate Fully-Diluted Shares” means the sum of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including those which vest in connection with the Contemplated Transactions); provided that, for the avoidance of doubt, in no event shall Aggregate Fully-Diluted Shares include any shares held in the treasury of the Company, as contemplated by Section 1.3(b).
“Alternative Payment Procedure” means the procedure pursuant to which all payments payable to holders of Company Restricted Shares shall be made by the Exchange Agent to the applicable payroll account of the Surviving Corporation or its appropriate Subsidiary, and such amounts (including Closing Common Stock Payments payable to such holders and disbursements from the Escrow Accounts and Shareholder Representative Expense Fund) shall be remitted by the Surviving Corporation or such Subsidiary (net of applicable withholding Taxes in accordance with Section 1.10) to the applicable holders of Company Restricted Shares on the next regularly scheduled payroll date of the Surviving Corporation or its relevant Subsidiary. For the avoidance of doubt, with respect to Company Restricted Shares held by Teeter Homestar Holdings, LP, a Texas limited partnership (“THH”), all withholding pursuant to Section 1.10 shall be made on behalf of Finis F. Teeter, with THH receiving the net payment from the Surviving Corporation or such Subsidiary in respect of THH’s Company Restricted Shares.
“Ancillary Agreement” means each agreement, certificate or document (other than this Agreement) that the Company, Purchaser, Merger Sub, Company Shareholder or Key Employee is to enter into or deliver as a party thereto pursuant to this Agreement.
“Anti-Corruption Laws” means the FCPA, the United Kingdom Bribery Act 2010, applicable Laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any similar anti-corruption or anti-bribery Laws of any other jurisdiction where the Company operates.
“Antitrust Laws” mean any antitrust, competition or trade regulation laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.
“Balance Sheet Date” means April 30, 2025.

“Base Merger Consideration” means $190,000,000.
“Books and Records” means all files, documents, instruments, papers, books and records relating to the Company Group, the business, operations or condition of the Company Group, or the Company Group’s properties and assets, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, share certificates and books, share transfer ledgers, Contracts, licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans, and environmental studies and plans.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Phoenix, Arizona.
“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended or modified.
“Casualty Loss” means if any material asset or property of any member of the Company Group is damaged or destroyed by casualty loss after the Agreement Date and prior to the Closing.
“Certificate” means a certificate which immediately prior to the Effective Time representing any shares of Company Common Stock or Company Preferred Stock.
“Charter Documents” means, with respect to a Person that is an entity, the (a) articles of association, certificate of association, certificate of incorporation, certificate of formation, articles of organization, or certificate of limited partnership, (b) bylaws, limited liability company agreement, or limited partnership agreement, and (c) other equivalent or similar organizational documents.
“Claim” means a claim for indemnification, compensation or reimbursement for Losses under ARTICLE VIII.
“Clean Team Agreement” means that certain Amended and Restated Clean Team Agreement dated as of April 3, 2025 by and between the Company and Purchaser.
“Closing Cash” means the Company Cash as of the Measurement Time.
“Closing Certificates” means, as relevant, the Company Closing Certificate and the Purchaser Closing Certificate.
“Closing Common Stock Merger Consideration” means, as of any time of determination, the sum of (a) the Estimated Merger Consideration minus (b) the Adjustment Escrow Amount, minus (c) the Indemnification Escrow Amount, minus (d) the Losses Escrow Amount, minus (e) the Shareholder Representative Expense Fund.
“Closing Common Stock Per Share Merger Consideration” means, as of any time of determination, an amount equal to the quotient determined by dividing (a) the Closing Common Stock Merger Consideration by (b) the Aggregate Fully-Diluted Shares.
“Closing Indebtedness” means the amount of all Indebtedness of the Company Group as of the Measurement Time (except in the case of income Taxes, which shall be measured as of the end of the Closing

Date). For the avoidance of doubt, a liability will not be included in Indebtedness if it is included in Working Capital, in Transaction Expenses or Transaction-Related Payments.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date that is included in the Company Financial Statements.
“Company Benefit Arrangement” means collectively the Company Employee Plans and each Company Employee Agreement.
“Company Business” means the business of the Company as presently conducted and as proposed by the Company to be conducted as of the Closing Date, including the design, manufacture and distribution of manufactured homes and the provision of servicing and financing with respect thereto, and the Insurance Business.
“Company Capital Stock” means the Company Common Stock (including Company Restricted Shares) and the Company Preferred Stock.
“Company Cash” with respect to the Company Group as of any time, the aggregate amount of cash and cash equivalents of the Company Group as of such time, which will reflect a reduction for any outstanding but uncleared checks, drafts and wires and drafts in transit as of such time, an increase for any deposits in transit at such time, and exclude any Restricted Cash.
“Company Common Stock” means the Company’s common stock, par value $0.01 per share, which is designated as Series C Common Stock.
“Company Data” means all data (including Personal Data and Product Data) collected, created, compiled, inferred, derived, stored, used, maintained, transferred, transmitted, secured, disposed of, or otherwise Processed by or for the Company Group.
“Company Data Room” means the electronic data site maintained at idealsvdr.com on behalf of the Company in connection with the Merger.
“Company Employee Agreement” means each management, employment, retention, change in control, severance, Tax gross-up, consulting, relocation or other similar Contract between the Company Group on one hand and any Employee, officer, independent contractor, director or other service provider of the Company Group.
“Company Employee Plan” means each: (a) employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) Company Employee Agreement, stock option plan, stock purchase plan, other equity-based plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, consulting agreement, compensation plan, program, agreement or arrangement, retention plan, change in control plan, program or arrangement, supplemental income arrangement, vacation or paid-time off plan, death, hospitalization, health and welfare and fringe benefit plan, retirement, postretirement or retiree welfare arrangement, educational or employee assistance plan, employee loan and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plan or arrangement providing compensation to employee and non-employee directors, in each case in which the Company Group or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such arrangement, or has any obligation to sponsor, contribute to or provide benefits under, for the benefit of any current or former employee, officer, director, independent contractor or other service provider of the Company Group or any ERISA Affiliate (or their spouses, dependents, or beneficiaries) or with respect to which the Company Group or any ERISA Affiliate has or may have any Liability or obligation. In the case of a Company Employee Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Company Employee Plan shall include a reference to such trust, organization or other vehicle.
“Company Financial Statements” means (a) the audited consolidated balance sheets of the Company Group dated as of June 30, 2023 and June 28, 2024 and related audited consolidated statements of operations, Company Shareholders’ equity and cash flows of the Company Group for the years ended June 30, 2023 and June 28, 2024, and (b) the unaudited consolidated balance sheets of the Company Group dated as of the Balance Sheet Date and related unaudited consolidated statements of operations, Company Shareholders’ equity and cash flows of the Company Group for the ten-month period ended April 30, 2025.
“Company Group” means collectively, the Company and each of its Subsidiaries.
“Company Indemnifying Party” means each of the Company Shareholders entitled to receive Estimated Merger Consideration as of immediately prior to the Effective Time.
“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
“Company Licensed Intellectual Property” means Intellectual Property owned by any Person other than the Company Group that (a) is licensed to the Company Group, (b) for which a member of the Company Group has received from such Person a covenant not to sue or assert or other immunity from suit or (c) such Person has undertaken an obligation to the Company Group to assert any Intellectual Property against one or more Persons prior to asserting such Intellectual Property against the Company Group or an obligation to exhaust remedies as to particular Intellectual Property against one or more Persons prior to seeking remedies against the Company Group.
“Company Material Contract” means (a) any Contract required to be listed on the Disclosure Schedule pursuant to Sections 2.12, 2.14, 2.18 or 2.23 (whether or not so listed), (b) any Contract between the Company Group and any Significant Customer or Significant Supplier, and (c) any Equity-Related Agreement.
“Company Offering” means (a) any product or service currently offered, marketed, licensed, provided, manufactured, sold, distributed, or made commercially available by or for the Company Group as of the Agreement Date, including any Technology used in the provision of such products and services by or on behalf of the Company Group, and (b) any Company Group product or service currently under material development by or for the Company Group, or otherwise anticipated under any product or service “road map” of Company.
“Company Options” means options to purchase shares of Company Common Stock.

“Company Owned Intellectual Property” means all (a) Intellectual Property solely owned by the Company Group, or that is purported by the Company Group to be solely owned by the Company Group, (b) Intellectual Property in which the Company Group has or purports to have any joint ownership interest, and (c) all Intellectual Property where applicable Law precludes an Employee, consultant, contractor or other Person from assigning Intellectual Property to the Company Group where such Employee, contractor, consultant or other Person grants to the Company Group, in lieu of such prohibited assignment, exclusive, irrevocable, transferrable and sublicensable licenses and usage rights to fully exploit, use and practice such non-assignable Intellectual Property.
“Company Preferred Stock” means the Company’s preferred stock, par value $0.01 per share, none of which is designated or outstanding.
“Company Restricted Shares” means shares of Company Common Stock that are or have been awarded subject to vesting and issued under the Company Stock Plan.
“Company Securities” means (a) shares of capital stock or voting securities of the Company Group, (b) securities of the Company Group convertible into or exchangeable for shares of capital stock or voting securities of the Company Group, and (c) options, warrants or other rights to acquire from the Company Group, or other obligation of the Company Group to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company Group.
“Company Shareholder” means any holder of shares of Company Capital Stock.
“Company Shareholder Related Party” means (a) any Company Shareholder or the Shareholder Representative, (b) any of their respective Affiliates, (c) any of their respective past, present direct or indirect members, shareholders, directors, officers, or partners (or the functional equivalent of any such positions) of any of the foregoing, (d) any of their respective past, present employees, Affiliates, trustees, heirs, executors, beneficiaries, attorneys, agents, Representatives, including, but not limited to, legal counsel (including Legal Counsel), accountants, investment banks and other professional advisors and (e) any of their successors or assigns.
“Company Stock Plan” means the Company’s 2006 Stock Incentive Plan.
“Company Technology” means all Company Offerings and all other Technology owned by or licensed to the Company Group or purported to be owned by or licensed to the Company Group that is used by or on behalf of the Company Group in connection with the conduct of the Company Business.
“Condemnation” means that a material asset or property of any member of the Company Group is taken by condemnation or the power of eminent domain.
“Condemnation Value” means the amount of decrease in value of a material asset or property (net of, and after giving effect to, any condemnation award actually received by any member of the Company Group and used to replace such condemned material asset or property) plus the amount of any lost profits reasonably expected to accrue after Closing as a result of a Condemnation (such aggregate condemnation value and amount of lost profits with respect to any material asset or property as determined by an independent qualified firm reasonably acceptable to Purchaser and the Shareholder Representative). To assist Purchaser in its evaluation of any and all Condemnation (including Condemnation Value), the Company shall provide Purchaser such access to the properties and assets and such information as Purchaser may reasonably request in connection therewith.

“Confidentiality Agreement” means that certain Amended and Restated Confidentiality Agreement, by and between Purchaser and the Company, dated as of March 13, 2025, and as modified hereby.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.
“Contract” means any contract, agreement, arrangement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, purchase orders and sale orders), whether written or oral.
“Copyrights” means all copyrights, copyrightable works and mask works, exclusive exploitation right, and all other similar or equivalent rights corresponding thereto throughout the world, including economic rights in copyrights, and including all registrations of each of the foregoing and applications for each of the foregoing, and including all unregistered copyrights.
“Current Government Contract” means any Government Contract for which the period of performance has not yet expired or been terminated, or final payment has not been received, or which remains open to audit.
“Disclosure Schedule” means the disclosure schedule delivered by the Company to Purchaser concurrently with the parties’ execution of this Agreement, a copy of which is attached hereto as Exhibit L.
“Dissenting Shares” means any shares of Company Capital Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, in each case, in accordance with the TBOC.
“Employee” or “Employees” means current employees, including temporary workers placed to work at the Company Group, and unless otherwise indicated, former employees of the Company Group.
“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, exclusive license or covenant, option to obtain an exclusive license or covenant, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any legally permissible income or proceeds derived from any asset, any restriction on the legally permissible use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means, with respect to any Contract, limitations on enforcement and other remedies imposed by or arising under or in connection with (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally, and (b) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies.
“Environmental Claims” means any Action by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Laws” means, collectively, all Laws, judgments, orders, notice requirements, court decisions, principles of law, regulations, restrictions or licenses, which (a) regulate or relate to the protection or clean-up of the environment, human health or safety (to the extent related to Hazardous Substances), the use, treatment, generation, storage, transportation, handling, disposal, manufacture, registration, distribution, formulation, packaging, labeling, or Release of, or exposure to, Hazardous Substances, the discharge of pollutants into the environment, emissions limiting regulations, the investigation, control, or removal of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property (to the extent related to Hazardous Substances), including without limitation protection of the health and safety of employees or (b) impose liability or other obligations with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977 (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et seq.), the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. § 7401 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), or any other similar Law, and their implementing regulations and any state analogs, each as amended from time to time.
“Environmental Permits” means all Governmental Permits issued under or required by Environmental Laws.
“Equity-Related Agreement” means any Company Shareholder shareholders agreement, investors’ rights agreement, voting agreement, voting trust, preemptive right, right of first offer, right of first refusal and co-sale agreement, right of first negotiation, management rights agreement, and any other similar Contract to which the Company Group is a party or by which it is bound, governing, controlling, relating to, or restricting the transfer of, voting of, registration of, or dividend right of, any Company Security but, for the avoidance of doubt, shall not include any Charter Documents.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each member of the Company Group (other than the Company) and any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.
“Escrow Accounts” means collectively the (a) Adjustment Escrow Account, (b) Indemnification Escrow Account, and (c) Losses Escrow Account.
“Escrow Agent” means Western Alliance Bank, N.A.
“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, Purchaser and the Shareholder Representative in substantially the form attached hereto as Exhibit M.

“Escrow Amount” means collectively the (a) Adjustment Escrow Amount, (b) Indemnification Escrow Amount, and (c) Losses Escrow Amount.
“Estimated Merger Consideration” means the result equal to (a) the Base Merger Consideration, minus (b) Estimated Indebtedness, minus (c) the Estimated Aggregate Transaction-Related Payments Amount, minus (d) Estimated Transaction Expenses, plus (e) Estimated Cash, plus (f) the amount (if any) by which the Estimated Working Capital exceeds Target Working Capital, minus (g) the amount (if any) by which Target Working Capital exceeds the Estimated Working Capital, minus (h) the amount (if any) by which the Estimated Peg Account Balances are less than the Peg Target.
“Exchange Agent” means Western Alliance, NA.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.
“Final Merger Consideration” means the result equal to (a) the Base Merger Consideration, minus (b) Closing Indebtedness, minus (c) the Aggregate Transaction-Related Payments Amount, minus (d) Transaction Expenses, plus (e) Closing Cash, plus (f) the amount (if any) by which the Working Capital exceeds Target Working Capital, minus (g) the amount (if any) by which the Target Working Capital exceeds the Working Capital, minus (h) the amount (if any) by which the Peg Account Balances is less than the Peg Target, in each case, as finally determined pursuant to Section 1.7(b).
“Form Indebtedness Calculation Statement” means the Form Indebtedness Calculation attached hereto as Schedule 10.1B, which is a form worksheet that includes each component of the calculation for determining the Estimated Indebtedness or the Closing Indebtedness, as applicable.
“Form Inventory Methodology Statement” means the Inventory methodology described in the Form Working Capital Statement attached hereto as Schedule 10.1E.
“Form Merger Consideration Calculation Statement” means the Form Merger Consideration Calculation attached hereto as Schedule 10.1A, which is a form worksheet that includes each component of the calculation for determining the Estimated Merger Consideration or the Final Merger Consideration, as applicable.
“Form Peg Account Balances Statement” means the Statement of Peg Account Balances attached hereto as Schedule 10.1F, which is a form worksheet that includes each component of the calculation for determining the Estimated Peg Account Balances or the Peg Account Balances, as applicable.
“Form Transaction-Related Payment Statement” means the Form Transaction-Related Payment Calculation attached hereto as Schedule 10.1C, which is a form worksheet that includes each component of the calculation for determining the Estimated Aggregate Transaction-Related Payment Amount or Aggregate Transaction-Related Payment Amount, as applicable.
“Form Transaction Expenses Statement” means the Form Transaction Expenses Calculation attached hereto as Schedule 10.1D, which is a form worksheet that includes each component of the calculation for determining the Estimated Transaction Expenses or the Transaction Expenses, as applicable.
“Form Working Capital Statement” means the Statement of Working Capital attached hereto as Schedule 10.1E, which is an example calculation of the Working Capital as of December 31, 2024.

“Fraud” means actual, knowing, and intentional common law fraud (as opposed to imputed or constructive knowledge) as determined under Delaware Law with respect to the making of the representations and warranties contained in (i) this Agreement (as qualified by the applicable Disclosure Schedules), (ii) the Company Closing Certificate, (iii) the Parent Closing Certificate, and (iv) each Company Shareholder’s Letter of Transmittal. Fraud shall not include any claim for equitable fraud, constructive fraud, fraud by reckless or negligent misrepresentation or any tort based on negligence or recklessness.
“Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Organization and Good Standing) other than the last sentence thereof, 2.2 (Subsidiaries), 2.3 (Power, Authorization and Validity), 2.4(a) (Capitalization of the Company), 2.5(a)(i) and 2.5(b) (No Conflict; Required Consents), 2.8 (Related Party Transactions) and 2.27 (No Brokers).
“GAAP” means United States generally accepted accounting principles as in effect for the applicable period or date.
“Government Bid” means any offer, bid, quotation or proposal to sell products made or services provided by the Company Group that, if accepted or awarded, would lead to a Government Contract.
“Governmental Authority” means any (a) multinational or supranational body exercising legislative, judicial, taxing or regulatory powers, (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (c) federal, state, local, municipal, foreign or other government, (d) public international organization (e.g., the World Bank, the Red Cross, etc.), (e) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, bureau, commission, instrumentality, official, organization, political party, royal family, industry self-regulatory authority, unit, body, subdivision, court, arbitrator or other tribunal and any authority with responsibility for overseeing and/or enforcing Privacy Requirements), or (f) any business, entity, or enterprise owned or controlled by any of the foregoing.
“Government Contract” means any Contract that falls within one of the following categories: (a) any Contract including an individual task order, delivery order, purchase order, basic ordering agreement, letter contract or blanket purchase agreement between any member of the Company Group and any Governmental Authority, (b) any Contract, including a basic ordering agreement, pricing agreement, letter contract or other arrangement by which the Company Group has agreed to provide goods or services to a prime contractor to any Governmental Authority, to a higher-tier subcontractor to a Governmental Authority, or otherwise where a Governmental Authority is the ultimate consumer of the services provided by the Company Group, or (c) any Contract awarded by the Company Group under a Government Contract to a subcontractor at any tier.
“Governmental Official” means (a) any officer or employee of a Governmental Authority or (b) candidate for government or political office.
“Hazardous Substance” means any substance, pollutant, contaminant, material or waste which is regulated by the federal government, any state government, any local government or any law or judgment, or is classified in any Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant,” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, gasoline, diesel fuel, petroleum, petroleum by-products or petroleum products, radioactive materials and radon gas, per- and polyfluoroalkyl substances, and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability may be imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Huntsville Moamco Lease” means that certain Lease Agreement, dated as of May 30, 2003, by and between Nationwide Housing Systems, L.P., as tenant, and Moamco, as landlord, as amended by that certain First Amendment to Lease Agreement, dated as of June 1, 2013, by and between Nationwide Housing Systems, L.P. and Moamco.
“Immediate Family” means, with respect to any individual, such individual’s spouse or domestic partner, parent, children, and siblings, including adoptive relationships and relationships through marriage.
“Indebtedness” means, without duplication, (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company Group, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions or otherwise, (b) all deferred obligations of the Company Group for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the Ordinary Course of Business), (c) all obligations of the Company Group to pay amounts under a lease which is required to be classified as a financing lease on the face of a balance sheet prepared in accordance with the Agreed Accounting Principles, (d) all outstanding reimbursement obligations of the Company Group with respect to letters of credit, bankers’ acceptances or similar facilities, (e) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on payment or prepayment as a result of the consummation of the Merger or any of the other Contemplated Transactions or in connection with any consent of any counterparty with respect to any such Indebtedness, (g) all Liabilities under or related to the Company Financial Statement account numbers set forth in Section 10.1(g) of the Disclosure Schedules, (h) fifty percent (50%) of the Liabilities set forth in Section 10.1(h) of the Disclosure Schedules, (i) all obligations of the Company to pay any settlement amounts to Employees, officers, independent contractors, directors or other service providers of the Company Group, (j) all unpaid Pre-Closing Taxes, which amount (1) shall not be less than zero for any jurisdiction, Tax period, particular type of Tax or entity (provided that, with respect to any particular type of Tax actually reported by members of the Company Group on a consolidated or combined Tax Return, the consolidated or combined group (as applicable) shall be treated as a single “entity”), (2) shall include Taxes required to be paid as a result of an election, if any, pursuant to Section 965(h) of Code (including any such Taxes that are required to be paid with respect to any Tax period (or portion thereof) beginning after the Closing Date), and (3) shall be calculated without taking into account Tax refunds (but shall take into account or Tax overpayments), (k) any deferred cash payments pursuant to the CARES Act or similar program of a Governmental Authority (e.g. deferral of payroll taxes), (l) any underfunding with respect to any defined benefit pension, retiree or similar plans, (m) obligations secured by any Encumbrance (other than Permitted Encumbrances) existing on property or assets owned by the Company Group, and (n) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (a) through (n) appertaining to third parties.
“Indemnification Escrow Account” means a designated escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Indemnification Escrow Amount” means an amount equal to $7,500,000.
“Indemnified Party” means the Purchaser Indemnified Parties.
“Indemnifying Parties” means the Company Indemnifying Parties.
“Insurance Business” means the Company Group’s insurance brokerage agency line of business, which quotes, places, provides, services and renews insurance policies and services.
“Intellectual Property” means any and all of the following in any country, and all past, present and future: (a)(i) Patents, (ii) Copyrights, (iii) industrial design right or registration of such right and any application to register such right, (iv) Marks, (v) rights in domain names, uniform resource locators or other names or locators associated with the Internet, including applications and registrations for any domain names, uniform resource locators or other names or locators associated with the Internet (collectively, “domain names”) and rights in social networking names and tags, (vi) Trade Secrets, (vii) rights with respect to any database, including any registration of such right and any application to register such right, (viii) rights of publicity and personality, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (ix) Moral Rights and (x) all other intellectual property rights (whether or not appropriate steps have been taken to protect such rights under applicable Law); and (b) the right (whether at law, in equity, by Contract or otherwise) to use, practice or otherwise exploit any of the foregoing.
“Intellectual Property License” means any Contract to which Company is a party which constitutes a license, sublicense, right, covenant, non-assertion or similar covenant, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property.
“Interloper Proposal” means a proposal from a third-party other than Purchaser or its Affiliates to enter into one of the following transactions, or series of related transactions (a) an Interloper Transaction, or (b) the sale, exchange or other disposition of more than 10% of assets, on a consolidated basis, of the Company Group (other than the sale of Company Offerings in the Ordinary Course of Business).
“Interloper Transaction” means (a) a merger, debt or equity recapitalization, material financing, amalgamation, reorganization, consolidation or other business combination involving any member of the Company Group; (b) the sale of all or a majority of the outstanding equity in any member of the Company Group to any non-Affiliate(s) of the Company; or (c) any other transaction in which the owners of the outstanding Company Capital Stock prior to such transaction (or their Affiliates) do not own at least a majority of the outstanding Company Capital Stock (or any successor entity) immediately upon completion of the transaction.
“Inventory” means all inventories of the Company Group, wherever located, including all finished goods, work in process, raw materials, supplies, packaging materials, spare parts and all other materials and supplies to be used or consumed by the Company Group in the production of finished goods, but excluding therefrom the value of any obsolete inventory, and valued in accordance with the Form Inventory Methodology Statement.
“IRS” means the United States Internal Revenue Service.
“IT System” means any information technology and computer system (including Software, information technology and telecommunication hardware, network and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information and any support, disaster recovery and online service whether or not in electronic format, used in or necessary to the conduct of the Company Business.
“Judgement” means the final judgment rendered in the matter Oak Creek Homes of Lancaster and American Homestar Corporation v. Spears Construction Management, LLC and Bobby Spears, Individually, Cause No. CV20-0608 (U.S. Dist. Ct. Parker Cty., TX) (May 22, 2020) in the District Court of Parker County, Texas, including any related settlement, favorable or unfavorable judgment, appeals, or related claims stemming from such matter.
“Key Employees” means Chad Gaston, Chris Gilligan, Edith Hamilton, James Owens and Michael Howell.
“Knowledge of the Company” or “Company’s Knowledge” means the knowledge of each of Dwayne Teeter, Chad Gaston, and Craig Reynolds after reasonable due inquiry of a particular fact, circumstance, event or other matter in question.
“Law” means any foreign, federal, state, local or municipal law, statute, ordinance, directive, edict, regulation, standard, or rule, any order, ruling, writ, injunction, award, judgment or decree (and any regulations promulgated thereunder), and any other legislative measure or decision having the force of law, rule of common law, customary law and equity and any civil or other code.
“Liability” means any debt, duty, Tax, obligation or liability of any kind or nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, duty, Tax, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, duty, liability, Tax or obligation is immediately due and payable.
“Losses” means any and all Actions or threatened Actions, deficiencies, judgments, settlements, assessments, Liabilities, losses, damages, reduction in value, interest, fines, penalties, costs (including re-engineering costs), Taxes, and reasonable expenses of any kind or nature, including legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing or matters arising out of or relating to the foregoing, and in seeking and enforcing rights to indemnification, compensation and reimbursement hereunder but excluding punitive and exemplary damages, except to the extent awarded pursuant to a Third-Party Claim.
“Losses Escrow Account” means a designated escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.
“Losses Escrow Amount” means an amount equal to $11,176,337.
“Marks” means all (a) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names, and fictitious business name, emblems, signs, insignia, slogans, brand names, and other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing and including unregistered trademarks), and (b) all goodwill associated with or symbolized by any of the foregoing.
“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is, or would reasonably be expected to be, individually or in the aggregate, (a) materially adverse to the assets, Liabilities, business, financial condition or results of operations of such entity and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of such entity to consummate the Contemplated Transactions or perform its obligations under this Agreement; provided, however, that no change, event, circumstance, condition or effect arising out of or resulting from the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) general economic, financial or political conditions, (ii) any change, event, circumstance, condition or effect to the extent resulting solely from or arising out of the announcement of the Contemplated Transactions, (iii) any action taken by the Company that is required by this Agreement, (iv) acts of war, armed hostilities or terrorism, or the escalation or worsening thereof, (v) any changes in GAAP or applicable Law or any authoritative enforcement, implementation or interpretation thereof by any Governmental Authority after the Agreement Date, (vi) any epidemic, pandemic or disease outbreak, (vii) conditions generally affecting any industry or industry sector in which the Company Group operates, (viii) any change in the financial, banking, currency, capital or securities markets, or (ix) the failure to meet projections (provided that the underlying specific causes of any such failure to meet projections may be taken into account in determining whether there has been a Material Adverse Effect); provided that with respect to the exceptions set forth in clauses (i), (iv), (v), (vi), (vii), and (viii) in the event that such change, event, circumstance, condition or effect has had a disproportionate effect on such entity and its Subsidiaries relative to other companies operating in the industry or industries in which such entity and its Subsidiaries operates, then the incremental effect of such change, event, circumstance, condition or effect shall be taken into account for the purpose of determining whether there has been a Material Adverse Effect.
“Measurement Time” means 12:01 a.m. local time in Phoenix, Arizona on the Closing Date.
“Merger Sub Common Stock” means the common stock, $0.00001 par value per share, of Merger Sub.
“Midland Moamco Lease” means that certain Lease Agreement, dated as of May 30, 2003, by and between Nationwide Housing Systems, L.P., as tenant, and Moamco, as landlord, as amended by that certain First Amendment to Lease Agreement, dated as of June 1, 2013, by and between the same parties.
“Moamco” means Moamco Properties, Inc., a Texas corporation.
“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a “moral right.”
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Non-Negotiated Vendor Contract” means a Contract that meets all of the following conditions: (a) such Contract grants to the Company Group a non-exclusive license to download or use generally commercially available, non-customized Software or a non-exclusive right to access and use the functionality of such Software on a hosted or “software-as-a-service” basis (and does not include any other Intellectual Property Licenses); (b) such Contract is a non-negotiable “shrink-wrap” or “click-through” Contract; (c) such Contract does not impose any continuing grant of any right by the Company Group that survives termination or expiration of such Contract; (d) the Software is not included, incorporated or embedded in, linked to, combined, distributed or made available with, or used in the development, design, delivery, distribution or provision of, any Company Offering; and (e) such Contract does not require the Company Group to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $25,000 or ongoing subscription or service fees of no more than $5,000 per year.
“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s equity holders, directors, officers, employees, Affiliates, members, managers, general or limited partners or any of their successors or assignees; provided that for the avoidance of doubt, (i) no Party to this Agreement will be considered a Non-Recourse Party, and (ii) no Company Shareholder will be considered a Non-Recourse Party.
“Ordinary Course of Business” means, with respect to the Company Group or Purchaser, a course of business that is in the ordinary course of the business of the Company Group or Purchaser, as applicable, and consistent with its past practices, including with respect to frequency and amounts.
“Owned Real Property” means all of the real property that is owned by the Company Group.
“Patents” means all issued patents, including utility model and design patents, and pending patent applications, including certificates of invention and applications for certificates of inventions, records of invention, invention disclosures, and priority rights filed with any Registration Office, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.
“Peg Account Balances” means for the Company Group as of the Measurement Time, the aggregate amount of assets of the Company Group on a consolidated basis that are included in the balance sheet accounts set forth in Schedule 10.1F attached hereto; provided, that, for the avoidance of doubt, in the event the Peg Account Balances is greater than the Peg Target, the Peg Account Balances shall be deemed to equal the Peg Target.
“Peg Target” means $5,633,086.
“Permitted Encumbrance” means (a) any statutory lien for Taxes (i) not yet due or delinquent or (ii) the validity or amount of which is being contested in good faith by appropriate proceedings; provided, that in the case of clause (ii), adequate reserves in accordance with GAAP have been established therefor on a basis consistent with prior periods and are reflected on the Company Financial Statements; (b) any mechanics’, carriers’, workers’, repairers’ or other similar lien arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) any pledge, deposit or other Encumbrance securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (d) Encumbrances in the nature of zoning restrictions; (e) Encumbrances consisting of easements, rights or restrictions of record on the use of real property existing as of the date hereof, none of which are individually or in the aggregate material to the operation of the Company Business in the Ordinary Course of Business; (f) any statutory liens of landlords, lessors or renters for amounts not yet due and payable; (g) any liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; and (h) as to Real Property, all matters of survey, easements or reservations of, or rights of others for, rights of way, highway and railroad crossings, sewers, electric lines, telegraph and telephone lines.

“Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity of any kind or nature or any Governmental Authority.
“Personal Data” means (a) any information or data relating to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person, a household, or a particular computing system or device, including a natural person’s name, street address, telephone number, email address, facial geometry, financial account number, government-issued identifier, social security number or tax identification number, biometric identifier or biometric information, banking information relating to any natural person, or passport number, client or account identifier, or credit card number, cardholder data, authentication information, or any Internet protocol address or any other unique identifier, device or machine identifier, photograph, or account credentials; (b) any data regarding any activity of an individual online or with respect to any mobile device or other application; (c) any information defined as “personal data”, “personal information”, “personally identifiable information”, a “biometric identifier”, “biometric information”, “nonpublic personal information”, “individually identifiable health information”, a “consumer report”, or any similar term under any applicable Law, or defined or described by the Company as any such term in any Privacy Policy or Contract; and (d) any information reasonably capable of being associated, directly or indirectly, with any of the foregoing; provided however, that “Personal Data” shall not include publicly-available information solely to the extent such information does not constitute personal data or personal information under any applicable Privacy Requirements or Law.
“PPP Loan” means the loan in the principal amount of $7,129,000 received by the Company from JP Morgan Chase Bank, N.A. on April 15, 2020 pursuant to the Paycheck Protection Program administered by the Small Business Administration under Division A, Title I of the CARES Act.
“Pre-Closing Tax” means (a) any Tax imposed on the Company Group (or any member thereof) in respect of any Pre-Closing Tax Period, provided, the amounts in this clause (a): (i) shall include any Taxes arising under Section 965 of the Code, whether or not payable prior to the Closing and (ii) shall include in the Pre-Closing Tax Period any Taxes attributable to (y) any amount required to be included in the income of the Company Group under Section 951 or 951A of the Code to the extent such amount would be allocable to the Pre-Closing Tax Period if the taxable year of the relevant entity ended on the Closing Date and (z) any income attributable to deferred revenue, prepaid amounts received or accrued in, or a change in or improper use of a method of accounting under Section 481 of the Code (or any similar provision of applicable law) for, any Pre-Closing Tax Period (whether or not such income would actually have been includable in a Pre-Closing Tax Period); (b) any Tax of any Company Shareholder or any of his, her or its Affiliates for which any member of the Company Group, or any Indemnified Party is liable, whether by reason of any requirement to withhold or otherwise, and incurred in connection with the Merger or this Agreement; (c) any Tax for which the Company Group is held liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of the Company Group’s having been included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period; (d) any Tax of another Person for which the Company Group is held liable as a result of being a successor or transferee of such Person on or prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify, compensate or reimburse any such Person, by Contract or otherwise; (e) the Company Shareholders’ allocable share of any Transfer Taxes pursuant to Section 9.4; and (f) any Tax incurred as a result of the Contemplated Transactions, including the employer portion of any payroll or employment or withholding Taxes with respect to any payments arising as a result of the Contemplated Transactions. Pre-Closing Taxes shall not include any items included in Transaction Expenses or Transaction-Related Payments or any sales, state or property Taxes included in Working Capital.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.
“Privacy Policy” means each written external or internal, past or present policy of, or written statement or notice made by, the Company relating to: (a) the privacy of customers or users of any Company Offering; or (b) the collection, obtainment, storage, use, maintenance, transfer, transmission, disclosure, security, disposal, or other Processing of any Company Data.
“Privacy Requirements” means all applicable Laws, orders, Privacy Policies, Contracts, applicable self-regulatory obligations, applicable industry standards, applicable rules and requirements of payment networks and the PCI Security Standards Council (including the Payment Card Industry Data Security Standard, as applicable), self-regulatory requirements for online advertising, automated decision making, profiling, artificial intelligence, location tracking, requirements under the Fair Credit Reporting Act, the Gramm Leach Bliley Act and similar laws, the Telephone Consumer Protection Act and similar laws, and any notices to or consents from any provider or subject of any Company Data, in each case relating to (a) any use of or access to any Company Offering; (b) use and other Processing of Company Data for marketing, promotion, and text messaging, email, and other electronic messages and communications; (c) required notices or consents in connection with the installation or operation of any computer program or technology on any Person’s computer system or device; and (d) the collection, creation, compilation, derivation, obtainment, storage, use, maintenance, transfer, transmission, interception, disclosure, security, disposal, or other Processing of Company Data.
“Pro Rata Share” means, with respect to a particular Company Shareholder, the portion of the applicable Estimated Merger Consideration, Escrow Amount, payment or other amount distributable to such Company Shareholder as determined in accordance with the Closing Statement.
“Processing” means any operation or set of operations which is performed on data or on sets of data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Procurement Laws” means all Laws and related requirements that apply to a Government Contract, or that apply to activities relating to the seeking, obtaining and performing of a Government Contract, including activities such as proposal development and submission, negotiations, change orders, accounting, terminations, claims and audits.
“Product Data” means all data and information, including images, content, training data, and other data: (a) uploaded or otherwise provided by or for customers or users of any Company Offering (or any of their respective users) to, or stored by or for, the Company Group or any Company Offering in connection with the development, delivery, provision or operation of any Company Offerings; (b) collected, created, compiled, inferred, derived, or otherwise obtained by or for the Company Group or any Company Offering in connection with the development, delivery, provision or operation of any Company Offerings; (c) provided to the Company by any customer or user under an obligation of confidentiality; or (d) compiled, inferred, or derived by or for the Company from any of the foregoing.
“Purchaser Indemnified Party” means each of Purchaser and its Affiliates and its and their respective Representatives.

“R&W Insurance Policy” means that certain Purchaser-side Representations and Warranties Insurance Policy with policy number ET111-009-137 (as it may be amended, modified or otherwise supplemented from time to time), with a policy limit equal to $19,000,000 and a deductible (or “retention”) amount equal to $950,000.
“R&W Insurance Policy Binder” means that certain binder for the R&W Insurance Policy, including the complete form of policy, attached hereto as Exhibit N.
“R&W Insurance Policy Costs” means premium due under, all premium or similar Taxes payable with respect thereto, and all underwriting, due diligence fees and other amounts payable to the insurer with respect to, the R&W Insurance Policy. For the avoidance of doubt, R&W Insurance Policy Costs shall not include the cost of any deductible or retention under the R&W Insurance Policy or any amounts paid or payable to Purchaser’s, Merger Sub, or its Affiliates outside legal counsel or other outside advisors to obtain the R&W Insurance Policy.
“Registered Company Intellectual Property” means all Company Owned Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.
“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office, all equivalent foreign patent, trademark, copyright offices in any country or jurisdiction, or any other Governmental Authority that performs the functions of a patent, trademark or copyright office in any country or jurisdiction.
“Related Party” means (a) any Affiliate of the Company Group, or any director, officer, manager, general partner or managing member of such Affiliate; (b) any officer or director of the Company; (c) any Immediate Family member of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than five percent (5%) of the outstanding Company Securities.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) and other representatives.
“Restoration Cost” means the cost of restoring, repairing or replacing material asset or property damaged or destroyed by a Casualty Loss to a condition reasonably comparable to their prior condition, to the extent such costs are reasonably expected to accrue after the Closing as a result of such Casualty Loss (net of and after giving effect to any insurance proceeds actually received by any member of the Company Group and used for such restoration) plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Casualty Loss (such aggregate cost and amount of lost profits with respect to any material asset or property as determined by an independent qualified firm reasonably acceptable to Purchaser and the Shareholder Representative).

“Restricted Cash” the aggregate amount of all cash and cash equivalents of the Company Group held in the accounts set forth on the “Restricted Cash Accounts” schedule attached as Schedule 10.5 hereto.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 280G” means Section 280G of the Code and the Treasury Regulations thereunder.
“Securities Act” means the Securities Act of 1933, as amended.
“Selected Losses” means those Liabilities set forth on Schedule A attached hereto.
“Shareholder Approval” means the affirmative vote or consent of at least 80% of the total voting power of the outstanding shares of Company Capital Stock voting together as a single class.
“Shareholder Representative Claim Notice Requirements” means a Claim Notice delivered in accordance with Section 10.8 which is (i) sent to each of (A) Shareholder Representative and (B) Rick Dahlson and Pete Hyndman (unless Shareholder Representative specifically and affirmatively identifies replacement counsel in writing to Purchaser), and (ii) specifies either (A) that it relates to Known Litigation, or (B) specifies the amount which the Purchaser Indemnified Party believes to be in controversy. For the avoidance of doubt, any Claim Notice which does not contain an amount of actual or potential Losses, shall be treated as if the amount in controversy is for more than $250,000.
“Shareholder Representative Expense Fund” means an amount equal to $500,000, to be held by the Shareholder Representative Escrow Agent, which shall be used to pay for costs and expenses incurred by Shareholder Representative on behalf of the Company Shareholders pursuant to Section 8.12 or otherwise.
“Software” means any (i) computer program, including any API or SDK, software implementation of any algorithm, model or methodology, whether in source code, object or executable code, or other form, and (ii) the associated database.
“Stakeholder Claim” means any claim asserted by any current, former or alleged holder of Company Securities, including any holder of Dissenting Shares, or any Person who has any right or claim with respect to ownership of any Company Securities (whether against the Company Group, Purchaser, any Affiliate of the Company Group or Purchaser, or any officer, director, employee, agent or representative of any of the foregoing) (a) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Merger or any of the other Contemplated Transactions, (b) alleging any ownership of or interest in any Company Securities that is not specifically disclosed in the Closing Statement, (c) that is in any way inconsistent with, or that involves an allegation of facts inconsistent with, any of the representations and warranties in Section 2.4 or any of the information set forth in the Closing Statement, (d) relating to any rights of a securityholder of the Company Group, including any rights to Company Securities, anti-dilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Estimated Merger Consideration or the Final Merger Consideration or application thereof are incorrect, (e) relating to any rights under the Charter Documents, Equity-Related Agreements or applicable Law, (f) that such Person’s securities were wrongfully issued or repurchased by the Company Group or (g) relating to any actual or alleged breach of fiduciary duties.
“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity (whether or not incorporated) of which (a) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership); or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity or a majority of the profit interests in such entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Target Working Capital” means $42,270,172.
“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, sales, use, VAT, transfer, registration, ad valorem, franchise, profits, license, withholding, payroll, employment, social security (or similar), excise, utility, severance, stamp, occupation, premium, real or personal property, environmental, communications, escheat, unclaimed property, estimated or windfall profit tax, custom duty, unemployment, disability, national insurance tax, health tax or other tax or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not.
“Tax Law” means Law relating to any foreign, federal, state or local Tax(es).
“Tax Return” means any return, amended return, election declaration, report, claim for refund, information return or statement filed or required to be filed with any Governmental Authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means (a) all (i) works of authorship (including software, firmware, middleware, in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, models, reference designs, and documentation); (ii) inventions (whether or not patentable), designs, discoveries, and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets, and know-how; (iv) databases, data compilations and collections, and customer and technical data; (v) methods and processes and (vi) devices, hardware, components, prototypes, systems, designs, architectural plans, specifications and schematics (provided that the term Technology does not include Intellectual Property rights in such devices, hardware, components, prototypes, systems, designs, specifications and schematics); and (b) all tangible items constituting, disclosing or embodying any Intellectual Property, including all versions thereof and all technology from which such items were or are derived.
“Trade Secrets” means (a) all know-how, confidential, proprietary and non-public information, however documented and whether or not documented and (b) all trade secrets within the meaning of applicable Law. The term “Trade Secrets” includes concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints and customer and supplier lists and information, in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public, whether patentable or not and whether or not reduced to practice.

“Transaction Expenses” means, without duplication, to the extent unpaid as of immediately prior to the Closing, (a) all fees and expenses of the Company Group incurred, or to be incurred, or any fees or expenses of any other Person, including without limitation any Company Shareholder, for which the Company Group is responsible or liable, in each case, in connection with the preparation, execution, and consummation of the Contemplated Transactions, the Closing and the payment of the Final Merger Consideration when due, including without limitation any severance, change of control, sale bonus, transaction bonus, retention bonus, or other incentive benefits or compensation (each of the foregoing to the extent not implemented by Purchaser) that accelerates, accrues or becomes vested or payable by any member of the Company Group to current or former officers, directors, managers, independent contractors or Employees of any member of the Company Group in connection with or as a result of the consummation of the Contemplated Transactions; (b) the employer portion of any payroll, employment, withholding or similar Taxes payable in connection with any of the payments contemplated in clause (a) above to the extent not implemented by Purchaser; (c) all fees and disbursements payable to investment bankers, brokers, attorneys, accountants, and other professional advisors and service providers retained by the Company Group prior to Closing and in connection with the Contemplated Transactions, and which have not been paid before the Closing; (d) fifty percent (50%) of the R&W Insurance Policy Costs, (e) fifty percent (50%) of the costs for the Escrow Agent; (f) all fees and expenses owed to the Exchange Agent; and (g) the cost of the Tail Insurance Policies. For the avoidance of doubt, Transaction Expenses shall not include any Transaction-Related Payment.
“Transaction-Related Payment” means all amounts payable, either at or after Closing, by the Company to the Transaction-Related Payments Recipients as a result of, or related to, or arising from the consummation of the Contemplated Transactions, in each case pursuant to Company Employee Plans or Contracts in effect as of the Closing Date and in the amount listed on Section 4.2(c) of the Disclosure Schedules with respect to Grossup Recipients or Section 10.2 of the Disclosure Schedule with respect to other Transaction-Related Payments Recipients.
“Transaction-Related Payments Recipients” means the Persons listed on Section 4.2(c) of the Disclosure Schedules with respect to Grossup Recipients or Section 10.2 of the Disclosure Schedule with respect to other Transaction-Related Payment Recipients.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Used Coach Inventory” means the inventory of any used manufactured houses held by the Company.
“VAT” means any ad valorem, value added, goods and services or similar Tax.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state and local laws related to advance notice obligations for plant closings, relocations, mass layoffs and employment losses.
“Warrants” means outstanding warrants to purchase shares of Company Common Stock.
“Working Capital” means for the Company Group as of the Measurement Time, (a) the aggregate amount of current assets of the Company Group on a consolidated basis that are included in the line item categories of current assets specifically identified on the Form Working Capital Statement, minus (b) the aggregate amount of current liabilities of the Company Group that are included in the line item categories of current liabilities specifically identified on the Form Working Capital Statement, in each case determined in accordance with the Agreed Accounting Principles and the Form Working Capital Statement. For the avoidance of doubt, Working Capital shall not include (i) any item included in Closing Cash, Transaction Expenses or Transaction-Related Payments and (ii) any federal income tax assets or tax liabilities (whether current or deferred).

CROSS REFERENCE TABLE
Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section

Advisor Acknowledgements	Section 4.9
Agreed Accounting Principles	Section 1.4(a)
Agreement	Preamble
Agreement Date	Preamble
Anti-Money Laundering Laws	Section 2.24
Assigned Entity	Section 4.13
Automated Data Collection	Section 2.15(c)
Board Approval	Section 2.3(c)
Certificates of Merger	Section 1.1
Claim Notice	Section 8.4(a)
Closing	Section 1.8
Closing Adjustment	Section 1.7(a)
Closing Date	Section 1.8
Closing Common Stock Payments	Section 1.4(c)
Closing Statement	Section 1.4(a)
Company	Preamble
Company Advisor	Section 4.9
Company Advisor Expenses	Section 4.9
Company Board	Recital C
Company Closing Certificate	Section 6.2(d)
Company Owned Technology	Section 2.14(g)
Company Related Parties	Section 7.3(b)
Company Shareholder Obligation	Section 4.3(d)
Compensation Acknowledgement and Release Agreements	Section 6.2(x)
Controlling Party	Section 8.5(e)
Covered Advisor Expenses	Section 4.9
Covered Related Party	Section 4.3(d)
Delaware Certificate of Merger	Section 1.1
Designated Successor Shareholder Representative	Section 8.11(d)
Determination Date	Section 1.7(b)
DGCL	Recital A
Disputed Line Items	Section 1.7(b)
Dispute Notice	Section 8.4(b)
Distributed Cash	Section 4.14
Distributed Investments	Section 4.14
Effective Time	Section 1.1
Estimated Aggregate Transaction-Related Payments Amount	Section 1.4(a)

Estimated Cash	Section 1.4(a)
Estimated Working Capital	Section 1.4(a)
Estimated Indebtedness	Section 1.4(a)
Estimated Peg Account Balances	Section 1.4(a)
Estimated Transaction Expenses	Section 1.4(a)
Exchange Agent Agreement	Section 1.6(a)
Exclusions	Section 8.1(f)
FIRPTA Certificate	Section 6.2(t)
Governmental Permits	Section 2.16(b)
Gross Up Payment	Section 4.2(c)
Grossup Recipient	Section 4.2(c)
Indemnification Escrow Release Date	Section 8.7(b)
Indemnified Party	Section 8.4(a)
Information Statement	Section 4.2(a)
Initial Calculation	Section 1.7(a)
Initial Calculation Cure Period	Section 1.7(a)
Insurance Policies	Section 2.20
Key Employee Offer Letter	Recital E
Key Employee PIIAs	Recital E
Known Liabilities	Section 8.1(d)
Known Litigation Matters	Section 8.1(e)
Known Litigation Notice	Section 8.4(c)
Leased Real Property	Section 2.18(a)
Legal Counsel	Section 10.15(a)
Letter of Transmittal	Section 1.6(b)
Major Shareholder	Recital D
Merger	Recital A
Merger Sub	Preamble
Moamco Purchase Agreements	Section 1.9(a)(iii)
Modified Agreements	Section 4.3(c)
Non-Controlling Party	Section 8.5(e)
Notice of Disagreement	Section 1.7(b)
Ordinary Contract	Section 2.7(c)(i)
Parties	Preamble
Payoff Letters	Section 6.2(w)
Post-Closing Covenants	Section 8.3
Pre-Closing Covenants	Section 8.3
Pre-Closing Distribution	Section 4.14
Pre-Closing Inventory Calculation	Section 4.11
Purchaser	Preamble
Purchaser Closing Certificate	Section 6.3(d)
Real Property Lease	Section 2.18(a)
Regulatory Approvals	Section 9.7(b)
Regulatory Filings	Section 9.7(a)

Restricted Share Acknowledgment and Release Agreement	Recital F
Restricted Shareholder	Recital F
Restrictive Covenant Agreement	Recital D
Secretary’s Certificate	Section 6.2(r)
Security Incident	Section 2.15(g)
Settlement Accountant	Section 1.7(b)
Shortfall Amount	Section 1.7(e)
Significant Customer	Section 2.22(a)
Significant Supplier	Section 2.22(b)
Shareholder Rep Fee	Section 8.11(e)
Shareholder Representative	Preamble
Shareholder Representative Expenses	Section 8.11(e)
Shareholder Representative Expense Account	Section 8.11(e)
Shareholder Representative Expense Escrow Agent	Section 8.11(e)
Shareholder Representative Expense Escrow Agreement	Section 8.11(e)
Standard Company Warranty	Section 2.12(a)(xxi)
Surviving Corporation	Section 1.1
Tail Insurance Policies	Section 5.4(a)
Tax Claim	Section 9.3(a)
Tax Incentive	Section 2.7(c)(vi)
TBOC	Recital A
Terminated Agreements	Section 4.3(b)
Terminated Benefit Plan	Section 4.8(a)
Termination Date	Section 7.2(b)
Termination Fee	Section 7.3(b)
Texas Certificate of Merger	Section 1.1
THH	Annex A
Third-Party Claim	Section 8.5
Third-Party Claim Notice	Section 8.5(a)
Transaction Related Matters	Section 7.3(b)
Transfer Taxes	Section 9.4
Written Consent	Recital D
280G Gross Up Schedule	Section 4.2(c)

SCHEDULE 1D
MAJOR SHAREHOLDERS
1.Teeter Homestar Holdings, LP
2.Teeter Investments LTD
3.Finis Teeter
4.Dwayne Teeter

SCHEDULE 1F
RESTRICTED SHAREHOLDERS
1.[REDACTED]
2.[REDACTED]
3.[REDACTED]
4.[REDACTED]
5.[REDACTED]
6.[REDACTED]
7.[REDACTED]
8.[REDACTED]
9.[REDACTED]

SCHEDULE 1.4
CLOSING STATEMENT INFORMATION
(a)The following information and documents:
(a)with respect to each Company Shareholder and holder of Company Restricted Shares:
(i)the name, address of record, email addresses (if known), and phone number (if known);
(ii)whether such Company Shareholder has returned a Restrictive Covenant Agreement;
(iii)the number, class and series of shares of Company Capital Stock held by such Company Shareholder, and the date of such acquisition;
(iv)the aggregate Closing Common Stock Per Share Merger Consideration issuable to such Company Shareholder in respect of the shares of Company Capital Stock held by such Company Shareholder;
(v)whether any Taxes are required to be withheld from the consideration that such Company Shareholder is entitled to receive in respect of the shares of Company Capital Stock held by such Company Shareholder;
(vi)the amount of the consideration payable to such Company Shareholder in respect of his, her or its shares of Company Capital Stock that constitutes compensation income reportable on Form W-2;
(vii)with respect to each holder of shares of Company Capital Stock treated as a “covered security” under Treasury Regulations Section 1.6045-1(a)(15), the cost basis and date of acquisition of such shares or securities.
(b)with respect to each Company Indemnifying Party, such Person’s Pro Rata Share;
(c)a statement showing:
(i)the amounts to be delivered by Purchaser to the appropriate recipient:
(A)pursuant to Section 1.5(h) with respect to Closing Indebtedness;
(B)pursuant to Section 1.5(f) with respect to Transaction Expenses;
(C)pursuant to Section 1.5(g) with respect to Transaction-Related Payments;
(ii)(A) whether any Taxes are required to be withheld from any such payment (including backup withholding), and (B) whether any information reporting is required in connection with such payment and if so, the forms necessary to make such reporting; and
(iii)wire transfer instructions for each payment referred to in this clause (c).

SCHEDULE 10.1A
FORM MERGER CONSIDERATION CALCULATION STATEMENT
(see attached)

SCHEDULE 10.1B
FORM INDEBTEDNESS CALCULATION STATEMENT
(see attached)

SCHEDULE 10.1C
FORM TRANSACTION -RELATED PAYMENT STATEMENT
(see attached)

SCHEDULE 10.1D
FORM TRANSACTION EXPENSES STATEMENT
(see attached)

SCHEDULE 10.1E
FORM WORKING CAPITAL STATEMENT
(see attached)

SCHEDULE 10.1F
FORM PEG ACCOUNT BALANCES STATEMENT
(see attached)

SCHEDULE 10.5
RESTRICTED CASH ACCOUNTS
(see attached)

SCHEDULE A
SELECTED LOSSES
Any Liability for any Pre-Closing Tax arising out of or resulting from the disallowance of net operating losses (including net operating loss carryforwards) claimed on the Company’s Tax Returns for the 2022 fiscal year and utilized to offset Taxes otherwise payable for such period.

EXHIBIT A
FORM CONSENT, RESTRICTIVE COVENANT AND RELEASE AGREEMENT
(see attached)

EXHIBIT B
FORM WRITTEN CONSENT
(see attached)

EXHIBIT C
FORM KEY EMPLOYEE PIIA
(see attached)

EXHIBIT D
FORM KEY EMPLOYEE OFFER LETTER
(see attached)

EXHIBIT E
FORM RESTRICTED SHARE ACKNOWLEDGEMENT AND RELEASE AGREEMENT
(see attached)

EXHIBIT F-1
FORM COMPENSATION ACKNOWLEDGMENT AND RELEASE AGREEMENT (TRANSACTION-RELATED PAYMENT RECIPIENTS)
(see attached)

EXHIBIT F-2
FORM COMPENSATION ACKNOWLEDGMENT AND RELEASE AGREEMENT (GROSSUP RECIPIENTS)
(see attached)

EXHIBIT G
FORM TEXAS CERTIFICATE OF MERGER
(see attached)

EXHIBIT H
FORM DELAWARE CERTIFICATE OF MERGER
(see attached)

EXHIBIT I
FORM EXCHANGE AGENT AGREEMENT
(see attached)

EXHIBIT J
FORM LETTER OF TRANSMITTAL
(see attached)

EXHIBIT K
FORM FIRPTA CERTIFICATE
(see attached)

EXHIBIT L
DISCLOSURE SCHEDULE
(see attached)

EXHIBIT M
FORM OF ESCROW AGREEMENT
(see attached)

EXHIBIT N
R&W INSURANCE POLICY BINDER
(see attached)

EXHIBIT O
FORM OF MOAMCO PURCHASE AGREEMENT
(see attached)